Exhibit 10.5

[Execution Version]

CREDIT AGREEMENT

Dated as of April 12, 2006

among

FESTIVAL FUN PARKS, LLC,

as Borrower Representative,

THE BORROWERS SIGNATORY HERETO,

THE OTHER CREDIT PARTIES SIGNATORY HERETO,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Agent and Lender

GE CAPITAL MARKETS, INC.,

as Lead Arranger

i

	3.24.	Use of Proceeds	26
	3.25.	Patriot Act	26
	3.26.	OFAC	26

4.	FINANCIAL STATEMENTS AND INFORMATION		27

	4.1.	Reports and Notices	27
	4.2.	Communication with Accountants	27

5.	AFFIRMATIVE COVENANTS		27

	5.1.	Maintenance of Existence and Conduct of Business	27
	5.2.	Payment of Charges	28
	5.3.	Books and Records; Inspection of Property; Lender Meeting	28
	5.4.	Insurance; Damage to or Destruction of Collateral	28
	5.5.	Compliance with Laws	29
	5.6.	Supplemental Disclosure	29
	5.7.	Intellectual Property	30
	5.8.	Environmental Matters	30
	5.9.	Landlords’ Agreements; Mortgagee Agreements, Etc.	30
	5.10.	Certain Post-Closing Obligations	31
	5.12.	Further Assurances	33

6.	NEGATIVE COVENANTS		33

	6.1.	Mergers, Subsidiaries, Etc.	33
	6.2.	Investments; Loans and Advances	36
	6.3.	Indebtedness	37
	6.4.	Affiliate Transactions and Employee Loans	38
	6.5.	Capital Structure and Business	39
	6.6.	Guaranteed Indebtedness	39
	6.7.	Liens	39
	6.8.	Sale of Stock and Assets	40
	6.9.	ERISA	40
	6.10.	Financial Covenants	40
	6.11.	Hazardous Materials	40
	6.12.	Sale-Leasebacks	40
	6.13.	Restricted Payments	41
	6.14.	Change of Corporate Name or Location	41
	6.15.	Fiscal Year	42
	6.16.	No Impairment of Intercompany Transfers or Distributions	42
	6.17.	Real Estate Purchases	42
	6.18.	Changes Relating to Senior Unsecured Notes; Material Contracts	42
	6.19.	Holdings and Palace Finance Covenant	43

7.	TERM		44

	7.1.	Termination	44
	7.2.	Survival of Obligations Upon Termination of Financing Arrangements	44

8.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES		44

	8.1.	Events of Default	44
	8.2.	Remedies	46
	8.3.	Waivers by Credit Parties	46

9.	ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT		46

	9.1.	Assignment and Participations	46
	9.2.	Appointment of Agent	49
	9.3.	Agent’s Reliance, Etc.	49
	9.4.	GE Capital and Affiliates	50
	9.5.	Lender Credit Decision	50
	9.6.	Indemnification	50
	9.7.	Successor Agent	50
	9.8.	Setoff and Sharing of Payments	51
	9.9.	Advances; Payments; Non-Funding Lenders; Information; Actions in Concert	51

10.	SUCCESSORS AND ASSIGNS		54

	10.1.	Successors and Assigns	54

11.	MISCELLANEOUS		54

	11.1.	Complete Agreement; Modification of Agreement	54
	11.2.	Amendments and Waivers	54
	11.3.	Fees and Expenses	55
	11.4.	No Waiver	56
	11.5.	Remedies	57
	11.6.	Severability	57
	11.7.	Conflict of Terms	57
	11.8.	Confidentiality	57
	11.9.	GOVERNING LAW	57
	11.10.	Notices	58
	11.11.	Section Titles	59
	11.12.	Counterparts	59
	11.13.	WAIVER OF JURY TRIAL	59
	11.14.	Press Releases and Related Matters	59
	11.15.	Reinstatement	60
	11.16.	Advice of Counsel	60
	11.17.	No Strict Construction	60

12.	CROSS-GUARANTY		61

	12.1.	Cross-Guaranty	61

INDEX OF APPENDICES

Annex A (Recitals)	-	Definitions
Annex B (Section 1.2)	-	Letters of Credit
Annex C (Section 1.6)	-	Cash Management System
Annex D (Section 2.1(a))	-	Closing Checklist
Annex E (Section 4.1(a))	-	Financial Statements and Projections -- Reporting
Annex F (Section 6.10)	-	Financial Covenants
Annex G (Section 4.1(b))	-	Collateral Reports
Annex H (Section 9.9(a))	-	Lenders’ Wire Transfer Information
Annex I (Section 11.10)	-	Notice Addresses
Annex J (from Annex A-
Commitments definition)	-	Commitments as of Closing Date

Exhibit 1.1(a)(i)	-	Form of Notice of Revolving Credit Advance
Exhibit 1.1(a)(ii)	-	Form of Revolving Note
Exhibit 1.1(b)(ii)	-	Form of Swing Line Note
Exhibit 1.5(e)	-	Form of Notice of Conversion/Continuation
Exhibit 9.1(a)	-	Form of Assignment Agreement
Exhibit B-1	-	Application for Standby Letter of Credit
Exhibit B-2	-	Master Agreement for Standby Letter of Credit
Exhibit B-3	-	Application for Documentary Letter of Credit
Exhibit B-4	-	Master Agreement for Documentary Letter of Credit
Exhibit C	-	Cyberbank Agreement
Schedule 1.1	-	Agent’s Representatives
Disclosure Schedule 1.4	-	Sources and Uses
Disclosure Schedule 3.1	-	Type of Entity; State of Organization
Disclosure Schedule 3.2	-	Executive Offices, Collateral Locations, FEIN
Disclosure Schedule 3.4(a)	-	Financial Statements
Disclosure Schedule 3.4(b)	-	Pro Forma
Disclosure Schedule 3.4(c)	-	Projections
Disclosure Schedule 3.6	-	Real Estate, Leases and Parks
Disclosure Schedule 3.7	-	Labor Matters
Disclosure Schedule 3.8	-	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Disclosure Schedule 3.11	-	Tax Matters
Disclosure Schedule 3.12	-	ERISA Plans
Disclosure Schedule 3.13	-	Litigation
Disclosure Schedule 3.14	-	Brokers
Disclosure Schedule 3.15	-	Intellectual Property
Disclosure Schedule 3.16	-	Hazardous Materials
Disclosure Schedule 3.18	-	Insurance
Disclosure Schedule 5.1	-	Trade Names
Disclosure Schedule 5.10	-	First Tier Parks
Disclosure Schedule 6.3	-	Indebtedness
Disclosure Schedule 6.4(a)	-	Transactions with Affiliates
Disclosure Schedule 6.7	-	Existing Liens

This CREDIT AGREEMENT (this “Agreement”) dated as of April 12, 2006, among PALACE ENTERTAINMENT HOLDINGS, INC., a Delaware corporation (“Holdings”), FESTIVAL FUN PARKS, LLC, a Delaware limited liability company (“Festival”), SPLISH SPLASH AT ADVENTURELAND, INC., a New York corporation (“Splish Splash”), FAMILY FUN CENTER HOLDINGS, LLC, a Delaware limited liability company (“Family Fun Center”), SMARTPARKS — SAN JOSE, INC., a Delaware corporation (“Smartparks San Jose”), SMARTPARKS — RIVERSIDE, INC., a Delaware corporation (“Smartparks Riverside”), SMARTPARKS — SAN DIMAS, INC., a Delaware corporation (“Smartparks San Dimas”), RAGING WATERS GROUP, INC., a California corporation (“Raging Waters”), SMARTPARKS — CAROLINA, INC., a Delaware corporation (“Smartparks Carolina”), SMARTPARKS — FLORIDA, INC., a Delaware corporation (“Smartparks Florida”), SMARTPARKS — SILVER SPRINGS, INC., a Delaware corporation (“Smartparks Silver Springs”), PALACE MANAGEMENT COMPANY, LLC, a Delaware limited liability company (“Palace Management”) (Festival, Splish Splash, Family Fun Center, Smartparks San Jose, Smartparks Riverside, Smartparks San Dimas, Raging Waters, Smartparks Carolina, Smartparks Florida, Smartparks Silver Springs and Palace Management are sometimes referred to herein collectively as the “Borrowers” and individually as a “Borrower”), the other Credit Parties signatory hereto, GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GE Capital”), for itself, as Lender, and as Agent for Lenders, and the other Lenders signatory hereto from time to time.

RECITALS

WHEREAS, Borrowers have requested that Lenders extend a revolving credit facility to Borrowers of up to $40,000,000 to provide (a) working capital financing for Borrowers and their Subsidiaries, (b) funds for other general corporate purposes (including to provide financing for Permitted Acquisitions) of Borrowers and their Subsidiaries, (c) to issue back-up Letters of Credit in connection with the termination of Prior Lender Obligations, (d) to fund purchase price adjustments or working capital adjustments, in each case to the extent required under the Acquisition Agreement, (e) to fund up to $12,000,000 in the aggregate in fees, commissions and expenses incurred in connection with the Related Transactions, and (f) funds for other purposes expressly permitted hereunder; and for these purposes, Lenders are willing to make certain loans and other extensions of credit to Borrowers of up to such amount upon the terms and conditions set forth herein; and

WHEREAS, Borrowers have agreed to secure all of their obligations under the Loan Documents by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon all or substantially all of their existing and after-acquired personal and real property; and

WHEREAS, Holdings and each of the other Credit Parties (other than the Borrowers) is willing to guarantee all of the obligations of Borrowers to Agent and Lenders under the Loan Documents and to pledge to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon all or substantially all of their respective existing and after-acquired personal and real property to secure such guarantee; and

WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern.  All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement.  These Recitals shall be construed as part of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.                                       AMOUNT AND TERMS OF CREDIT

1.1.          Credit Facilities.

(a)           Revolving Credit Facility.

(i)            Subject to the terms and conditions hereof, each Lender agrees to make available to Borrowers from time to time until the Commitment Termination Date its Pro Rata Share of advances (each, a “Revolving Credit Advance”).  The Pro Rata Share of the Revolving Loan of any Lender shall not at any time exceed its separate Revolving Loan Commitment.  The obligations of each Lender hereunder shall be several and not joint.  Until the Commitment Termination Date, Borrowers may from time to time borrow, repay and reborrow under this Section 1.1; provided that, the aggregate principal amount of all Revolving Credit Advances at any time shall not exceed the Maximum Amount less the aggregate principal balance of the Swing Line Loan and the Letter of Credit Obligations at such time.  Each Revolving Credit Advance shall be made on notice by Borrower Representative on behalf of the applicable Borrower to one of the representatives of Agent identified in Schedule 1.1 at the address specified therein.  Any such notice must be given no later than (1) 1:00 p.m. (New York time) on the Business Day which is one (1) Business Day prior to the date of the proposed Revolving Credit Advance, in the case of an Index Rate Loan, or (2) 1:00 p.m. (New York time) on the date which is three (3) Business Days prior to the proposed Revolving Credit Advance, in the case of a LIBOR Loan.  Each such notice (a “Notice of Revolving Credit Advance”) must be given in writing (which may be by telecopy) substantially in the form of Exhibit 1.1(a)(i), and shall include the information required in such Exhibit. If any Borrower desires to have the Revolving Credit Advances bear interest by reference to a LIBOR Rate, Borrower Representative must comply with Section 1.5(e).

(ii)           Each Borrower shall execute and deliver to each Lender a note to evidence the Revolving Loan Commitment of that Lender.  Each note shall be in the principal amount of the Revolving Loan Commitment of the applicable Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(a)(ii)  (each a “Revolving Note” and, collectively, the “Revolving Notes”).  Each Revolving Note shall represent the obligation of the applicable Borrower to pay the amount of such Lender’s Revolving Loan Commitment or, if less, such Lender’s Pro Rata Share of the aggregate unpaid principal amount of all Revolving Credit Advances to such Borrower together with interest thereon as prescribed in Section 1.5.  The entire unpaid balance of the Revolving Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

(iii)          Borrowers may at any time or from time to time after the Closing Date, and prior to the Commitment Termination Date, with the consent of the Requisite Lenders, request one or more increases in the amount of the Revolving Loan Commitments (each such increase, a “Revolving Commitment Increase”), provided that (A) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist, (B) Borrower shall be in compliance with each of the Financial Covenants determined on a pro forma trailing twelve month basis as of the date of any such Revolving Commitment Increase and the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 4.1, as if such Revolving Commitment Increase had been outstanding on the last day of such Fiscal Quarter of such Borrower for testing compliance therewith, (C) the aggregate principal amount of all Revolving Commitment Increases shall not at any time exceed $30,000,000, (D) the stated maturity date of the Revolving Credit Advances made pursuant to any such Revolving Commitment Increase shall be a date not prior to the Stated Maturity Date, (E) the Revolving Credit Advances and other Obligations in respect of any such Revolving Commitment Increase shall rank pari passu in right of payment and of security with the Loans and other Obligations, (F) the Applicable Margins in respect of the Revolving Credit Advances made pursuant to any such Revolving Commitment Increase shall be no more than 50 basis points higher than the comparably respective applicable margins on any Loans prior to such Revolving Commitment Increase, (G) the proceeds of the Revolving Credit Advances made pursuant to any such Revolving Commitment Increase shall be used solely to finance acquisitions which are approved by the Requisite Lenders in their sole discretion, and (H) to the extent any Senior Unsecured Notes remain outstanding or the Senior Unsecured Note Indenture has not been terminated, the Revolving Credit Advances made pursuant to any such Revolving Commitment Increase must be permitted to be incurred under the Senior Unsecured Note Indenture, and Borrower Representative shall have furnished to Agent a certificate in form and substance reasonably satisfactory to Agent certifying and providing reasonable detail of the calculations demonstrating that the incurrence of Indebtedness in connection with the making of any such Revolving Credit Advances is permitted under the Senior Unsecured Note Indenture.   Each request from Borrower Representative pursuant to this Section 1.1(a)(iii) shall set forth the requested amount and proposed terms of each Revolving Commitment Increase.  Revolving Commitment Increases may be provided by any existing Lender (and each existing Lender will have the right, but shall be under no obligation, to provide a portion of any Revolving Commitment Increase on terms permitted in this Section 1.1(a)(iii)) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that in the case of any Additional Lender that is not an existing Lender, Agent shall have consented to such Additional Lender’s providing such Revolving Commitment Increases (such consent not to be unreasonably withheld or delayed) and such Additional Lender shall meet all of the requirements under Section 10.1 for an assignment of Loans or Revolving Loan Commitments, assuming for purposes thereof that such Additional Lender was an assignee Lender hereunder.  Commitments in respect of Revolving Commitment Increases shall become Revolving Loan Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Lender, an increase in such Lender’s applicable Revolving Loan Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Borrowers and each other Credit Party hereto, each Lender agreeing to provide such Revolving Loan Commitment, if any, each Additional Lender, if any, and Agent.  The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 2.2 and such other conditions as the parties thereto shall agree.  No Lender shall be obligated to provide any Revolving Commitment Increases unless it so agrees.  Upon each increase in the Revolving Loan Commitments pursuant to this Section 1.1(a)(iii), (a) each Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Line Loans held by each Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Loan Commitments of all Lenders represented by such Lender’s Revolving Loan Commitment and (b) if, on the date of such increase, there are any Revolving Credit Advances outstanding, such Revolving Credit Advances shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Credit Advances made hereunder (reflecting such increase in Revolving Loan Commitments) if such repayment is deemed advisable in the judgment of the Agent in order to properly reflect the Revolving Loan Commitments of each Lender after giving effect to such Revolving Commitment Increase, which prepayment shall be accompanied by accrued interest on the Revolving Credit Advances being prepaid and any costs incurred by any Lender in accordance with Section 1.11(b).

(b)           Swing Line Facility.

(i)            Agent shall notify the Swing Line Lender upon Agent’s receipt of any Notice of Revolving Credit Advance.  Subject to the terms and conditions hereof, the Swing Line Lender may, in its discretion, make available from time to time until the Commitment Termination Date advances (each, a “Swing Line Advance”) in accordance with any such notice.  The provisions of this Section 1.1(b) shall not relieve Lenders of their obligations to make Revolving Credit Advances under Section 1.1(a); provided that if the Swing Line Lender makes a Swing Line Advance pursuant to any such notice, such Swing Line Advance shall be in lieu of any Revolving Credit Advance that otherwise may be made by Revolving Credit Lenders pursuant to such notice.  The aggregate amount of Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the Swing Line Commitment and (B) the Maximum Amount, less the outstanding balance of the Revolving Loan at such time (“Swing Line Availability”).  Until the Commitment Termination Date, Borrowers may from time to time borrow, repay and reborrow under this Section 1.1(b).  Each Swing Line Advance shall be made pursuant to a Notice of Revolving Credit advance delivered by Borrower Representative on behalf of the applicable Borrower to Agent in accordance with Section 1.1(a).  Any such notice must be given no later than 1:00 p.m. (New York time) on the Business Day of the proposed Swing Line Advance.  Unless the Swing Line Lender has received at least one Business Day’s prior written notice from Requisite Lenders instructing it not to make a Swing Line Advance, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Sections 2.2, be entitled to fund that Swing Line Advance, and to have such Lender make Revolving Credit Advances in accordance with Section 1.1(b)(iii) or purchase participating interests in accordance with Section 1.1(b)(iv).  Notwithstanding any other provision of this Agreement or the other Loan Documents, the Swing Line Loan shall constitute an Index Rate Loan.  Borrowers shall repay the aggregate outstanding principal amount of the Swing Line Loan upon demand therefor by Agent.

(ii)           Each Borrower shall execute and deliver to the Swing Line Lender a promissory note to evidence the Swing Line Commitment.  Each note shall be in the principal amount of the Swing Line Commitment of the Swing Line Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(b)(ii) (each a “Swing Line Note” and collectively, the “Swing Line Note”).  Each Swing Line Note shall represent the obligation of such Borrower to pay the amount of the Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Swing Line Advances made to such Borrower together with interest thereon as prescribed in Section 1.5.  The entire unpaid balance of the Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.

(iii)          The Swing Line Lender, at any time and from time to time no less frequently than once weekly, shall on behalf of any Borrower (and each Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Lender (including the Swing Line Lender) to make a Revolving Credit Advance to each Borrower (which shall be an Index Rate Loan) in an amount equal to that Lender’s Pro Rata Share of the principal amount of the applicable Borrower’s Swing Line Loan (the “Refunded Swing Line Loan”) outstanding on the date such notice is given.  Unless any of the events described in Sections 8.1(h) or 8.1(i) has occurred (in which event the procedures of Section 1.1(b)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied, each Lender shall disburse directly to Agent, its Pro Rata Share of a Revolving Credit Advance on behalf of the Swing Line Lender, prior to 3:00 p.m. (New York time), in immediately available funds on the Business Day next succeeding the date that notice is given.  The proceeds of those Revolving Credit Advances shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan of the applicable Borrower.

(iv)          If, prior to refunding a Swing Line Loan with a Revolving Credit Advance pursuant to Section 1.1(b)(iii), one of the events described in Sections 8.1(h) or 8.1(i) has occurred, then, subject to the provisions of Section 1.1(b)(v) below, each Lender shall, on the date such Revolving Credit Advance was to have been made for the benefit of the applicable Borrower, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan to such Borrower in an amount equal to its Pro Rata Share of such Swing Line Loan.  Upon request, each Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

(v)           Each Lender’s obligation to make Revolving Credit Advances in accordance with Section 1.1(b)(iii) and to purchase participation interests in accordance with Section 1.1(b)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If any Lender does not make available to Agent or the Swing Line Lender, as applicable,  the amount required pursuant to Sections 1.1(b)(iii) or 1.1(b)(iv), as the case may be, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Index Rate thereafter.

(c)           Reliance on Notices; Appointment of Borrower Representative.  Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance, Notice of Conversion/Continuation or similar notice believed by Agent to be genuine.  Agent may assume that any Authorized Officer of Borrower Representative (for which Agent has received from Borrower Representative a secretarial incumbency certificate, in form and substance reasonably satisfactory to Agent, certifying as to the incumbency of such officer) executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary.  Each Borrower hereby designates Festival as its representative and agent on its behalf for the purposes of issuing Notices of Revolving Credit Advances and Notices of Conversion/Continuation, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents.  Borrower Representative hereby accepts such appointment.  Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to Borrower Representative on behalf of such Borrower or Borrowers.  Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

1.2.          Letters of Credit.  Subject to and in accordance with the terms and conditions contained herein and in Annex B, Borrower Representative, on behalf of the applicable Borrower, shall have the right to request, and Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of Borrowers.

1.3.          Prepayments

(a)           Voluntary Prepayments; Reductions in Revolving Loan Commitments. Borrowers may at any time on at least five (5) days’ prior written notice by Borrower Representative to Agent (i) voluntarily prepay all or any part of the Loans and/or (ii) permanently reduce (but not terminate) the Revolving Loan Commitment; provided that (A) any such prepayments or reductions shall be in a minimum amount of $500,000 and integral multiples of $100,000 in excess of such amount, (B) the Revolving Loan Commitment shall not be reduced to an amount less than $1,000,000, and (C) after giving effect to such reductions, Borrowers shall comply with Section 1.3(b)(i).  In addition, Borrowers may at any time on at least ten (10) days’ prior written notice by Borrower Representative to Agent terminate the Revolving Loan Commitment, provided that upon such termination all Loans and other Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Annex B hereto.  Any reduction or termination of the Revolving Loan Commitment must be accompanied by payment of any LIBOR funding breakage costs in accordance with Section 1.11(b).  Upon any such reduction or termination of the Revolving Loan Commitment, Borrowers’ right to request Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf, or request Swing Line Advances, shall simultaneously be permanently reduced or terminated, as the case may be; provided that a permanent reduction of the Revolving Loan Commitment shall not require a corresponding pro rata reduction in the L/C Sublimit or the Swing Line Commitment.  Each notice of partial prepayment shall designate the Loans or other Obligations to which such prepayment is to be applied.

(b)           Mandatory Prepayments.

(i)            If at any time the outstanding balances of the Revolving Loan and the Swing Line Loan exceed the Maximum Amount, Borrowers shall immediately repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such excess.  If any such excess remains after repayment in full of the aggregate outstanding Revolving Credit Advances, Borrowers shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Annex B to the extent required to eliminate such excess.

(ii)           Immediately upon receipt by any Credit Party of any working capital, earnings, balance sheet or similar adjustment or purchase price reduction payment under the Acquisition Agreement, or cash proceeds of any asset disposition or Recovery Event, Borrowers shall prepay the Loans in an amount equal to all such adjustments, payments or proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction or adjustment and payable by Borrowers in connection therewith (in each case, paid to non-Affiliates, except in case of any such payments to Affiliates that are not otherwise prohibited hereunder and satisfy all of the requirements of Section 6.5), (B) transfer taxes, (C) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith.  Any such prepayment shall be applied in accordance with Section 1.3(c).  The following shall not be subject to mandatory prepayment under this clause (ii):  (1) proceeds of sales of Inventory in the ordinary course of business; (2) asset disposition and Recovery Event proceeds of less than $500,000 in the aggregate in any Fiscal Year and (3) asset disposition and Recovery Event proceeds that Borrowers have committed (pursuant to a written notice delivered by Borrower Representative to Agent, such notice referred to herein as a “Reinvestment Notice”)) to reinvest within one year of the receipt thereof and in fact are reinvested in Equipment, Fixtures or Real Estate used in the business of Borrowers within eighteen months of the receipt of such proceeds as specified in the applicable Reinvestment Notice; provided that Borrower Representative notifies Agent of Borrowers’ intent to reinvest within thirty (30) days of the time such proceeds are received and within thirty (30) days of the time such reinvestment occurs; provided, further that in the case of proceeds of type described in the immediately preceding clause (3) of this Section 1.3(b)(ii), Borrowers shall on the date of receipt of such proceed apply all such proceeds received from such Recovery Event or asset disposition to the repayment of the principal amount of all outstanding Loans, together with any accrued and unpaid interest thereon (with no commitment reductions in connection with such prepayment) until such time as such proceeds are reinvested as permitted above under this Agreement.

(iii)          If any Credit Party incurs Indebtedness (excluding the Senior Unsecured Notes and other Indebtedness incurred in accordance with Section 6.3), no later than the Business Day following the date of receipt of the proceeds thereof, Borrowers shall prepay the Loans (and cash collateralize Letter of Credit Obligations in the manner set forth in Annex B) in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates, except in case of any such payments to Affiliates that are not otherwise prohibited hereunder and satisfy all of the requirements of Section 6.4(a) in connection therewith.  Any such prepayment shall be applied in accordance with Section 1.3(c).

(c)           Application of Certain Mandatory Prepayments.  Any prepayments made by any Borrower pursuant to Sections 1.3(b)(ii) or (b)(iii) above shall be applied as follows: first, to Fees and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Swing Line Loan; third, to the principal balance of the Swing Line Loan until the same has been repaid in full; fourth, to interest then due and payable on the Revolving Credit Advances and the Letter of Credit Obligations; fifth, to the outstanding principal balance of Revolving Credit Advances until the same has been paid in full; and sixth, to any Letter of Credit Obligations, including to provide cash collateral therefor in the manner set forth in Annex B, until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth in Annex B.  Neither the Revolving Loan Commitment nor the Swing Line Commitment shall be permanently reduced by the amount of any such prepayments, except to the extent such commitment reduction is required under paragraph (b) of the definition of Permitted Prepayments of Senior Unsecured Debt.

(d)           No Implied Consent.  Nothing in this Section 1.3 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

1.4.          Use of Proceeds.  Borrowers shall utilize the proceeds of the Loans solely for (a) working capital financing for Borrowers and their Subsidiaries, (b) funds for other general corporate purposes (including to provide financing for Permitted Acquisitions) of Borrowers and their Subsidiaries, (c) to issue back-up L/Cs in connection with termination of Prior Lender Obligations, (d) to fund purchase price adjustments or working capital adjustments, in each case to the extent required under the Acquisition Agreement, (e) to fund up to $12,000,000 in the aggregate in fees, commissions and expenses incurred in connection with the Related Transactions, and (f) funds for other purposes expressly permitted hereunder; and for these purposes, Lenders are willing to make certain loans and other extensions of credit to Borrowers of up to such amount upon the terms and conditions set forth herein.   Disclosure Schedule (1.4) contains a description of Borrower’s sources and uses of funds as of the Closing Date, including Loans and Letter of Credit Obligations to be made or incurred on that date and any Loans made to pay any transaction fees and expenses relating to any of the Related Transactions, to repay any of the Prior Lender Obligations or for payment of any of the purchase price adjustments under the Acquisition Agreement, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

1.5.          Interest and Applicable Margins.

(a)           Borrowers shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates:  (i) with respect to the Revolving Credit Advances, the Index Rate plus the Applicable Revolver Index Margin per annum or, at the election of Borrower Representative, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum; and (ii) with respect to the Swing Line Loan, the Index Rate plus the Applicable Revolver Index Margin per annum.

As of the Closing Date, the Applicable Margins are as follows:

Applicable Revolver Index Margin	1.75%

Applicable Revolver LIBOR Margin	2.75%

Applicable L/C Margin	2.75%

Applicable Unused Line Fee Margin	.50%

The Applicable Margins may be adjusted by reference to the following grids:

If Leverage Ratio is:	Level of Applicable Margins:
Less than 3.25 to 1.00	Level I
Greater than or equal to 3.25 to 1.00, but less than 4.00 to 1.00	Level II
Greater than or equal to 4.00 to 1.00, but less than 4.75 to 1.00	Level III
Greater than or equal to 4.75 to 1.00	Level IV

	Applicable Margins
	Level I	Level II	Level III	Level IV
Applicable Revolver Index Margin	1.00%	1.25%	1.50%	1.75%
Applicable Revolver LIBOR Margin	2.00%	2.25%	2.50%	2.75%
Applicable L/C Margin	2.00%	2.25%	2.50%	2.75%
Applicable Unused Line Fee Margin	0.50%	0.50%	0.50%	0.50%

Adjustments in the Applicable Margins commencing with the Fiscal Quarter ending September 30, 2006, shall be implemented quarterly on a prospective basis, for each calendar month commencing at least five (5) days after the date of delivery to Lenders of the quarterly unaudited or annual audited (as applicable) Financial Statements evidencing the need for an adjustment.  Concurrently with the delivery of those Financial Statements, Borrower Representative shall deliver to Agent and Lenders a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins.  Failure to timely deliver such Financial Statements shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of those Financial Statements demonstrating that such an increase is not required.  If an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Event of Default is waived or cured.

(b)           If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c)           All computations of interest on Index Rate Loans shall be made by Agent on the basis of the actual number of days elapsed in a year of 365/366 days.  All computations of Fees calculated on a per annum basis and interest on LIBOR Loans shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable.  The Index Rate is a floating rate determined for each day.  Each determination by Agent of interest rates and Fees hereunder shall, absent manifest error, be presumptive evidence of the correctness of such rates and Fees.

(d)           So long as any Event of Default has occurred and is continuing under Section 8.1(a), the interest rates applicable to the overdue Loans and the Letter of Credit Fees shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fees otherwise applicable hereunder (the “Default Rate”), and all outstanding overdue Obligations shall bear interest at the Default Rate applicable to such Obligations.  Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand.

(e)           Borrower Representative shall have the option to (i) subject to the conditions precedent set forth in Section 2.2, request that any Revolving Credit Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans (other than the Swing Line Loan) from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan upon payment of an administrative fee of $250 and subject to payment of LIBOR breakage costs in accordance with Section 1.13(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan (other than the Swing Line Loan) as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued; provided, however, that if a Event of Default exists Borrowers may not convert any Index Rate Loan to a LIBOR Loan or continue any LIBOR Loan as a LIBOR Loan.  Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $500,000 and integral multiples of $100,000 in excess of such amount.  Any such election must be made by 1:00 p.m. (New York time) on the third Business Day prior to (1) the date of any proposed Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower Representative wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower Representative in such election.  If no election is received with respect to a LIBOR Loan by

11:00 a.m. (New York time) on the third Business Day prior to the end of the LIBOR Period with respect thereto (or if a Default or an Event of Default has occurred and is continuing or the additional conditions precedent set forth in Section 2.2 shall not have been satisfied), that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period.  Borrower Representative must make such election by notice to Agent in writing (which may be by telecopy).  In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.5(e).

(f)            Notwithstanding anything to the contrary set forth in this Section 1.4, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.  In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.

1.6.          Cash Management Systems.  On or prior to the Closing Date, Borrowers will establish and will maintain until the Termination Date, the cash management systems described in Annex C (the “Cash Management Systems”).

1.7.          Fees.

(a)           Borrowers shall pay to GE Capital, individually, the Fees specified in the GE Capital Fee Letter.

(b)           As additional compensation for the Lenders, Borrowers shall pay to Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee for Borrowers’ non-use of available funds in an amount equal to the Applicable Unused Line Fee Margin per annum (calculated on the basis of a 360-day year for actual days elapsed) multiplied by the difference between (x) the Maximum Amount (as it may be reduced from time to time) and (y) the average for the period of the sum of the daily closing balances of the aggregate Revolving Loan and the Swing Line Loan outstanding during the period for which the such Fee is due.

(c)           Borrowers shall pay to Agent, for the ratable benefit of Lenders, the Letter of Credit Fee as provided in Annex B.

1.8.          Receipt of Payments.  Borrowers shall make each payment under this Agreement not later than 2:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Collection Account.  Payments received after 2:00 p.m. (New York time), but on or prior to 4:00 p.m. (new York time), on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day solely for purposes of determining interest which is due hereunder, and payments received after 4:00 p.m. (New York time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day for all purposes hereunder.

1.9.          Application and Allocation of Payments.  (a)  So long as no Event of Default has occurred and is continuing, (i) voluntary prepayments shall be applied in accordance with the provisions of Section 1.3(a), and (ii) mandatory prepayments shall be applied as set forth in Section 1.3(c).  All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share.  As to any other payment, and as to all payments made when an Event of Default has occurred and is continuing or following the Commitment Termination Date, each Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of such Borrower, and each Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations of Borrowers as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records.  In the absence of a specific determination by Agent with respect thereto, payments shall be applied to amounts then due and payable in the following order: (1) to Fees and Agent’s expenses reimbursable hereunder; (2) to interest on the Swing Line Loan; (3) to principal payments on the Swing Line Loan; (4) to interest on the Revolving Loan, ratably in proportion to the interest accrued thereon; (5) to principal payments on the Revolving Loan and to provide cash collateral for Letter of Credit Obligations in the manner described in Annex B, ratably to the aggregate, combined principal balance of the Revolving Loan and outstanding Letter of Credit Obligations; and (6) to all other Obligations including expenses of Lenders to the extent reimbursable under Section 11.3.

(b)           Agent is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of each Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4(a)) and interest owing by Borrowers under this Agreement or any of the other Loan Documents if and to the extent Borrowers fail to pay promptly any such amounts as and when due.  At Agent’s option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.

1.10.        Loan Account and Accounting.  Agent shall maintain a loan account (the “Loan Account”) on its books to record: all Advances and Letter of Credit Obligations, all payments made by Borrowers, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations.  All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time.  The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by each Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay the Obligations.  Agent shall render to Borrowers a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account as to each Borrower for the immediately preceding month.  Unless Borrower Representative notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the date of delivery of such notice, each and every such accounting shall be presumptive evidence of all matters reflected therein.  Only those items expressly objected to in such notice shall be deemed to be disputed by Borrowers.  Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

1.11.        Indemnity.  (a)  Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Agent, Lenders and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable out-of-pocket attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense is finally found by a court of competent jurisdiction to have resulted from that Indemnified Person’s (or such Indemnified Person’s officers, directors, employees, advisors or agents) gross negligence or willful misconduct.  NO INDEMNIFIED PERSON NOR ANY CREDIT PARTY OR ANY AFFILIATE THEREOF SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

(b)           To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) any Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) any Borrower shall refuse to accept any borrowing of, or shall request a termination of any borrowing, conversion into or continuation of LIBOR Loans after Borrower Representative has given notice requesting the same in accordance herewith; or (iv) any Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower Representative has given a notice thereof in accordance herewith, then Borrowers shall jointly and severally indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing.  Such indemnification shall cover any loss (excluding any loss of Applicable Margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained.  For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection.  This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.  As promptly as practicable under the circumstances, each Lender shall provide Borrower Representative with its written calculation of all amounts payable pursuant to this Section 1.11(b), and such calculation shall be binding on the parties hereto unless Borrower Representative shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.

1.12.        Taxes.

(d)           Any and all payments by each Borrower hereunder or under the Notes shall be made, in accordance with this Section 1.12, free and clear of and without deduction for any and all present or future Taxes.  If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.12) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) such Borrower shall make such deductions, and (iii) such Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.  Within thirty (30) days after the date of any payment of Taxes, Borrower Representative shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof.

(e)           Subject to Section 1.13(d), each Credit Party that is a signatory hereto shall jointly and severally indemnify and, within ten (10) days of demand therefor, pay Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.12) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted; provided that the Borrowers shall not be required to compensate Agent or any Lender, as the case may be, pursuant to this Section 1.12 for any amounts incurred more than six months prior to the date such Agent or Lender, as the case may be, notifies the Borrower Representative of such Agent’s or Lender’s intention to claim compensation therefor; provided further, that if the circumstances giving rise to such claim have a retroactive effect, then such six month period shall be extended to include such period of retroactive effect; provided further that if a Borrower Representative reasonably believes that such taxes were not correctly or legally asserted, the Agent or such Lender, as the case may be, will use reasonable efforts to cooperate with the Borrower Representative to obtain a refund of such taxes so long as such efforts would not, in the sole determination of the Agent or such Lender, as the case may be, result in any additional costs, expenses or risks or be otherwise disadvantageous to it.  Nothing in this subsection shall require Agent or any Lender to make available to any Borrower or any other Person any tax returns or other information Agent or such Lender deems to be confidential or proprietary.

(f)            Each of the Agent and the Lenders agree that if it subsequently recovers, or receives a permanent net tax benefit with respect to, any amount of taxes (i) previously paid by it and as to which it has been indemnified by or on behalf of any of the Borrowers or (ii) previously deducted by any of the Borrower (including, without limitation, any taxes deducted from any additional sums payable under subsection (a) above), the Agent or such Lender, as the case may be, shall reimburse such Borrower to the extent of the amount of any such recovery or permanent net tax benefit (but only to the extent of indemnity payments made, or additional amounts paid, by or on behalf of such Borrower under this Section 1.12); provided, however, that the Borrowers jointly and severally, upon the request of the Agent or such Lender made to Borrower Representative, agree to repay to the Agent or such Lender, as the case may be, the amount paid over to any Borrower (together with any penalties, interest or other charges), in the event the Agent or such Lender is required to repay such amount to the relevant taxing authority. Nothing in this subsection shall require Agent or any Lender to make available to any Borrower or any other Person any tax returns or other information Agent or such Lender deems to be confidential or proprietary.

(g)           Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower Representative and Agent a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender’s entitlement to such exemption (a “Certificate of Exemption”).  Any foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to Borrower Representative and Agent prior to becoming a Lender hereunder.  No foreign Person may become a Lender hereunder if such Person fails to deliver a Certificate of Exemption in advance of becoming a Lender.  Each Lender that is not a Foreign Lender (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to the Borrower certifying that such Lender is exempt from United States backup withholding tax.

(h)           The Borrowers shall not be required to pay additional amounts to Agent or a any Lender, or indemnify any Agent or Lender, under this Section 1.12 to the extent and only to the extent that such obligations would not have arisen but for the failure of Agent or such Lender, as the case may be, to comply with any obligations expressly applicable to it under this Section 1.12.

(i)            If any Lender determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower Representative or an Agent any form or certificate that such Lender is obligated to submit pursuant to Section 1.12(d) or that such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Borrower Representative and the Agent of such fact and the Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

(j)            If any of the forms or other documentation required under this Section 1.12(d) are not delivered to the Borrower Representative as required by Agent or any Lender, then the applicable Borrower may withhold from any interest payment to such Agent or Lender, as the case may be, not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(k)           If any Agent or Lender, as the case may be, is entitled to a reduction in (and not a complete exemption from) the applicable withholding tax, the applicable Borrower may withhold from any interest payment to such Agent or such Lender, as the case may be, an amount equivalent to the applicable withholding tax after taking into account such reduction.

1.13.        Capital Adequacy; Increased Costs; Illegality.

(l)            If any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then Borrowers shall from time to time upon demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction.  A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower Representative and to Agent shall be presumptive evidence of the matters set forth therein.

(m)          If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date (except for changes in the rate or tax on the overall net income of such

Lender or its lending office imposed by the jurisdiction in which such Lender’s principal executive office or lending office is located), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan or incurring any Letter of Credit Obligation, then Borrowers shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost.  A certificate as to the amount of such increased cost, submitted to Borrower Representative and to Agent by such Lender, shall, absent manifest error, be presumptive evidence of the matters set forth therein.  Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 1.13(b).

(c)           Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s reasonable opinion, materially adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower Representative through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) each Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing by such Borrower to such Lender, together with interest accrued thereon, unless Borrower Representative on behalf of such Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Index Rate Loans.

(d)           After receipt by Borrower Representative of written notice and demand from any Lender (an “Affected Lender”) for payment of additional amounts or increased costs as provided in Sections 1.12(a), 1.13(a) or 1.13(b), Borrower Representative may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender.  So long as no Default or Event of Default has occurred and is continuing, Borrower Representative, with the consent of Agent (not to be unreasonably withheld or delayed), may obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent.  If Borrowers obtain a Replacement Lender following notice of their intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale and such assignment shall not require the payment of an assignment fee to Agent; provided, that Borrowers shall have reimbursed such Affected Lender for all additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment.  Notwithstanding the foregoing, Borrowers shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within 15 days following its receipt of Borrowers’ notice of intention to replace such Affected Lender.

(e)           Each Affected Lender agrees that, if requested by the Borrower Representative, it will use reasonable efforts (subject to overall policy considerations of such Affected Lender) to designate an alternate lending office with respect to any of its portions of LIBOR Loans affected by the matters or circumstances described in Sections 1.12 or 1.13(a), (b) or (c) to reduce the liability of the Borrowers or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Affected Lender as determined by such Affected Lender, which determination if made in good faith, shall be conclusive and binding on all parties hereto.  Nothing in this Section 1.13(e) shall affect or postpone any of the obligations of any Borrower or any right of any Lender or Agent provided hereunder.

1.14.        Single Loan.  All Loans to each Borrower and all of the other Obligations of each Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of that Borrower secured, until the Termination Date, by all of the Collateral.

1.15.        Access.  Each Credit Party shall, during normal business hours, from time to time upon two (2) Business Days’ prior notice as frequently as Agent reasonably determines to be appropriate: (a) provide Agent and any of its officers, employees and agents access to its properties, facilities, advisors, officers and employees of each Credit Party and to the Collateral, (b) permit Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from any Credit Party’s books and records, and (c) permit Agent, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Credit Party.  If an Event of Default has occurred and is continuing, each such Credit Party shall provide such access to Agent and to each Lender at all times and without advance notice.  Furthermore, so long as any Event of Default has occurred and is continuing, Borrowers shall provide Agent and each Lender with access to their suppliers.  Each Credit Party shall make available to Agent and its counsel reasonably promptly originals or copies of all books and records that Agent may reasonably request.  Agent will give Lenders at least five (5) days’ prior written notice of regularly scheduled audits.  Representatives of other Lenders may accompany Agent’s representatives on regularly scheduled audits at no charge to Borrowers.

2.                                       CONDITIONS PRECEDENT

2.1.          Conditions to the Initial Loans.  No Lender shall be obligated to make any Loan or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Agent, or waived in writing by Agent and Requisite Lenders:

(a)           Credit Agreement; Loan Documents.  Agent shall have received this Agreement, executed and delivered by Agent, Holdings, Borrowers, each other Credit Party, and Lenders,  and such documents, instruments, agreements and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex D, each in form and substance reasonably satisfactory to Agent.

(b)           Repayment of Prior Lender Obligations; Satisfaction of Outstanding L/Cs.  (i) Agent shall have received fully executed original pay-off letters reasonably satisfactory to Agent confirming that all of the Prior Lender Obligations will be repaid in full on the Closing Date and all Liens upon any of the property of Holdings or any of its Subsidiaries in favor of Prior Lenders shall be terminated by Prior Lenders immediately upon such payment; and (ii) all letters of credit issued or guaranteed by Prior Lender shall have been cash collateralized or supported by a Letter of Credit issued pursuant to Annex B, as mutually agreed upon by Agent, Borrowers and Prior Lenders.

(c)           Acquisition, Related Transactions.  The following transactions (collectively, the “Related Transactions”) shall have been consummated, in each case on terms and conditions reasonably satisfactory to Agent:

(i)            the final structure, terms and conditions of the Acquisition shall be as set forth in the Acquisition Agreement (including the disclosure schedules and any annexes or exhibits thereto) and the documentation relating to the Acquisition that has been delivered to the Agent prior to

February 21, 2006, and the Agent shall be reasonably satisfied with each of the other transactions contemplated hereby. The Acquisition and the other transactions shall be consummated concurrently with the initial funding of the Loans hereunder in accordance with the Acquisition Documents, in each case without any waiver, supplement, amendment or other modification of any material provision of any of the Acquisition Documents (including, without limitation any of the disclosure schedules to the Acquisition Agreement) unless consented to by the Agent;

(ii)           Holdings shall have received at least $54,000,000 in cash proceeds from stock issued by Holdings to funds managed by Sponsor and other investors reasonably satisfactory to Agent, and the entire amount of such proceeds shall have been contributed to Borrower;

(iii)          Festival shall have received at least $150,000,000 in gross cash proceeds from the issuance of the Senior Unsecured Notes and the form and substance of the Senior Unsecured Note Documents shall be reasonably satisfactory in form and substance in all respects to Agent; and

(iv)          Agent shall have received satisfactory evidence that the fees, commissions and expenses to be incurred in connection with the Related Transactions shall not exceed $12,000,000.

(d)           Agent shall have received (i) unqualified audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Borrowers and their consolidated Subsidiaries for each of the last three fiscal years ending more than 45 days prior to the Closing Date (collectively, the “Audited Financial Statements”), (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Borrowers and their consolidated Subsidiaries for each fiscal quarter ended after the latest fiscal year referred to in clause (i) above and for the comparable periods of the preceding fiscal year (collectively, the “Unaudited Financial Statements”) (with respect to which the independent auditors shall have performed a SAS 100 review), (iii) a pro forma consolidated balance sheet and related statements of income and cash flows for Borrowers and their consolidated Subsidiaries (collectively, the “Pro Forma Financial Statements”) and pro forma earnings before interest, taxes, depreciation, amortization and rent (the “Pro Forma EBITDAR”) for the last fiscal year covered by the Audited Financial Statements, for the period beginning after such fiscal year to the end of the last fiscal quarter covered by the Unaudited Financial Statements and for the latest four-quarter period ending with, and including, the last fiscal quarter covered by the Unaudited Financial Statements, in each case after giving effect to the Related Transactions, (iv) forecasts of the financial performance of Borrowers and their Subsidiaries for the period through 2012 and (v) all internally available monthly financial statements of the Acquired Business to the extent such financial statements have been provided to the Sponsor or its affiliates.  The financial statements referred to in clauses (i) and (ii) shall be prepared in accordance with accounting principles generally accepted in the United States.  The Pro Forma Financial Statements shall be prepared on a basis consistent with pro forma financial statements set forth in a registration statement filed with the SEC.

(e)           Approvals.  Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions, except where the failure to obtain such consent or approval could not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Related Transactions, or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.

(f)            Sources and Uses of Funds.  The Proceeds and uses of funds and the assumptions relating thereto (including Indebtedness of Borrowers and their Subsidiaries giving effect to the Related

Transactions) shall be as set forth in the Commitment Letter; provided that reductions in the purchase price paid for the Acquisition on the Closing Date pursuant to the Acquisition Agreement shall be allowed so long as the conditions set forth in Sections 2.1(c)(ii) and 2.1(h) are satisfied.

(g)           Payment of Fees.  Borrowers shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in the GE Capital Fee Letter, and shall have reimbursed Agent for all reasonable fees, costs and expenses (including, without limitation, reasonable legal fees and expenses and the fees and expenses of appraisers, consultants and other advisors) and other compensation payable to the Agent for which invoices in reasonable detail have been presented.

(h)           Financial Condition.  Agent shall have received evidence satisfactory to it that the ratio of Funded Debt (excluding any Indebtedness consisting of Letter of Credit Obligations) of Holdings and its consolidated Subsidiaries to EBITDA (each calculated on a pro forma basis in a manner satisfactory to Agent and consistent with the Pro Forma) as of the Closing Date shall not exceed 5.90 to 1.0, and Holdings shall provide support for such calculation of a nature that is satisfactory to Agent.

(i)            USA PATRIOT Act.  Each Lender shall have received, prior to the Closing Date, all documentation and other information with respect to the Credit Parties which Lender (or its counsel) reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and requested by the Lenders.

2.2.          Further Conditions to Each Loan.  Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Advance or incur any Letter of Credit Obligation, if, as of the date thereof:

(a)           (i) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (provided that any representation or warranty that is subject to a materiality or material adverse effect qualifier shall be accurate in all respects) as of such date (except in the case where such representation or warranty relates to a specific earlier date, in which case such representation or warranty shall relate to such earlier date) as determined by Agent or Requisite Lenders, and (ii) Agent or Requisite Lenders have determined not to make such Advance, or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is so untrue or incorrect;

(b)           (i) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation), and (ii) Agent or Requisite Lenders shall have determined not to make any Advance, or incur any Letter of Credit Obligation as a result of that Default or Event of Default;

(c)           after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), the outstanding principal amount of the Revolving Loan would exceed the Maximum Amount less the then outstanding principal amount of the Swing Line Loan; or

(d)           in the case of any Revolving Credit Advances made pursuant to any Revolving Commitment Increase if (i) such Revolving Credit Advance is not permitted to be incurred under the Senior Unsecured Note Indenture, or (ii) in connection with any request for such Revolving Credit Advance, Borrower Representative shall not have furnished to Agent a certificate in form and substance reasonably satisfactory to Agent certifying and providing reasonable detail of the calculations demonstrating that the incurrence of Indebtedness in connection with the making of any such Revolving Credit Advances is permitted under the Senior Unsecured Note Indenture.

The request and acceptance by Borrower Representative or any Borrower of the proceeds of any Advance, the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Loan into, or as, a LIBOR Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrowers that the conditions described in clauses (a)(i), (b)(i) or (c) of this Section 2.2 exist and are continuing and (ii) a reaffirmation by Borrowers of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

In addition to the foregoing, (A) no Borrower may convert any Index Rate Loan to a LIBOR Loan or continue any LIBOR Loan as a LIBOR Loan if an Event of Default exists, (B) the request and acceptance by Borrower Representative or any Borrower of the conversion or continuation of any Loan into, or as, a LIBOR Loan shall be deemed to constitute, as of the date thereof, (x) a representation and warranty by Borrowers that no Event of Default exists or would result therefrom and (y) a reaffirmation by Borrowers of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents, (C) no Borrower that has filed a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law or that is otherwise subject to a bankruptcy or similar case or proceeding of the type described in Section 8.1(h) or (i) (such events referred to herein collectively as “Bankruptcy Events”) may request or receive, directly or indirectly, the proceeds of any Loans or the issuance of any Letter of Credit while any such Bankruptcy Events are continuing.

3.                                       REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Loans and to incur Letter of Credit Obligations, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement.

3.1.          Corporate Existence; Compliance with Law.  Each Credit Party (a) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization set forth in Disclosure Schedule (3.1); (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in exposure to losses or liabilities which could reasonably be expected to have a Material Adverse Effect; (c) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now conducted or proposed to be conducted; (d) subject to specific representations regarding Environmental Laws, has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its charter; (f) is in compliance in with its bylaws or partnership or operating agreement, as applicable, except for any such failures individually or in the aggregate that are not material in nature and would not be materially adverse to Agent or Lenders or impair the execution, delivery or performance by such Credit Party of any of its obligations hereunder and under any Related Transaction Documents; and (g) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.2.          Executive Offices, Collateral Locations, FEIN.  As of the Closing Date, each Credit Party’s name as it appears in official filings in its state of incorporation or organization, state of incorporation or organization, organization type, organization number, if any, issued by its state incorporation or organization, and the current location of each Credit Party’s chief executive office and the warehouses and premises at which any Collateral is located are set forth in Disclosure Schedule (3.2), and none of such locations has changed within four (4) months preceding the Closing Date.  In addition, Disclosure Schedule (3.2) lists the federal employer identification number of each Credit Party.

3.3.          Corporate Power, Authorization, Enforceable Obligations.  The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person’s power; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action; (c) do not contravene any provision of such Person’s charter, bylaws or partnership or operating agreement as applicable; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(c), all of which will have been duly obtained, made or complied with on or prior to the Closing Date.  Each of the Loan Documents shall be duly executed and delivered by each Credit Party that is a party thereto and each such Loan Document shall constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms.

3.4.          Financial Statements and Projections.  Except for the Projections, all Financial Statements concerning Borrowers and their respective Subsidiaries that are referred to below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

(a)           Financial Statements.  The following Financial Statements attached hereto as Disclosure Schedule (3.4(a)) have been delivered on the date hereof:

(i)            The audited consolidated balance sheets as of December 31, 2003, December 31, 2004 and December 31, 2005 and the related statements of income and cash flows of Borrowers and their Subsidiaries for the Fiscal Years then ended, certified by Deloitte & Touche LLP.

(b)           Pro Forma.  The Pro Forma delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(b)) was prepared by Borrowers giving pro forma effect to the Related Transactions, was based on the audited consolidated balance sheets of the Acquired Business dated December 31, 2005 and was prepared based upon the same accounting principles as those used in the preparation of pro forma financial statements set forth in the final Offering Memorandum in respect of the Senior Unsecured Notes.

(c)           Projections.  The Projections delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(c)) have been prepared by Borrowers in light of the past operations of its businesses, but including future payments of known contingent liabilities, and reflect projections for the period from Fiscal Year 2006 through Fiscal Year 2012.  The Projections are based upon the same accounting principles as those used in the preparation of the financial statements described above and the estimates and assumptions stated therein, all of which Borrowers believe to be reasonable and fair in light of current conditions and current facts known to Borrowers and, as of the Closing Date, reflect

Borrowers’ good faith and reasonable estimates of the future financial performance of Borrowers for the period set forth therein.  The Projections are not a guaranty of future performance, and actual results may differ from the Projections.

3.5.          Material Adverse Effect.  Between December 31, 2005 and the Closing Date, (a) no Credit Party has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that are not reflected in the Pro Forma and that alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Credit Party or has become binding upon any Credit Party’s assets (other than pursuant to the Related Transaction Documents) and no law or regulation applicable to any Credit Party has been adopted that has had or could reasonably be expected to have a Material Adverse Effect, and (c) no Credit Party is in default and, to the best of Borrowers’ knowledge, no third party is in default under any material contract, lease or other agreement or instrument, that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect.  Since December 31, 2005, no event has occurred or is continuing, that alone or together with other events has had or could reasonably be expected to have a Material Adverse Effect.

3.6.          Ownership of Property; Liens.  As of the Closing Date, the real estate (“Real Estate”) listed in Disclosure Schedule (3.6) constitutes all of the real property owned, leased, subleased, or used by any Credit Party.  Disclosure Schedule (3.6) identifies the name of each Park as of the Closing Date and the location of each such water park, and Disclosure Schedule (5.10) identifies all of the Tier 1 Parks that as of the Closing Date generate at least 71% of EBITDA of Borrowers and their Subsidiaries calculated on a trailing twelve month consolidated basis as of the fiscal year ended December 31, 2005.  Each Credit Party owns valid and marketable leasehold interests in all of its leased Real Estate, all as described on Disclosure Schedule (3.6), and copies of all such leases or a summary of terms thereof reasonably satisfactory to Agent have been delivered to Agent.  Disclosure Schedule (3.6) further describes any Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date.  Each Credit Party also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets (except for Permitted Encumbrances).  The Liens granted to Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances.  As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances.  Each Credit Party has received all deeds, assignments, waivers, consents (including landlords’ consents), nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party’s right, title and interest in and to all such Collateral, subject as to priority, only to Permitted Encumbrances, and subject further to any exceptions to the maintenance, protection or preservation of assets and properties expressly granted under Section 5.1.  As of the Closing Date, no portion of any Credit Party’s Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied.  As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

3.7.          Labor Matters.  Except as set forth on Disclosure Schedule (3.7), as of the Closing Date: (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party’s knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party; (d) no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement; (e) there is no organizing activity involving any Credit Party pending or, to any Credit Party’s knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Credit Party’s knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) there are no material complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual.

3.8.          Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness.  Except as set forth in Disclosure Schedule (3.8), as of the Closing Date, no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person.  As of the Closing Date, all of the issued and outstanding Stock of each Credit Party is owned by each of the Stockholders and in the amounts set forth in Disclosure Schedule (3.8).  Except as set forth in Disclosure Schedule (3.8), as of the Closing Date, there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries.  All outstanding Indebtedness and Guaranteed Indebtedness of each Credit Party as of the Closing Date (except for the Obligations) is described in Section 6.3 (including Disclosure Schedule (6.3)).  Palace Finance is a direct wholly-owned Subsidiary of Holdings and does not own any Subsidiaries.

3.9.          Government Regulation.  No Credit Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940.  No Credit Party is subject to regulation under the Federal Power Act or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder.  The making of the Loans by Lenders to Borrowers, the incurrence of the Letter of Credit Obligations on behalf of Borrowers, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the SEC.

3.10.        Margin Regulations.  No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “buying” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”).  No Credit Party owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of buying or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to buy or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board.  No Credit Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

3.11.        Taxes.  All Federal and other material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority, and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, excluding Charges or other amounts being contested in accordance with Section 5.2(b) and unless the failure to so file or pay could not reasonably be expected to result in a Material Adverse Effect.  Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities.  Disclosure Schedule (3.11) sets forth as of the Closing Date those taxable years for which any Credit Party’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments, written threatened assessments or other threatened assessments which any Credit Party has received notice of or has knowledge of in connection with such audit, or otherwise currently outstanding.  Except as described in Disclosure Schedule (3.11), as of the Closing Date, no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges.  None of the Credit Parties and their respective predecessors are liable for any Charges of any Person that is not a Credit Party and no tax sharing agreements exist between any Credit Party or any other Person (including another Credit Party) except as disclosed in writing by Borrower Representative to Agent on or prior to the Closing Date: (a) under any agreement (including any tax sharing agreements) or (b) to each Credit Party’s knowledge, as a transferee.  As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which could reasonably be expected to have a Material Adverse Effect.

3.12.        ERISA.

(a)           Disclosure Schedule (3.12) lists as of the Closing Date, all Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, ESOPs and Welfare Plans, including all Retiree Welfare Plans.  Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and, nothing has occurred that would cause the loss of such qualification or tax-exempt status.  Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, including the statement required by 29 CFR Section 2520.104-23, except for such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in any liability, penalty, damages or claims against any Credit Party in excess of $500,000.  Neither any Credit Party nor ERISA Affiliate has failed to make any material contribution or pay any material amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan, except for such failures that, individually or in the aggregate, could not reasonably be expected to result in any liability, penalty, damages or claims against any Credit Party in excess of $500,000.  Neither any Credit Party nor ERISA Affiliate has engaged in a “prohibited transaction”, as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(b)           Except as set forth in Disclosure Schedule (3.12) and except for such events, claims, liabilities or other circumstances that, individually or in the aggregate under clauses (i) through (vii) below of this Section 3.12(b), could not reasonably be expected to result in any liability, penalty, damages or claims against any Credit Party in excess of $500,000, (i) no Title IV Plan has any material Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened material claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any material liability as a result of a complete or partial withdrawal from a

Multiemployer Plan; (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA, nor has any Title IV Plan of any Credit Party or ERISA Affiliate (determined at any time within the past five years) with material Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate; (vi) except in the case of any ESOP, Stock of all Credit Parties and their ERISA Affiliates makes up, in the aggregate, no more than 10% of fair market value of the assets of any Plan measured on the basis of fair market value as of the latest valuation date of any Plan; and (vii) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor’s Corporation or an equivalent rating by another nationally recognized rating agency.

3.13.        No Litigation.  Except as set forth on Disclosure Schedule (3.13), there is no action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) that challenges any Credit Party’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that has a reasonable risk of being determined adversely to any Credit Party and that, if so determined, could reasonably be expected to have a Material Adverse Effect.   Except as set forth on Disclosure Schedule (3.13), as of the Closing Date there is no Litigation pending or threatened that seeks damages in excess of $250,000 or injunctive relief against, or alleges criminal misconduct of, any Credit Party.

3.14.        Brokers.  Except as set forth on Disclosure Schedule (3.14), no broker or finder acting on behalf of any Credit Party or Affiliate thereof brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

3.15.        Intellectual Property.  As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now conducted by it or presently proposed to be conducted by it.  As of the Closing Date, each Patent, registered Trademark, registered Copyright owned by any Credit Party and each License to which a Credit Party is a party to is listed, together with application or registration numbers, as applicable, in Disclosure Schedule (3.15), except for foreign Patents, foreign registered Trademarks and foreign registered Copyrights, in each case owned by any Credit Party that are not necessary to continue to conduct its business as now conducted by it or presently proposed to be conducted by it.  Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect.  Except as set forth in Disclosure Schedule (3.15), no Credit Party is aware of any material infringement claim by any other Person with respect to any Intellectual Property.

3.16.        Full Disclosure.

(a)           No information contained in this Agreement, any of the other Loan Documents, any Financial Statements, the Monthly Reports or other written reports (excluding Projections and information of a general economic nature or general industry nature) from time to time prepared by any Credit Party and delivered hereunder or any written statement prepared by any Credit Party and furnished by or on behalf of any Credit Party to Agent or any Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, when taken as a whole, not materially misleading in light of the circumstances under which they were made.  Projections from time to time delivered hereunder are or will be based upon the estimates and assumptions stated therein, all of which

Borrowers believed at the time of delivery to be reasonable and fair in light of current conditions and current facts known to Borrowers as of such delivery date, and reflect Borrowers’ good faith and reasonable estimates of the future financial performance of Borrowers and of the other information projected therein for the period set forth therein.  Such Projections are not a guaranty of future performance and actual results may differ from those set forth in such Projections.

3.17.        Environmental Matters.  Except as set forth in Disclosure Schedule (3.17), as of the Closing Date, (i) to the Credit Parties’ knowledge, the Real Estate is free of contamination from any Hazardous Material requiring remediation under Environmental Laws, except for such contamination that would not adversely impact the value of such Real Estate as it is presently used, and that would not reasonably be expected to result in Environmental Liabilities in excess of $1,000,000; (ii) no Credit Party has caused any material Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate that would reasonably be expected to result in Environmental Liabilities in excess of $1,000,000; (iii) the Credit Parties are and for the past three years have been in material compliance with all Environmental Laws, except for such noncompliance that would not reasonably be expected to result in a Material Adverse Effect; (iv) the Credit Parties have obtained, and are in material compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted, and have maintained all such Environmental Permits in valid, uncontested and in good standing, except where the failure to so obtain, comply with or maintain such Environmental Permits would not have a Material Adverse Effect; (v) there is no Litigation pending against any Credit Party arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $1,000,000, or injunctive relief against, or that alleges criminal misconduct by, any Credit Party; (vi) no notice has been received by any Credit Party identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes that may result in any Credit Party being identified as a “potentially responsible party” under CERCLA or analogous state, in each case, which would reasonably be expected to result in a Material Adverse Effect; and (vii) the Credit Parties have provided to Agent copies of all existing environmental reports, reviews, audits and other material written information pertaining to material Environmental Liabilities, in each case relating to any Credit Party.

3.18.        Insurance.  Disclosure Schedule (3.18) lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy.

3.19.        Deposit and Disbursement Accounts.  As of the Closing Date, Disclosure Schedule (3.19) lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.20.        Solvency.  On the Closing Date, both before and after giving effect to (a) the Revolving Loans, the Senior Unsecured Debt and Letter of Credit Obligations to be made or incurred on the Closing Date, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Borrower Representative, (c) the Acquisition and the consummation of the other Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Credit Party is and will be Solvent.  At all times after the Closing Date, (i) the Credit Parties taken as a whole will be Solvent and (ii) Festival and each Significant Subsidiary is and will be Solvent.

3.21.        Acquisition Documents.  As of the Closing Date, Borrowers have delivered to Agent a complete and correct copy of all of the Acquisition Documents and there has been no waiver, supplement, amendment or other modification of any material provision of any of such Acquisition

Documents (including, without limitation any of the disclosure schedules to the Acquisition Agreement) from the form of Acquisition Documents delivered to Agent on February 9, 2006 unless consented to by GE Agent in writing.  As of the Closing Date, no Credit Party and to the best of our knowledge no other Person party thereto is in default in any material respect in the performance or compliance with any provisions of the Acquisition Documents.  After the Closing Date, no Credit Party and to the best of our knowledge no other Person party thereto is in default in the performance or compliance with any provisions of the Acquisition Documents which could reasonably be expected to result in a Material Adverse Effect.  The Acquisition Documents comply with, and the Acquisition has been consummated in accordance with, the Acquisition Agreement and all applicable laws.  As of the Closing Date, the Acquisition Agreement is in full force and effect and has not been terminated, rescinded or withdrawn.  After the Closing Date, the Acquisition Agreement has not been rescinded or withdrawn and, except in accordance with the terms thereof, has not terminated.  All requisite approvals by Governmental Authorities having jurisdiction over Seller, any Credit Party and other Persons referenced therein, with respect to the transactions contemplated by the Acquisition Agreement, have been obtained, in each case except for such approvals the failure of which to obtain is not reasonably likely to have a Material Adverse Effect or a material adverse effect on any of the Related Transaction, and no such Governmental approvals with respect to the transactions contemplated by the Acquisition Agreement impose any material conditions to the consummation of the transactions contemplated by the Acquisition Agreement or to the conduct by any Credit Party of its business thereafter.

3.22.        Status of Holdings and Palace Finance.  Prior to the Closing Date, Holdings will not have engaged in any business or incurred any Indebtedness or any other liabilities (except in connection with its corporate formation, the Related Transactions Documents and this Agreement).   Prior to the Closing Date, Palace Finance will not have engaged in any business or incurred any Indebtedness or any other liabilities.

3.23.        Senior Unsecured Note Documents.  As of the Closing Date, Borrowers have delivered to Agent a complete and correct copy of the final form of the Senior Unsecured Notes together with all other Senior Unsecured Note Documents (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).  The Liens granted by the Credit Parties in favor of Agent for the benefit of itself and the Lenders under the Loan Documents to secure the Loans and all other Obligations shall at all times constitute “Permitted Liens” under and as defined in the Senior Unsecured Note Indenture.

3.24.        Use of Proceeds.  Borrowers shall utilize the proceeds of the Loans solely as permitted under Section 1.4.

3.25.        Patriot Act.  Each Credit Party is in compliance with the (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).  No part of the proceeds of the Loans or any Letters of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

3.26.        OFAC.  No Credit Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by

Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

4.                                       FINANCIAL STATEMENTS AND INFORMATION

4.1.          Reports and Notices.

(a)           Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.

(b)           Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the various Collateral Reports at the times, to the Persons and in the manner set forth in Annex F.

4.2.          Communication with Accountants.  Each Credit Party executing this Agreement authorizes (a) Agent and (b) so long as an Event of Default has occurred and is continuing, each Lender, to communicate directly with its independent certified public accountants, including Deloitte & Touche LLP, and authorizes and shall instruct those accountants and advisors to communicate to Agent and each Lender information relating to any Credit Party with respect to the business, results of operations and financial condition of any Credit Party so long as such Credit Party is given the opportunity to be present at such meetings.

5.                                       AFFIRMATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:

5.1.          Maintenance of Existence and Conduct of Business.  Each Credit Party shall (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its material corporate or limited company (as applicable) rights and franchises; (b) continue to conduct its business substantially as now conducted or as otherwise permitted under Section 6.5; (c) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all respects (taking into consideration (x) ordinary wear and tear and (y) loss from casualty or eminent domain, subject to compliance with Section 1.3(b) (ii)) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices or otherwise commercially reasonable for such industry Borrowers are engaged in on the Closing Date, except where the failure to maintain, preserve or protect such assets and properties, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, provided, however that this clause (c) shall not prohibit any Credit Party from disposing of any of its assets to the extent such disposition is expressly permitted under Section 6.8; and (d) transact business only in such corporate and trade names as are set forth in Disclosure Schedule (5.1) as such Disclosure Schedule may be updated from time to time in accordance with the provisions of Section 5.6 hereof.

5.2.          Payment of Charges.

(a)           Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly (i) all federal and state Charges individually or in the aggregate in excess of $100,000 imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, all Charges payable by it, (ii) all other Charges payable by it and not described in the immediately preceding clause (i), (iii) lawful claims for labor, materials, supplies and services or otherwise, and (iv) all storage or rental charges payable to warehousemen and bailees, in each case, before any thereof shall become past due, except in the case of clauses (ii), (iii) and (iv) where the failure to pay or discharge such Charges could not reasonably be expected to have a Material Adverse Effect or to result in a Default or Event of Default under this Agreement.

(b)           Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges (other than payments to warehousemen and/or bailees) that is superior to any of the Liens securing payment of the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges, except to the extent such Liens constitutes a Permitted Encumbrance, (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, and (iv) such Credit Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met.

5.3.          Books and Records; Inspection of Property; Lender Meeting.  Each Credit Party shall (a) keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as Disclosure Schedule (3.4(a)) and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records as permitted under Section 1.15.  Without in any way limiting the foregoing, Borrowers shall, upon the request of Agent, participate in a meeting of Agent and Lenders once during each Fiscal Year to be held at Borrowers’ corporate offices (or such other location as may be agreed to by Borrowers and Agent) at such time as may be agreed to by Borrower and Agent.

5.4.          Insurance; Damage to or Destruction of Collateral.

(a)           As of the Closing Date, the Credit Parties maintain the policies of insurance described on Disclosure Schedule (3.18) as in effect on the date hereof.  At all times on and after the Closing Date, the Credit Parties shall, at their sole cost and expense, maintain policies of insurance insured at all times by financially sound and reputable insurers against such risks, in such amounts and with terms, conditions, limits and deductibles as is customary for companies of the same or similar size in the same or similar businesses as the Borrowers and their Subsidiaries, including general liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law or any other Loan Document.  All such policies of insurance (or the loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide thirty (30) days prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy.  If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable.  Agent shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor.  By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit Party’s failure to maintain such insurance or pay any premiums therefor.  All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrowers to Agent and shall be additional Obligations hereunder secured by the Collateral.

(b)           If reasonably requested by Agent, each Credit Party shall deliver to Agent from time to time a report of a reputable insurance broker reasonably satisfactory to Agent, with respect to its insurance policies.

(c)           Each Credit Party shall deliver to Agent, in form and substance reasonably satisfactory to Agent, endorsements to (i) all “All Risk” and business interruption insurance naming Agent, on behalf of itself and Lenders, as loss payee, and (ii) all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured.  Each Credit Party irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Event of Default has occurred and is continuing, as such Credit Party’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such “All Risk” policies of insurance, endorsing the name of such Credit Party on any check or other item of payment for the proceeds of such “All Risk” policies of insurance and for making all determinations and decisions with respect to such “All Risk” policies of insurance.  Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney.  Borrower Representative shall promptly notify Agent of any loss, damage, condemnation or destruction to the Collateral in the amount of $250,000 or more, whether or not covered by insurance. After deducting from such proceeds (i) the expenses incurred by Agent in the collection or handling thereof, and (ii) amounts required to be paid to creditors (other than Lenders) having Permitted Encumbrances, Agent shall apply such proceeds to the reduction of the Obligations in accordance with Sections 1.3(b)(ii) and 1.3(c).

5.5.          Compliance with Laws.  Each Credit Party shall comply with all federal, state, local and foreign laws and regulations applicable to it, including ERISA, labor laws, Taxes, and Environmental Laws and Environmental Permits required for the operation of their respective businesses as presently conducted, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.6.          Supplemental Disclosure.  From time to time as may be reasonably requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of an Event of Default) or at Credit Parties’ election, the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall amend, supplement or otherwise modify any Disclosure Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Lenders in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.

5.7.                              Intellectual Property. Each Credit Party will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect and shall comply in all material respects with the terms of its Licenses.

5.8.                              Environmental Matters. Each Credit Party shall and shall undertake commercially reasonable efforts to cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in material compliance with all Environmental Laws and Environmental Permits, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect; (b) refrain from causing a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate, except where such Release would not be reasonably expected to have a Material Adverse Effect; (c) implement any and all Hazardous Material investigation, remediation, removal and response actions that are required under Environmental Laws (“Remedial Actions”) pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate (for which such Credit Party is responsible, except to the extent the failure to implement such Remedial Actions would not reasonably be expected to have a Material Adverse Effect; (d) notify Agent promptly after such Credit Party receives written notice from any governmental authority alleging any violation of Environmental Laws or Environmental Permits or any Release of Hazardous Material by such Credit Party on, at, in, under, above, to, from or about any Real Estate, in each case that is reasonably likely to result in Environmental Liabilities in excess of $1,000,000, and promptly forward to Agent a written copy of any order, notice, request for information or other written communication or report received by such Credit Party in connection with such violation or Release. If Agent at any time has material information based upon which Agent has a reasonable basis to believe that there has been a material violation of any Environmental Laws or Environmental Permits by any Credit Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, would reasonably be expected to have a Material Adverse Effect, then each Credit Party shall, upon Agent’s written request, which request shall specify in reasonable detail the nature of the matter and the basis of such belief, either (i) investigate such mater and, to the extent required under Environmental Laws, undertake Remedial Actions or otherwise address the subject matter of such request, or (ii) as applicable and necessary, cause the performance of such environmental audits including, if needed, subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrowers’ expense, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent. In the event such Credit Party should fail to perform, within a reasonable time, the obligations set forth in the previous sentence, the Credit Party shall permit Agent or its representatives to have reasonable access to all Real Estate for the purpose of conducting such environmental audits and testing, including subsurface sampling of soil and groundwater as necessary in connection with the investigation of the subject matter of Agent’s request. Borrowers shall reimburse Agent for the reasonable costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

5.9.                              Landlords’ Agreements; Mortgagee Agreements, Etc.

(a)                                  With respect to any Real Property leased after the Closing Date, each Credit Party shall use commercially reasonable efforts to obtain a landlord’s agreement or mortgagee agreement, as applicable, from the lessor of each leased property, mortgagee of owned property or other location where Collateral is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent. Each Credit Party shall timely and fully pay and perform its obligations under all Park leases to which it is a party, except for such failures to perform that would not result in a termination of one or more Park leases of any Credit Party for any Parks that, individually or in the aggregate, generate 15% or more of Adjusted EBITDA of

Borrowers and their Subsidiaries calculated on a trailing twelve month consolidated basis as of the fiscal quarter most recently ended.

(b)                                 If any Credit Party acquires a fee ownership interest in any Real Estate after the Closing Date or a leasehold interest in any Real Estate on which any Parks are located after the Closing Date, it shall in connection with such transaction provide to Agent a mortgage or deed of trust granting Agent a first priority Lien on such Real Estate or leasehold interest in such Real Estate, as applicable (subject to Permitted Encumbrances and to the proviso set forth below in the subsection), together with Phase I environmental audits (and if such Phase I environmental audits indicate in Agent’s judgment any material issues in respect of the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate or any material violation or non-compliance with Environmental Laws, Phase II environmental audits), mortgage title insurance commitment, real property survey, local counsel opinion(s), and, if required by Agent, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by Agent, in each case, in form and substance reasonably satisfactory to Agent, provided, however that with respect any such newly leased location (i) such Credit Party shall only be required to use commercially reasonable efforts to obtain a landlord lien waiver, access agreement and consent with respect to any such leased location and (ii) if such Credit Party is unable to obtain a landlord lien waiver, access agreement and consent after using commercially reasonable efforts to obtain such agreement, and the applicable lease requires landlord consent to any leasehold mortgage, then such Credit Party shall not be required to obtain a leasehold mortgage or title insurance as provided above in this subsection for so long as such restriction remains in effect.

5.10.                        Certain Post-Closing Obligations.

(a)                                  Within 90 days after the Closing Date, Borrowers shall use their commercially reasonable efforts to obtain and deliver to Agent, in form and substance reasonably satisfactory to Agent, with respect to the leases and the Real Estate in respect of Parks that (together with the Tier 1 Parks for which all of the conditions in paragraph Q of Annex D have been satisfied), generate at least 80%  of the EBITDA of the Borrowers and their Subsidiaries on a trailing twelve month consolidated basis for the Fiscal Year ended December 31, 2005 (such Parks are referred to herein collectively as the “Tier 2 Parks”): (i) Mortgages covering all of such Real Estate on which such Tier 2 Parks are located, (ii) title insurance policies (with endorsements and affirmative coverage) in respect of the Mortgages described in the immediately preceding clause (i), together with current as-built surveys, zoning letters and such other documents, instruments or agreements reasonably requested by Agent; (iii) a memorandum of Lease (in recordable form) with respect to each of the Park leases for such Tier 2 Parks, and (iii) an opinion of counsel in each state in which such Tier 2 Parks are located from counsel reasonably satisfactory to Agent, provided, however, that no new or updated surveys shall be required with respect to any such Real Estate where Borrowers have provided to Agent copies of ALTA existing surveys to the extent the title insurance policies covering such Real Estate remove the survey exception and otherwise contain satisfactory endorsements and affirmative coverage as identified by Agent’s counsel to such Borrower’s counsel in writing prior to the Closing Date, and provided, further, that that no new or updated surveys shall be required with respect (x) such Real Estate consisting of the five Boomers! Parks located in Fountain Valley, Irvine, Livermore, Modesto and San Diego, California as to which Borrower does not have any existing survey to the extent that the title insurance policies covering such Real Estate remove the survey exception and otherwise contain satisfactory endorsements and affirmative coverages as identified by Agent’s counsel to such Borrower’s counsel in writing prior to the Closing Date as to Parks where no existing survey is available and (y) as to the Boomers! Park in Dania, Florida Park, for which no acceptable survey is available and for which any leasehold insurance policy will contain a survey exception. For the avoidance of doubt, nothing in this Section 5.10(a) is intended to or shall be construed as waiver of Section 5.9 or the conditions precedent to closing set forth in paragraph Q of Annex D hereto.

(b)                                 Within 90 days after the Closing Date, Borrowers shall use their commercially reasonable efforts to obtain and deliver to Agent, in form and substance reasonably satisfactory to Agent, with respect to the leases and the Real Estate in respect of Parks that generate at least 70% of the EBITDA of the Borrowers and their Subsidiaries calculated on a trailing twelve month consolidated basis as of the fiscal year ended December 31, 2005, a landlord’s lien waiver, access agreements and consents (in recordable form) duly executed by each landlord and the applicable Borrower tenant with respect to each of the Park leases for such Parks.

(c)                                  Within 90 days after the Closing Date, Borrowers shall use their commercially reasonable efforts to obtain and deliver to Agent, in form and substance reasonably satisfactory to Agent, with respect to the leases and the Real Estate in respect of Tier 1 Parks and Tier 2 Parks where the Real Estate is subject to an existing fee mortgage granted by the owner of such Real Estate in favor a mortgagee, a subordination, non-disturbance and attornment agreement from such mortgage, in form and substance reasonably satisfactory to Agent.

(d)                                 In addition to and not in limitation of the above provisions of Section 5.10, Borrowers shall fully and timely comply with all of the obligations set forth in the Post-Closing Obligations Letter.

5.11.                        Additional Subsidiaries.

(e)                                  Promptly (and in any event within fifteen (15) business days) after the formation or acquisition of any Domestic Subsidiary of Holdings or any Borrower, Holdings or such Borrower as the case may be shall cause to be executed and delivered, (i) by such new Domestic Subsidiary, a joinder agreement in the form attached to the Guarantor Security Agreement and the Guaranty Agreement and pursuant to which Agent for the benefit of itself and the Lenders shall be granted a first priority (subject to Permitted Encumbrances) and perfected security interest in all Collateral (as defined in the Guarantor Security Agreement) of such Domestic Subsidiary to secure the Obligations and such Domestic Subsidiary shall guarantee all of the Obligations, (iii) by such new Domestic Subsidiary if it owns any Intellectual Property that is registered with the United States Patent and Trademark Office or the United States Copyright Office, a Copyright Security Agreement, a Patent Security Agreement and/or a Trademark Security Agreement in form and substance reasonably satisfactory to Agent and pursuant to which Agent for the benefit of itself and the Lenders shall be granted a first priority (subject to Permitted Encumbrances) and perfected security in all of such Intellectual Property to secure the Obligations, (iv) by the domestic Credit Party that is such Domestic Subsidiary’s direct parent company, a Pledge Agreement substantially in the form of the Holdings Pledge Agreement or the Borrower Pledge Agreement, as applicable, delivered on the Closing Date (or otherwise in form and substance reasonably satisfactory to Agent) and pursuant to which all of the Stock of such new Domestic Subsidiary owned by each such parent company shall be pledged to Agent for the benefit of itself and the Lenders on a first priority and perfected basis to secure the Obligations, and (v)  by the Credit Parties, such other related documents (including closing certificates, legal opinions and other similar documents) as Agent may reasonably request, all in form and substance reasonably satisfactory to Agent.

(f)                                    Promptly (and in any event within fifteen (15) business days) after the creation or acquisition of any first-tier Foreign Subsidiary by any Credit Party, the applicable Credit Party shall cause to be executed and delivered a Pledge Agreement substantially in the form of the Holdings Pledge Agreement or the Borrower Pledge Agreement, as applicable, delivered on the Closing Date (or otherwise in form and substance reasonably satisfactory to Agent) and pursuant to which sixty-five percent (65%) of the Stock of such new Foreign Subsidiary shall be pledged to Agent for the benefit of itself and the Lenders to secure the Obligations.

5.12.                        Further Assurances. Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party’s expense and upon the reasonable request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agent to carry out more effectively the provisions and purposes of this Agreement and each Loan Document.

6.                                       NEGATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof until the Termination Date:

6.1.                              Mergers, Subsidiaries, Etc.

(a)                                  No Credit Party shall directly or indirectly, by operation of law or otherwise, (x) form or acquire any Subsidiary, or (y) merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person (other than the Acquisition consummated on the Closing Date), except that:

(b)                                 Any Borrower (or Holdings, so long as contemporaneously therewith, all assets so acquired are transferred to such Borrower), may acquire all or substantially all of the assets or Stock of any Person (the “Target”) (in each case, a “Permitted Acquisition”) subject to the satisfaction of each of the following conditions:

(i)                                     Agent shall receive at least twenty (20) Business Days’ prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

(ii)                                  such Permitted Acquisition shall only involve assets located in the United States or Canada and comprising a business, or those assets of a business, of the type engaged in by Borrowers as of the Closing Date and businesses reasonably related thereto (including, any complementary businesses related to the businesses engaged in by Borrowers on the Closing Date at the Parks so long as such complementary businesses are conducted at and confined to the Parks of the type and character owned and operated by Borrowers on the Closing Date), and which business would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to such Borrower prior to such Permitted Acquisition;

(iii)                               such Permitted Acquisition shall be consensual and shall have been approved by the Target’s board of directors;

(iv)                              no additional Indebtedness or Guaranteed Indebtedness shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of Borrowers and Target after giving effect to such Permitted Acquisition, except (A) Loans made hereunder, (B) ordinary course trade payables, accrued expenses and unsecured Indebtedness of the Target to the extent no Default or Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition, (C) Capital Lease Obligations and purchase money debt (including any mortgage loans) assumed in connection with such Permitted Acquisition, provided that (in the case of this clause (C)) the aggregate principal amount of all such Capital Lease Obligations and purchase money debt (including any mortgage loans) so assumed, together with all outstanding Capital Lease Obligations and purchase money debt (including any mortgage loans) permitted to be incurred after the Closing Date under Section 6.3(a)(i) does not at any time exceed $5,900,000;

(v)                                 the Target shall not have incurred an operating loss for the trailing twelve-month period preceding the date of the Permitted Acquisition, as determined based upon the Target’s financial statements for its most recently completed fiscal year and its most recent interim financial period completed within sixty (60) days prior to the date of consummation of such Permitted Acquisition;

(vi)                              the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Encumbrances);

(vii)                           at or prior to the closing of any Permitted Acquisition, Agent will be granted a first priority perfected Lien (subject to Permitted Encumbrances) in all assets (whether real, personal or mixed) to the extent required hereunder (including under Section 5.9 and Section 5.11 hereof), acquired pursuant thereto and in the assets and Stock of the Target, and Holdings and Borrowers and the Target shall have executed such documents (including, in the case of the Target, a guarantee) and taken such actions as may be required by Agent in connection therewith;

(viii)                        Concurrently with delivery of the notice referred to in clause (i) above, Borrower Representative shall have delivered to Agent, in form and substance reasonably satisfactory to Agent:

(A)                              a pro forma consolidated balance sheet, income statement and cash flow statement of Borrowers and their Subsidiaries (the “Acquisition Pro Forma”), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Borrowers and their Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of all Loans in connection therewith, and such Acquisition Pro Forma shall reflect that (x) on a pro forma basis, Borrowers would be in compliance with all of the Financial Covenants for the four quarter period reflected in the Compliance Certificate most recently delivered to Agent pursuant to Annex E prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period), and (y) on a pro forma basis, no Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition and Borrowers would have been in compliance with the financial covenants set forth in Annex G for the four quarter period reflected in the Compliance Certificate most recently delivered to Agent pursuant to Annex E prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period);

(B)                                updated versions of the most recently delivered Projections covering the one (1) year period commencing on the date of such Permitted Acquisition and otherwise prepared in accordance with the Projections (the “Acquisition Projections”) and based upon historical financial data of a recent date reasonably satisfactory to Agent, taking into account such Permitted Acquisition; and

(C)                                a certificate of the chief financial officer of Borrower Representative to the effect that: (w) the Credit Parties taken as a whole will be Solvent and (ii) Festival and each Significant Subsidiary is and will be Solvent (after taking into consideration all rights of contribution and indemnity Festival or such Subsidiary has against Holdings and each other Subsidiary of Holdings) upon the consummation of the Permitted Acquisition; (x) the Acquisition Pro Forma fairly in all material respects presents the financial condition of Borrowers and their Subsidiaries (on a consolidated basis) as of the date thereof after giving effect to the Permitted Acquisition; (y) the Acquisition Projections are reasonable estimates of the future financial performance of Borrowers and their Subsidiaries subsequent to the date thereof based upon the historical performance of Borrowers, their Subsidiaries and the Target and show that Borrowers shall continue to be in compliance with the financial covenants set forth in Annex G for the three-year period thereafter; and (z) Holdings and Borrowers have completed their due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered to Agent and Lenders;

(ix)                                on or prior to the date of such Permitted Acquisition, Agent shall have received copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Agent, including those specified in the last sentence of Section 5.9;

(x)                                   at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing; and

(xi)                                the aggregate amount of consideration paid in respect of all such Permitted Acquisitions (including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected on a consolidated balance sheet of such Borrowers, their Subsidiaries and Target) shall not exceed $5,000,000 in any fiscal year, and $10,000,000 in the aggregate after the Closing Date for all such Permitted Acquisitions, provided, however that (x) any cash equity contributions made by Sponsor to Holdings to fund such Permitted Acquisitions shall not count against the dollar limitations in this Section 6.1(b)(xi) to the extent and only to the extent that such cash equity contribution are in fact used to fund the consideration paid in respect of such Permitted Acquisitions at the time such consideration is required to be paid under the applicable acquisition agreement, and (y) any consideration in the form of Stock of Holdings paid to seller to fund such Permitted Acquisitions shall not count against the dollar limitations in this Section 6.1(b)(xi) to the extent and only to the extent that such Stock is in fact used to fund the consideration paid in respect of such Permitted Acquisitions at the time such consideration is required to be paid under the applicable acquisition agreement.

Notwithstanding anything to the contrary in this Section 6.1(b), in the case of any Permitted Acquisitions where individually or in the aggregate the amount of consideration paid or to be paid in connection with all Permitted Acquisitions previously consummated and the subject acquisition proposed to be consummated (including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected on a consolidated balance sheet of such Borrower and Target) does not exceed $2,500,000, (A) Borrower Representative shall only be required to give Agent five (5) Business Days’ prior notice of such proposed Permitted Acquisition, together with a reasonably detailed description thereof, (B) Borrowers shall only be required to comply with clauses (ii), (iii), (iv), (v), (vi), (vii), (x) and (xi) of Section 6.1(b), provided, however, that in respect of clause (v) of this Section 6.1(b), the Target may have incurred an operating loss for the trailing twelve-month period preceding the date of the Permitted Acquisition so long as Agent receives from Borrower Representative projections in form and substance reasonably satisfactory to Agent showing that, on a pro forma basis, Target will have positive EBITDA for the twelve full consecutive months immediately succeeding the date of consummation of such Permitted Acquisition; and (C) promptly (and in any event within 15 days) after the date of consummation of such Permitted Acquisition, Agent shall have received copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Agent, including those specified in the last sentence of Section 5.9;

(c)                                  any Subsidiary (other than a Borrower) of a Borrower may be merged or consolidated with or into such Borrower (provided that such Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving corporation);

(d)                                 any Credit Party may at any time after the Closing Date form a Subsidiary so long as at the time of formation thereof, such Credit Party causes such Subsidiary to become a Subsidiary Guarantor and fully complies with all of the requirements of Section 5.11; and

(e)                                  (i) any Subsidiary of any Borrower may dispose of any or all of its assets to a Borrower (upon voluntary liquidation or otherwise) or to a Subsidiary Guarantor, and (ii) any Credit Party may dispose of any of its assets in connection with any disposition expressly permitted by Section 6.8(g).

6.2.                              Investments; Loans and Advances. Except as otherwise expressly permitted by this Section 6, no Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that:  (a) each Credit Party (other than Palace Finance) may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to such Credit Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practice; (b) each Credit Party may maintain its existing investments in its Subsidiaries as of the Closing Date; (c) Borrowers may make, directly or through other Credit Parties (other than Palace Finance), investments not to exceed $1,000,000 in the aggregate in joint ventures, subject to the following conditions:  (i) no Indebtedness, Guaranteed Indebtedness, contingent obligations or other liabilities shall be incurred, assumed by Holdings, Borrowers or any of their Subsidiaries in connection therewith after giving effect to such joint venture and (ii) at the time of such joint venture and after giving effect thereto, no Default or Event of Default has occurred and is continuing; (d) each Credit Party (other than Palace Finance) may make investments, subject to Control Letters in favor of Agent for the benefit of Lenders or otherwise subject to a perfected security interest in favor of Agent for the benefit of Lenders, in (i) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either S & P or Moody’s, (iii) certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of “A” or better by a nationally recognized rating agency (an “A Rated Bank”), (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with A Rated Banks and (v) mutual funds that invest solely in one or more of the investments described in clauses (i) through (iv) above; (e) each Credit Party (other than Palace Finance) may make intercompany Investments in any Borrower or any Person that, prior to or immediately after such investment, is or becomes a Subsidiary Guarantor, subject to compliance with Section 6.3(a)(vi) in the case of any such investment consisting of intercompany loans and advances; (f) Holdings and Festival and their Subsidiaries may consummate the Acquisition; (g)

notes issued to any Credit Party in connection with any asset dispositions expressly permitted under this Agreement, provided that the applicable Borrower engaged in such disposition receives at least 75% cash consideration from the purchaser of the assets disposed of and the aggregate principal amount of all such notes outstanding at any time does not exceed $3,000,000, (h) loans and advances to employees and officers not to exceed $300,000 in the aggregate at any time outstanding, (i) Guaranteed Indebtedness expressly permitted under Section 6.3 or Section 6.6 , (j) receivables owing to any Credit Party created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms the applicable Borrower deems commercially reasonable under the circumstances; (k) stock, obligations or securities received in settlement of debts created in the ordinary course of business of any Credit Party and owing by non-Affiliates to any Credit Party or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a non-Affiliated debtor; (l) investments in negotiable instruments issued by non-Affiliates and held by any Credit Party for collection and lease, utility and workers compensation, performance and other similar deposits made in the ordinary course of business of any Credit Party (and not to secure any Indebtedness for money borrowed), subject to compliance with the terms of Collateral Documents with respect to any such negotiable instruments, and (m) the Credit Parties (other than Palace Finance) may make other investments not exceeding $100,000 in the aggregate at any time outstanding. It being understood that the value of any investment shall be determined as of the date of the making of such investment less any cash return received by the applicable Credit Party after the initial date of such investment in connection therewith.

6.3.                              Indebtedness.

(a)                                  No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication):  (i) Indebtedness secured by purchase money security interests, mortgage financing and Capital Leases to the extent permitted in Section 6.1(b)(iv) and Section 6.7(c), (ii) the Loans and the other Obligations, (iii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, (iv) existing Indebtedness (other than Senior Unsecured Debt) described in Disclosure Schedule (6.3) and refinancings thereof or amendments or modifications thereof that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) in any material respect, (v) Indebtedness expressly permitted to be incurred or assumed under Section 6.1 and any refinancings thereof or amendments or modifications thereof that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) in any material respect, (vi) Indebtedness consisting of intercompany loans and advances made by any Borrower to any other Borrower or Subsidiary Guarantor or by any Guarantor to any Borrower; provided that:  (A) each Borrower shall have executed and delivered to each such Guarantor or Borrower, and each such Guarantor or Borrower shall have executed and delivered to such other Borrower, on the Closing Date, a demand note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing at any time by such Borrower to such Guarantor or other Borrowers or by such Subsidiary Guarantor to such Borrower or other Guarantor, which Intercompany Notes shall be in form and substance reasonably satisfactory to Agent and shall be pledged and delivered to Agent pursuant to the Pledge Agreements as additional collateral security for the Obligations; (B) each Borrower shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Agent; (C) at the time any such intercompany loan or advance is made by any Borrower to any other Borrower and after giving effect thereto, each such Borrower shall be Solvent; and (D) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan;  (vii)(A) unsecured Indebtedness of Festival and Palace Finance in respect of the Senior Unsecured Notes in an aggregate principal amount at any time outstanding not to exceed $150,000,000 (less the amount of any repayments of principal of Senior Unsecured Notes made after the Closing Date), together with any increase in the principal amount of such Senior Unsecured Notes after the Closing Date provided that (1)

at the time of and immediately after giving effect to any such increase, Borrowers and their Subsidiaries shall have a Fixed Charge Coverage Ratio as of the last day of most recently ended Fiscal Quarter for the 12-month period then ended, calculated on a pro forma basis after giving effect to such increase, of not less than 1.40 to 1.00 and Borrower Representative shall have delivered to Agent a certificate of the chief financial officer of Borrower Representative, in form and substance reasonably satisfactory to Agent, demonstrating compliance with such financial test on a pro forma basis after giving effect to such additional Senior Unsecured Indebtedness, and (2) no Default or Event of Default exists or would result therefrom, (B) unsecured Guaranteed Indebtedness of any Borrower (other than Festival), any Subsidiary Guarantor or Holdings in respect of such Senior Unsecured Debt permitted to be incurred pursuant to the immediately preceding clause (A); (viii) Indebtedness (other than for borrowed money) of Borrowers and their Subsidiaries in connection with surety, appeal (or similar) bonds, letters of credit and performance bonds obtained in the ordinary course of business in connection with workers’ compensation obligations of Borrowers and their Subsidiaries and in connection with other surety, appeal (or similar) and performance bonds in the ordinary course of business of Borrowers; (ix) Indebtedness under hedging agreements entered into by Borrowers provided that such hedging agreements are entered into in the ordinary course of business of Borrowers to hedge or mitigate risks to which any Borrowers are exposed in the conduct of its business or the management of its liabilities and not entered into for speculative purposes or of a speculative nature; (x)  Indebtedness arising from agreements of Credit Parties providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with Permitted Acquisitions or disposition of any assets to the extent expressly permitted under Section 6.8 or to pay related fees and expenses, provided that (A) with respect to any such dispositions, the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Credit Parties in connection with such disposition, and (B) with respect to any such Permitted Acquisition, the aggregate principal amount of such Indebtedness shall be included in determining whether or not such acquisition complies with the dollar limitations in Section 6.1(b)(xi); and (xi) additional Indebtedness of Holdings or any of its Subsidiaries in an aggregate principal amount (for Holdings and all of its Subsidiaries) not to exceed $1,000,000 at any one time outstanding. Notwithstanding anything in the foregoing to the contrary, Palace Finance may not create, incur, assume or permit to exist any Indebtedness, except that Palace Finance may incur unsecured Indebtedness as a co-issuer in respect of the Senior Unsecured Notes in an aggregate principal amount at any time outstanding not to exceed the amount of Senior Unsecured Debt permitted to be incurred under clause (vii)(A) above.

(b)                                 No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations; (ii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 6.8(b) or (c); (iii) Indebtedness permitted by Section 6.3(a)(iv), (v) and (xi) upon any refinancing thereof in accordance with Section 6.3(a)(iv) and (v); (iv) Indebtedness permitted by Section 6.3(a)(i), (v), (vi), (viii), (ix), (x) or (xi); (v) other Indebtedness (excluding Subordinated Debt and the Senior Unsecured Debt) not in excess of $100,000; and (vi) as otherwise permitted in Section 6.13.

6.4.                              Affiliate Transactions and Employee Loans.

(a)                                  Except as otherwise expressly permitted in this Section 6 with respect to transactions with Affiliates and intercompany transactions, (B) no Credit Party shall enter into or be a party to any transaction with any Affiliate unless such transaction is (i) otherwise expressly permitted under this Agreement, or (ii) in the ordinary course of and pursuant to the reasonable requirements of such Credit Party’s business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm’s length transaction with a Person that is not an

Affiliate. All agreements and contracts evidencing such transactions existing as of the Closing Date are described in Disclosure Schedule (6.4(a)). Notwithstanding the foregoing, (i) Borrowers and their Subsidiaries may pay to Sponsor the amounts permitted to paid under Section 6.13, and (ii) Palace Finance may not at any time enter into any transactions with any Affiliates except as expressly permitted under Section 6.19(b).

(b)                                 No Credit Party shall enter into any lending or borrowing transaction with any employees of any Credit Party, except loans to employees of any Credit Party (other than Palace Finance) on an arm’s-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes and stock option financing up to a maximum of $75,000 to any employee and up to a maximum of $300,000 in the aggregate at any one time outstanding.

6.5.                              Capital Structure and Business. If all or part of a Credit Party’s Stock is pledged to Agent, that Credit Party shall not issue additional Stock unless all of such additional Stock is pledged to Agent as and to the extent required pursuant to this Agreement and the terms of the Collateral Documents. No Credit Party shall amend its charter or bylaws in a manner that would adversely affect Agent or Lenders or such Credit Party’s duty or ability to repay the Obligations. No Borrowers or any of their Subsidiaries shall engage in any business other than the businesses currently engaged in by Borrowers on the Closing Date and businesses reasonably related thereto (including, any complementary businesses related to the businesses engaged in by Borrowers on the Closing Date at the Parks so long as such complementary businesses are conducted at and confined to the Parks of the type and character owned and operated by Borrowers on the Closing Date).

6.6.                              Guaranteed Indebtedness. No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, (b) Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement other than Indebtedness, if any, of a Target existing at the time such Target is acquired unless such Indebtedness is expressly permitted to be incurred or assumed under Section 6.3 and (c) unsecured Guaranteed Indebtedness of Holdings and the Borrowers (other than Festival) of the Senior Unsecured Debt pursuant to the Senior Unsecured Note Documents (as in effect on the date hereof and as amended, refinanced, increased, supplemented or modified from time to time to the extent such amendment, refinancing, increase, supplement or modification is expressly permitted under this Agreement).

6.7.                              Liens. No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to any of its properties or assets (whether now owned or hereafter acquired) except for (a) Permitted Encumbrances; (b) Liens in existence on the date hereof and summarized on Disclosure Schedule (6.7) securing Indebtedness and other obligations described on Disclosure Schedule (6.3) (including, existing Capital Lease Obligations) and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens; provided that the principal amount so secured is not increased and the Lien does not attach to any other property; and (c) Liens created after the Closing Date by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness and mortgage financing with respect to Equipment, Fixtures and Real Estate acquired by any Credit Party in the ordinary course of business or in connection with any Permitted Acquisition, involving the incurrence of an aggregate amount of purchase money Indebtedness, mortgage financing and Capital Lease Obligations of not more than $5,900,000 (less any amounts or obligations of any Borrowers of the type described in clauses (a) and (b) of Section 6.12 and less the aggregate principal amount any Capital Leases Obligations, mortgage loans or other purchase money debt permitted to be assumed in connection with any Permitted Acquisition pursuant to Section 6.1(b)(iv)) outstanding at any one time for all such Liens (provided that (x) in all cases (other than

Permitted Acquisitions) such Liens attach only to the assets subject to such Capital Leases, mortgage financing or purchase money debt and such Indebtedness is incurred within twenty (20) days following such purchase and (y) in all cases such Liens do not exceed 100% of the purchase price of the subject assets). In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except (i) operating leases, (ii) Capital Leases, purchase money debt and mortgage debt to the extent expressly permitted to be incurred hereunder,  and (iii) Licenses and licensed Intellectual Property, in each case (in the case of the immediately preceding clauses (i), (ii) and (iii)) which prohibit Liens only upon the assets that are subject thereto. Notwithstanding anything in the foregoing to the contrary, Palace Finance shall not create, incur, assume or permit to exist any Lien on or with respect to any of its properties or assets (whether now owned or hereafter acquired) except for Liens securing the Obligations.

6.8.                              Sale of Stock and Assets. No Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise), other than (a) the sale of Inventory in the ordinary course of business; (b) the sale or other disposition by a Credit Party of property that is obsolete, worn-out or no longer used or useful in such Credit Party’s business; (c) dispositions permitted by Section 6.1(c) or clause (i) of Section 6.1(e); (d) the sale of any Subsidiary’s Stock to any Borrower or any Subsidiary Guarantor; (e) the sale of Cash Equivalents; (f) the sale of any joint venture investments, (g) the sale or other disposition of property of any Credit Party (including the Stock of any Borrower or Subsidiary of any Borrower) on and after the Closing having a book value determined as of the date of such disposition and immediately prior thereto not exceeding $20,000,000 in the aggregate provided no Default or Event of Default exists or would result therefrom, (h) transfers of properties and other assets (including the Stock of any Subsidiary) among and between Borrowers and/or Subsidiary Guarantors, and (i) transfers of properties and other assets (including the Stock of any Subsidiary) from any Subsidiary to any Borrower or any Subsidiary Guarantor.

6.9.                              ERISA. No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur (i) an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or (ii) an ERISA Event to the extent such Lien or ERISA Event would reasonably be expected to result in taxes, penalties and other liability in excess of $500,000 in the aggregate.

6.10.                        Financial Covenants. Borrowers shall not breach or fail to comply with any of the Financial Covenants.

6.11.                        Hazardous Materials. No Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities that, in the case of either clause (a) or clause (b) of this Section could not reasonably be expected to have a Material Adverse Effect.

6.12.                        Sale-Leasebacks. No Credit Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets, except in the case of any synthetic lease or sale-leaseback transaction engaged in by any Borrower where the sum of (a) all remaining rental obligations of such Person as lessee under all such synthetic leases transactions which are attributable to principal and, without duplication, plus (b) all rental and purchase price payment obligations of Borrowers under all such synthetic leases transactions, assuming the applicable Borrowers exercise the option to purchase the lease property at the end of the lease term, plus (c) the aggregate principal amount of all purchase money indebtedness (including mortgage financing) and Capital Leases incurred or assumed after the Closing Date pursuant to Sections 6.1(b)(iv) and 6.7(c), does not at any exceed $5,900,000 in the aggregate outstanding at any time.

6.13.                        Restricted Payments. No Credit Party shall make any Restricted Payment, except (a) intercompany loans and advances and other transactions between Borrowers, Holdings and Subsidiaries to the extent expressly permitted under this Agreement, (b) dividends and distributions by Subsidiaries of any Borrower paid to such Borrower or any Subsidiary Guarantor, and other payments, loans, contributions and other transfers of funds or other property between or among Borrowers and/or Subsidiary Guarantors, (c) employee loans permitted under Section 6.4(b), (d) payments of principal and interest of Intercompany Notes issued in accordance with Section 6.3, (e) so long as no Event of Default or payment Default shall have occurred and be continuing or would result therefrom, payments of management fees to Sponsor pursuant to Sponsor Management Agreement in an aggregate amount not to exceed $1,000,000 per year, (f) closing fees to Sponsor upon the Closing Date in connection with the Acquisition in an aggregate amount not to exceed $2,500,000, (g) payments to Holdings to permit Holdings to pay (w) its reasonable corporate overhead expenses incurred in the ordinary course of business (including, without limitation, fees, expenses and reimbursement obligations to its non-Affiliated board members, expenses relating to audits, accounting and SEC reporting requirements), (x) to reimburse Holdings officers and directors for reasonable and customary travel expenses incurred solely in furtherance of the business that Holdings and its Subsidiaries are expressly permitted to be engaged in hereunder, (y) so long as no Event of Default exists or would result therefrom, payments to such officers and directors in order to indemnify such officers or directors from any losses, damages or claims suffered by them in carrying out their duties solely in furtherance of the business that Holdings and its Subsidiaries are expressly permitted to be engaged in hereunder to the extent and only to the extent that such losses, damages or claims are not covered by insurance and are not caused by any negligence, criminal or willful misconduct of such officer, director or employee, and (z) Permitted Tax Distributions, (h) payments to Sponsor of Financial Advisory Fees (as such term is defined in the Sponsor Management Agreement) for Financial Advisory Services rendered under and as defined in the Sponsor Management Agreement and reimbursement of Sponsor for expenses and indemnities under the Sponsor Management Agreement, provided in each case that such fees and such reimbursed fees and expenses are customary and reasonable in type and amount and otherwise in compliance with Section 6.4, (i) Permitted Prepayments of Senior Unsecured Notes, (j) regularly scheduled payments of interest on the Senior Unsecured Notes, together with the underwriting fee to be paid on the Closing Date in connection with the issuance of the Senior Unsecured Notes in an amount as identified on the Sources and Uses delivered by Borrower Representative to Agent on the Closing Date and any customary and reasonable underwriting fees to be paid after the Closing Date in connection with any additional issuance of the Senior Unsecured Notes to extent such additional issuance is permitted hereunder, reimbursement of the Senior Unsecured Noteholder Indenture Trustee of any fees or expenses incurred in connection with the administration, monitoring or enforcement of the Senior Unsecured Note Documents, in each case in accordance with the Senior Unsecured Note Documents (as in effect on the date hereof and as amended, refinanced, increased, supplemented or modified from time to time to the extent such amendment, refinancing, increase, supplement, refinancing or modification is expressly permitted under this Agreement).

6.14.                        Change of Corporate Name or Location. No Credit Party shall (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, except for such changes in the location of Collateral in connection with (i) the movement of Collateral from a location existing on Closing Date and identified on schedules to Collateral Agreement or otherwise previously noticed to Agent in accordance with this Section to another location existing on Closing Date and identified on schedules to Collateral Agreement or otherwise previously noticed to Agent in accordance with this Section, or (ii) changes in the location of Collateral that, individually or in the aggregate, does not have a book value determined as of the date of such change in excess of $1,000,000, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case (in the case of clauses (a) through (e) above in this Section) without at least thirty (30) days prior written notice to Agent and after Agent’s written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States.

6.15.                        Fiscal Year. No Credit Party shall change its Fiscal Year.

6.16.                        No Impairment of Intercompany Transfers or Distributions. No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than (x) as required by law, and (y) this Agreement, the other Loan Documents, and the Senior Unsecured Note Documents as in effect on the date hereof and as amended, refinanced, increased, supplemented or modified from time to time to the extent such amendment, refinancing, supplement, increase or modification is expressly permitted under this Agreement) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to (a) the payment of dividends or distributions to Borrowers or any Subsidiaries of Borrowers, (b) the making of loans or advances to, or investments in, Borrowers or any other Subsidiaries of Borrowers or (c) the transfer of any of its assets to Borrower or any other Subsidiaries of Borrowers, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under this Agreement, the other Loan Documents and the Senior Unsecured Note Documents (as in effect on the date hereof and as amended, refinanced, increased, supplemented or modified from time to time to the extent such amendment, supplement, increase refinancing or modification is expressly permitted under this Agreement), (ii) any restrictions with respect to any assets or Stock of any Borrowers or Subsidiaries imposed pursuant to an agreement that has been entered into in connection with the disposition of such assets or Stock to extent such disposition is expressly permitted under this Agreement, (iii) solely in the case of clause (c) of this Section 6.16, restrictions on transfer of assets securing permitted purchase money debt, Capital Lease Obligations and mortgage financing to the extent and only to the extent that such restrictions apply only to the assets which are the subject of such Capital Leases, mortgage financing or purchase money debt and such Indebtedness, (iv) restrictions in any permitted refinancings of purchase money financing, mortgage financing and Capital Leases, provided that such restrictions are limited solely to the assets that are the subject of such purchase money financing, mortgage financing or capital leases, (v) net worth provisions in leases and other agreements (not for Indebtedness for money borrowed) entered into by Borrowers or subsidiaries in the ordinary course of business, and (vi) restrictions required by law.

6.17.                        Real Estate Purchases. Except as otherwise permitted in Section 6.1 in connection with a Permitted Acquisition, no Credit Party shall purchase a fee simple ownership interest Real Estate, except in connection with Permitted Acquisitions.

6.18.                        Changes Relating to Senior Unsecured Notes; Material Contracts.

(a)                                  No Credit Party shall change, restate, supplement, amend or otherwise modify any of the terms or provisions of the Senior Unsecured Note Documents as in effect on the Closing Date if the effect of such amendment is to:  (a) increase the interest rate on such Senior Unsecured Notes (other than no cash payment-in-kind interest) or fees (other than customary amendment and waiver fees and customary and reasonable underwriting fees in connection with issuance of additional Senior Unsecured Notes to extent such additional issuance is expressly permitted hereunder), by more than an amount that would result in an interest rate per annum on the Senior Unsecured Notes in excess of 12.5% per annum, except in connection with the imposition of a default rate of interest in accordance with the terms of the Senior Unsecured Note Documents as in effect as of the Closing Date; (b) change the dates upon which payments of principal or interest are due on such Senior Unsecured Notes other than to extend such dates; (c) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Senior Unsecured Notes; (d) change the redemption or prepayment provisions of such Senior Unsecured Notes other than to extend the dates therefor or to reduce the premiums payable in connection therewith; or (e) grant any security or collateral to secure payment of such Senior Unsecured Debt; or (f) change or amend any other term if such change or amendment, individually or in the aggregate, would materially increase the obligations of the Credit Party thereunder or confer additional material rights on the Senior Unsecured Note Holders in a manner adverse to any Credit Party, Agent or any Lender, except in the case of any increase in Senior Unsecured Debt to the extent such increase is expressly permitted to be incurred under Section 6.3 (vii)(A).

(b)                                 No Credit Party shall change or amend the terms of any Material Agreements (other than the Senior Unsecured Note Documents to extent permitted under Section 6.18(a)) in any manner adverse in any material respect to the Lenders unless consented to in writing by the Requisite Lenders and the Agent.

6.19.                        Holdings and Palace Finance Covenant.

(a)                                  Holdings shall not (i) conduct, transact, purchase, invest or otherwise engage in, or commit to conduct, transact, purchase, invest or otherwise engage in, any business or operations other than (A) those activities necessary to carry-out its obligations as expressly set forth in this Agreement, the other Loan Documents and the Senior Unsecured Note Documents to which it is a party, and (B) those incidental to its ownership of the Stock of Borrowers and Palace Finance, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations (other than liabilities and financial obligations arising in the ordinary course in connection with the carrying out of those activities permitted under the immediately preceding clauses (A) and (B)), except as expressly permitted pursuant to the Loan Documents and the Senior Unsecured Note Documents (as in effect on the date hereof and as amended, refinanced, increased, supplemented or modified from time to time to the extent such amendment, modification, increase, supplement or refinancing is expressly permitted under this Agreement), or (iii) own, lease, manage or otherwise operate any properties or assets, other than in each case, the ownership of shares of Stock of Borrower and Palace Finance and cash or Cash Equivalents or as otherwise expressly permitted hereunder.

(b)                                 Palace Finance shall not (i) conduct, transact, purchase, invest or otherwise engage in, or commit to conduct, transact, purchase, invest or otherwise engage in, any business or operations, except those activities necessary to carry-out its obligations as set forth in this Agreement, the other Loan Documents and the Senior Unsecured Note Documents to which it is a party, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations (other than liabilities and financial obligations arising in the ordinary course in connection with the carrying out of those activities permitted under the immediately preceding clause (i)), except as expressly permitted pursuant to the Loan Documents and the Senior Unsecured Note Documents as in effect on the date hereof and as amended, refinanced, increased, supplemented or modified from time to time to the extent such amendment, increase, supplement, refinancing or modification is expressly permitted under this Agreement to which it is a party, or (iii) own, lease, manage or otherwise operate any properties or assets.

7.                                       TERM

7.1.                              Termination. The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date.

7.2.                              Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 11, the payment obligations under Sections 1.11, 1.12 and 1.13, and the indemnities contained in the Loan Documents shall survive the Termination Date.

8.                                       EVENTS OF DEFAULT; RIGHTS AND REMEDIES

8.1.                              Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a)                                  Any Borrower fails to (i) make any payment of principal of the Loans or any of the other Obligations when due and payable, (ii) make any payment of interest on, or Fees owing in respect of, the Loans or any of the other Obligations within three (3) days after any such interest or Fees become due in accordance with the terms thereof, or (iii) pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within ten (10) days following Agent’s demand for such reimbursement or payment of expenses.

(b)                                 Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Sections 1.4, 5.4(a), 5.10 or 6 (other than Section 6.11 which is covered under clause (d) below of this Section 8.1), or any of the provisions set forth in Annex G.

(c)                                  Any Borrower fails or neglects to perform, keep or observe any of the provisions of Sections 1.6 or 4.1 or any provisions set forth in Annex C or E, and the same shall remain unremedied for three (3) Business Days or more.

(d)                                 Any Credit Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for thirty (30) days or more.

(e)                                  A default or breach occurs under any other agreement, document or instrument to which any Credit Party is a party, that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Guaranteed Indebtedness (other than the Obligations) of any Credit Party in excess of $2,000,000 in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such

Indebtedness or Guaranteed Indebtedness or a trustee to cause, Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $2,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral to be demanded in respect thereof, in each case, regardless of whether such default is waived, or such right is exercised, by such holder or trustee.

(f)                                    Any representation or warranty made or deemed made by any Credit Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made.

(g)                                 Assets of any Credit Party with a fair market value of $1,500,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for thirty (30) days or more.

(h)                                 A case or proceeding is commenced against Holdings, Festival or any Significant Subsidiary seeking a decree or order in respect of such Credit Party (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets, or (iii) ordering the winding-up or liquidation of the affairs of such Credit Party, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or a decree or order granting the relief sought in such case or proceeding is granted by a court of competent jurisdiction.

(i)                                     Holdings, Festival or any Significant Subsidiary (i) files a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets, (iii) makes an assignment for the benefit of creditors, or (iv) takes any action in furtherance of any of the foregoing, or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.

(j)                                     A final judgment or judgments for the payment of money in excess of $1,500,000 in the aggregate at any time are outstanding against one or more of the Credit Parties (which judgments are not covered by insurance policies as to which liability has been accepted by the insurance carrier), and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

(k)                                  Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.

(l)                                     Any Change of Control occurs.

(m)                               An ERISA Event occurs.

(n)                                 Any Event of Default occurs and is continuing under (and as such term is defined in) any Senior Unsecured Note Document that may be then in effect.

8.2.                              Remedies.

(a)                                  If any Default or Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall) (i) without notice, suspend the Lenders’ commitments hereunder to make additional Advances and/or incur any additional Letter of Credit Obligations, whereupon any additional Advances or Letter of Credit Obligations shall be made or incurred in Agent’s sole discretion (or in the sole discretion of the Requisite Lenders, if such suspension occurred at their direction) so long as such Default or Event of Default is continuing, and (ii) require that the Letter of Credit Obligations be cash collateralized in the manner set forth in Annex B. If any Event of Default under Section 8.1(a) shall have occurred and be continuing, Agent may (and at the written request of Requisite Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the overdue Loans and the Letter of Credit Fees to the Default Rate as provided in Section 1.5(d).

(b)                                 If any Event of Default shall have occurred and be continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice: (i) terminate the Lenders’ commitments hereunder to make any further Loans or incur any further Letter of Credit Obligations; (ii) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized as provided in Annex B, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrowers and each other Credit Party; or (iii) exercise any rights and remedies provided to Agent under the Loan Documents and/or at law or equity, including all remedies provided under the Code; provided, however, that upon the occurrence of an Event of Default specified in Sections 8.1(h) or (i), the Revolving Loan facility shall be immediately terminated and all of the Obligations, including the Loans and Letter of Credit Obligations, shall become immediately due and payable without declaration, notice or demand by any Person.

8.3.                              Waivers by Credit Parties. Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard during the occurrence and continuance of any Event of Default, (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies during the occurrence and continuance of any Event of Default, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

9.                                       ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

9.1.                              Assignment and Participations.

(a)                                  Subject to the terms of this Section 9.1, any Lender may make an assignment to a Qualified Assignee of, or sale of participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations and the Revolving Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall (i) require the consent of Agent (except in the case of an assignment to a Qualified Assignee), which consent shall not be unreasonably withheld or delayed, and the execution of an assignment agreement (an “Assignment Agreement”) substantially in the form attached hereto as Exhibit 9.1(a) and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) after giving effect to any such partial assignment, the assignee Lender shall have Revolving Loan Commitments in an amount at least equal to $2,500,000 and, unless it is assigning all of its Revolving Loan Commitments, the assigning Lender shall have retained Revolving Loan Commitments in an amount at least equal to $2,500,000; (iv) include a payment to Agent of an assignment fee of $3,500, and (v) so long as no Event of Default has occurred and is continuing, require the consent of Borrower Representative, which shall not be unreasonably withheld or delayed. In the case of an assignment by a Lender under this Section 9.1(a), the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Revolving Loan Commitments or assigned portion thereof from and after the date of such assignment. Each Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrowers to the assignee and that the assignee shall be considered to be a “Lender”. In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the Revolving Loan Commitments. In the event any Lender assigns or otherwise transfers all or any part of the Obligations, such Lender shall so notify Borrowers and Borrowers shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 9.1(a), any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document.

(b)                                 Any participation by a Lender of all or any part of its Revolving Loan Commitments shall be made with the understanding that all amounts payable by Borrowers hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 1.11, 1.12, 1.13 and 9.8, each Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrowers to the participant and the participant shall be considered to be a “Lender” provided, (i) a participant shall not be entitled to receive any greater payment under Sections 1.11, 1.12 or 1.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent and (ii) a participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 1.12 unless Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrower, to comply with Section 1.12 as though it were a Lender. Except as set forth in the preceding sentence no Borrower or Credit Party shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

(c)                                  Except as expressly provided in this Section 9.1, no Lender shall, as between Borrowers and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

(d)                                 Each Credit Party executing this Agreement shall assist any Lender permitted to sell assignments or participations under this Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be reasonably requested and the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Each Credit Party executing this Agreement shall certify the correctness, completeness and accuracy in all material respects of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by it and all other information provided by it and included in such materials, except that any Projections delivered by Borrowers shall only be certified by Borrowers as having been prepared by Borrowers in compliance with the representations contained in Section 3.4(c).

(e)                                  A Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from potential assignees or participants containing confidentiality covenants or agreements substantially equivalent to those contained in Section 11.8.

(f)                                    So long as no Event of Default has occurred and is continuing, no Lender shall assign or sell participations in any portion of its Loans or Revolving Loan Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 1.13(a), increased costs under Section 1.13(b), an inability to fund LIBOR Loans under Section 1.13(c), or withholding taxes in accordance with Section 1.12.

(g)                                 Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”), may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing by the Granting Lender to Agent and Borrowers, the option to provide to Borrowers all or any part of any Loans that such Granting Lender would otherwise be obligated to make to Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan; and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Revolving Loan Commitment of the Granting Lender to the same extent, and as if such Loan were made by such Granting Lender. No SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). Any SPC may (i) with notice to, but without the prior written consent of, Borrowers and Agent, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrowers and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 9.1(g) may not be amended without the prior written consent of each Granting Lender, all or any of whose Loans are being funded by an SPC at the time of such amendment. For the avoidance of doubt, the Granting Lender shall for all purposes, including without limitation, the approval of any amendment or waiver of any provision of any Loan Document or the obligation to pay any amount otherwise payable by the Granting Lender under the Loan Documents, continue to be the Lender of record hereunder.

9.2.                              Appointment of Agent. GE Capital is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents. The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by GE Capital or any of its Affiliates in any capacity. Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages finally found by a court of competent jurisdiction to have resulted from its or their own gross negligence or willful misconduct.

If Agent shall request instructions from Requisite Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.

9.3.                              Agent’s Reliance, Etc. Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent:  (a)  may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy) believed by it to be genuine and signed or sent by the proper party or parties.

9.4.                              GE Capital and Affiliates. With respect to its Revolving Loan Commitment hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include GE Capital in its individual capacity. GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if GE Capital were not Agent and without any duty to account therefor to Lenders. GE Capital and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

9.5.                              Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 3.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

9.6.                              Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Credit Parties and without limiting the obligations of Credit Parties hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Credit Parties.

9.7.                              Successor Agent. Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Lenders and Borrower Representative. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent hereunder shall be subject to the approval of Borrower Representative, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default has occurred and is continuing or if such successor agent is an existing Lender appointed by Agent in accordance with the provisions above. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.

9.8.                              Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.9(f), each Lender is hereby authorized at any time or from time to time, without prior notice to any Credit Party or to any Person other than Agent, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Borrower or Guarantor (regardless of whether such balances are then due to such Borrower or Guarantor) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of any Borrower or Guarantor against and on account of any of the Obligations that are not paid when due; provided that the Lender exercising such offset rights shall give notice thereof to the affected Credit Party promptly after exercising such rights. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares, (other than offset rights exercised by any Lender with respect to Sections 1.11, 1.12 or 1.13. Each Lender’s obligation under this Section 9.8 shall be in addition to and not in limitation of its obligations to purchase a participation in an amount equal to its Pro Rata Share of the Swing Line Loans under Section 1.1. Each Credit Party that is a Borrower and each Guarantor agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

9.9.                              Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.

(a)                                  Advances; Payments. (i)  Lenders shall refund or participate in the Swing Line Loan in accordance with clauses (iii) and (iv) of Section 1.1(b). If the Swing Line Lender declines to make a Swing Line Loan or if Swing Line Availability is zero, Agent shall notify Lenders, promptly after receipt of a Notice of Revolving Advance and in any event prior to 2:00 p.m. (New York time) on the date such Notice of Revolving Advance is received, by telecopy, telephone or other similar form of transmission. Each Lender shall make the amount of such Lender’s Pro Rata Share of such Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent’s account as set forth in Annex H not later than 3:00 p.m. (New York time) on the requested funding date, in the case of an Index Rate Loan and not later than 11:00 a.m. (New York time) on the requested funding date in the case of a LIBOR Loan. After receipt of such wire transfers (or, in the Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Credit Advance to the Borrower designated by Borrower Representative in the Notice of Revolving Credit Advance. All payments by each Lender shall be made without setoff, counterclaim or deduction of any kind.

(ii)                                  Not less than once during each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone, or telecopy of the amount of such Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments and Advances required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees paid by Borrowers since the previous Settlement Date for the benefit of such Lender on the Loans held by it. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments and Advances or failed to fund the purchase of all such participations, Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrowers. Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in Annex H or the applicable Assignment Agreement) not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.

(b)                                 Availability of Lender’s Pro Rata Share. Agent may assume that each Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on each funding date. If such Pro Rata Share is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower Representative and Borrowers shall immediately repay such amount to Agent. Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrowers may have against any Lender as a result of any default by such Lender hereunder. To the extent that Agent advances funds to any Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Lender.

(c)                                  Return of Payments. (i)  If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)                                  If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d)                                 Non-Funding Lenders. The failure of any Non-Funding Lender to make any Revolving Credit Advance or any payment required by it hereunder, or to purchase any participation in any Swing Line Loan to be made or purchased by it on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Advance or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance, purchase a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of “Requisite Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document. At Borrower Representative’s request, Agent, an existing Lender (other than a Non-Funding Lender) or another Person that is a Qualified Assignee pursuant to Section 9.1 shall have the right with Agent’s consent (not to be unreasonably withheld or delayed) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent, such existing Lender or such Qualified Assignee, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(e)                                  Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct. Lenders acknowledge that Borrowers are required to provide Financial Statements and Collateral Reports to Lenders in accordance with Annexes D and F hereto and agree that Agent shall have no duty to provide the same to Lenders.

(f)                                    Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders.

10.                                 SUCCESSORS AND ASSIGNS

10.1.                        Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Agent, Lenders and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11.                                 MISCELLANEOUS

11.1.                        Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2. Any letter of interest, commitment letter, fee letter or confidentiality agreement, if any, between any Credit Party and Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement. Notwithstanding the foregoing, the GE Capital Fee Letter shall survive the execution and delivery of this Agreement and shall continue to be binding obligations of the parties.

11.2.                        Amendments and Waivers.

(a)                                  Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Borrowers, and by Requisite Lenders or all affected Lenders, as applicable. Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(b)                                 No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 2.2 to the making of any Loan or the incurrence of any Letter of Credit Obligations shall be effective unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrowers. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans or the incurrence of Letter of Credit Obligations set forth in Section 2.2 or unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrowers.

(c)                                  No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby:  (i) increase the principal amount of any Lender’s Commitment (which action shall be deemed only to affect those Lenders whose Revolving Commitments are increased and may be approved by Requisite Lenders, including those lenders whose Revolving Commitments are increased); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date (other than payment dates of mandatory prepayments under Section 1.3(b)(ii) or

(iii)) or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) release any Guaranty or, except as otherwise permitted herein or in the other Loan Documents, release, or permit any Credit Party to sell or otherwise dispose of, any Collateral with a value exceeding $5,000,000 in the aggregate (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Revolving Loan Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 11.2 or the definition of “Requisite Lenders” insofar as such definition affects the substance of this Section 11.2. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent or L/C Issuer under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent or L/C Issuer, as the case may be, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

(d)                                 If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (d) being referred to as “Non Consenting Lender”), then, so long as Agent is not a Non Consenting Lender, at Borrower Representative’s request Agent, an existing Lender (other than a Non Consenting Lender) or a Person that is a Qualified Assignee pursuant to Section 9.1, shall have the right with Agent’s consent (not to be unreasonably withheld or delayed) to purchase from such Non Consenting Lenders, and such Non Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent, such existing Lender or such Qualified Assignee, all of the Revolving Loan Commitments of such Non Consenting Lenders for an amount equal to the principal balance of all Loans and non-contingent Letter of Credit Obligations held by the Non Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(e)                                  Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations for which a claim has not been asserted), termination of the Revolving Commitments and a release of all claims against Agent and Lenders, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrowers termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

11.3.                        Fees and Expenses. (a) Borrowers shall reimburse Agent for all reasonable out of pocket fees, costs and expenses, including the reasonable out of pocket fees, costs and expenses of counsel and other external advisors (including environmental and management consultants and appraisers) incurred in connection with (i) the negotiation, preparation and filing and/or recordation of the Loan Documents and any amendment, modification or waiver of, or consent with respect to, or termination of, any of the Loan Documents or Related Transactions Documents or advice in connection with the syndication and administration of the Loans made pursuant hereto or its rights hereunder or thereunder, and (ii) prior to the occurrence of any Event of Default, effort to (A) monitor the Loans or any of the other Obligations, and (B) evaluate, observe or assess any of the Credit Parties or their respective affairs.

(b) Borrowers shall reimburse Agent and all Lenders for all reasonable and out of pocket fees, costs and expenses, including the reasonable out of pocket fees, costs and expenses of counsel or other external advisors (including environmental and management consultants and appraisers) incurred in connection with:

(i)                                     any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Credit Party or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Credit Parties or any other Person that may be obligated to Agent by virtue of the Loan Documents, including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that no Person shall be entitled to reimbursement under this clause (ii) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence or willful misconduct;

(ii)                                  any attempt to enforce any remedies of Agent or any Lender against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;

(iii)                               any workout or restructuring of the Loans during the pendency of one or more Events of Default; and

(iv)                              during the occurrence of any Event of Default, efforts to verify, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral including, as to each of clauses (a) and (b) above, all reasonable out of pocket attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all reasonable out of pocket expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Borrowers to Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services. Reimbursement by Borrowers’ of any appraisals conducted after the Closing Date shall be subject to the limitations on reimbursement of appraisal fees and expenses set forth in paragraph (b) of Annex F.

11.4.                        No Waiver. Agent’s or any Lender’s failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders and directed to Borrowers specifying such suspension or waiver.

11.5.                        Remedies. Agent’s and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

11.6.                        Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

11.7.                        Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

11.8.                        Confidentiality. Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties and designated as confidential for a period of two (2) years following receipt thereof, except that Agent and each Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent or such Lender is a party; or (f) that ceases to be confidential through no fault of Agent or any Lender.

11.9.                        GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES. EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE

CREDIT PARTIES, AGENT OR THE LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY AND; PROVIDED, FURTHER THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX I OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) BUSINESS DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

EACH CREDIT PARTY DOES HEREBY DESIGNATE AND APPOINT:

CT CORPORATION SYSTEM

111 EIGHTH AVENUE

NEW YORK, NEW YORK 10010

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO EACH OF THE UNDERSIGNED IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON ANY CREDIT PARTY IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

11.10.                  Notices.

(a)                                  Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to (A) the party to be notified and sent to the address or facsimile number indicated in Annex I, or (B) otherwise to the party to be notified at its address specified on the signature page of any applicable Assignment Agreement, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-coded fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to Agent prior to such posting, (iii) posted to any other E-System set up by or at the direction of Agent in an appropriate location or (iv) addressed to such other address as shall be notified in writing (A) in the case of Borrower Representative, Agent and Swingline Lender, to the other parties hereto and (B) in the case of all other parties, to Borrower Representative and Agent. Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (i) above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.

(b)                                 Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower Representative or Agent) designated in Annex I to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.

11.11.                  Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

11.12.                  Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

11.13.                  WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

11.14.                  Press Releases and Related Matters. Each Credit Party executing this Agreement agrees that neither it, the Sponsor nor any Affiliates controlled by it will in the future issue any press releases or other public disclosure using the name of GE Capital or its affiliates or referring to this Agreement, the other Loan Documents or the transactions contemplated herein and therein without at least two (2) Business Days’ prior notice to GE Capital and without the prior written consent of GE Capital (not to be unreasonably withheld) unless (and only to the extent that) such Credit Party, the Sponsor or such Affiliate is required to do so under law and then, in any event, such Credit Party, the Sponsor or such Affiliate will consult with GE Capital before issuing such press release or other public disclosure (other than any public filing required under applicable law to the extent and only to the extent such disclosure in such public filing is required to be made under applicable law), provided that the foregoing shall not prohibit referencing this Agreement, the other Loan Documents or any other Related Transaction Documents in the Senior Unsecured Note Documents or any offering memorandum in connection therewith or in any other public filing required under applicable law (to the extent and only to the extent such disclosure in such public filing is required to be made under applicable law). Each Credit Party consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using Borrowers’ name, product photographs, logo or trademark. Agent or such Lender shall provide a draft of any advertising material to each Credit Party a reasonable period of time beforehand for review and comment prior to the publication thereof. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

11.15.                  Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.16.                  Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

11.17.                  No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

12.                                 CROSS-GUARANTY

12.1.                        Cross-Guaranty. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Agent and Lenders by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 12 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 12 shall be absolute and unconditional, irrespective of, and unaffected by.

(a)                                  the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

(b)                                 the absence of any action to enforce this Agreement (including this Section 12) or any other Loan Document or the waiver or consent by Agent and Lenders with respect to any of the provisions thereof;

(c)                                  the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Agent and Lenders in respect thereof (including the release of any such security);

(d)                                 the insolvency of any Credit Party; or

(e)                                  any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

12.2                           Waivers by Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Credit Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 12 and such waivers, Agent and Lenders would decline to enter into this Agreement.

12.3                           Benefit of Guaranty. Each Borrower agrees that the provisions of this Section 12 are for the benefit of Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Agent or Lenders, the obligations of such other Borrower under the Loan Documents.

12.4                           Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 12.7, each Borrower hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement,  exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. Each Borrower acknowledges and agrees that this waiver is intended to benefit Agent and Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 12, and that Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 12.4.

12.5                           Election of Remedies. If Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non judicial sale or enforcement, Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 12. If, in the exercise of any of its rights and remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Agent or such Lender and waives any claim based upon such action, even if such action by Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Agent or such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 12, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

12.6                           Limitation. Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 12 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Section 1) shall be limited to an amount not to exceed as of any date of determination the greater of:

(a)                                  the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

(b)                                 the amount that could be claimed by Agent and Lenders from such Borrower under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 12.7.

12.7                           Contribution with Respect to Guaranty Obligations.

(a)                                  To the extent that any Borrower shall make a payment under this Section 12 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following payment in full in cash of the Obligations (other than contingent unliquidated indemnification obligations, and subject to the reinstatement provisions in Section 11.15 of this Agreement and any other similar reinstatement provisions in the other Loan Documents) and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)                                 As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c)                                  This Section 12.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 12.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 12.1. Nothing contained in this Section 12.7 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(d)                                 The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.

(e)                                  The rights of the indemnifying Borrowers against other Credit Parties under this Section 12.7 shall be exercisable upon the full and payment of the Obligations (other than contingent unliquidated indemnification obligations, and subject to the reinstatement provisions in Section 11.15 of this Agreement and any other similar reinstatement provisions in the other Loan Documents) and the termination of the Commitments.

12.8                           Liability Cumulative. The liability of Borrowers under this Section 12 is in addition to and shall be cumulative with all liabilities of each Borrower to Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

[Remainder of page intentionally blank; next page is signature page]

IN WITNESS WHEREOF, this Credit Agreement has been duly executed as of the date first written above.

BORROWERS:

FESTIVAL FUN PARKS, LLC

SPLISH SPLASH AT ADVERTURELAND, INC.

FAMILY FUN CENTER HOLDINGS, LLC

SMARTPARKS – SAN JOSE, INC.

SMARTPARKS – RIVERSIDE, INC.

SMARTPARKS – SAN DIMAS, INC.

RAGING WATERS GROUP, INC.

SMARTPARKS – CAROLINA, INC.

SMARTPARKS – FLORIDA, INC.

SMARTPARKS – SILVER SPRINGS, INC.

PALACE MANAGEMENT COMPANY, LLC

By:	/s/ JOHN A. CORA
Name:	JOHN A. CORA
Title:	PRESIDENT

AGENT AND LENDERS:

GENERAL ELECTRIC CAPITAL

CORPORATION, as Agent and Lender

By:	/s/ Jason A. Soto
Name:	Jason A. Soto
Duly Authorized Signatory

The following Persons are signatories to this Agreement in their capacity as Credit Parties and not as Borrowers.

PALACE FINANCE, INC.

By:	/s/ JOHN A. CORA
Name:	JOHN A. CORA
Title:	CHIEF EXECUTIVE OFFICER AND PRESIDENT

PALACE ENTERTAINMENT HOLDINGS, INC.

By:	/s/ JOHN A. CORA
Name:	JOHN A. CORA
Title:	CHIEF EXECUTIVE OFFICER AND PRESIDENT

WET ‘N WILD NEVADA, INC.

By:	/s/ JOHN A. CORA
Name:	JOHN A. CORA
Title:	PRESIDENT

Credit Agreement

ANNEX A (Recitals)

to

CREDIT AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

“Account Debtor” means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

“Accounting Changes” has the meaning ascribed thereto in Annex G.

“Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by an Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all health-care insurance receivables, and (f) all collateral security, guarantees or other Supporting Obligations of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

“Acquired Business” means, collectively, Borrowers and their Subsidiaries.

“Acquisition” means the acquisition by Holdings of all of the outstanding Stock of Festival pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the Stock Purchase Agreement dated as of February 9, 2006, among Seller, Holdings and Festival, as amended, supplemented or modified from time to time to the extent such amendment, supplement or modification is expressly permitted under the Agreement.

“Acquisition Documents” means, collectively, the Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, as amended, supplemented or modified from time to time to the extent such amendment, supplement or modification is expressly permitted under the Agreement.

“Activation Event” and “Activation Notice” have the meanings ascribed thereto in Annex C.

“Additional Lender” has the meaning ascribed to it in Section 1.1(a)(iii).

“Adjusted EBITDA” means, for any period with respect to any Person, the sum of (a) its EBITDA for such period plus (b) its general and administrative expenses as set forth in its income statement for such period.

“Advance” means any Revolving Credit Advance or Swing Line Advance, as the context may require.

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers, managers, members and partners and (d) in the case of Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Borrower. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Agent and each Lender.

“Agent” means GE Capital in its capacity as Agent for Lenders or its successor appointed pursuant to Section 9.7.

“Agreement” means the Credit Agreement dated as of April 12, 2006, among Holdings, Borrower, the other Credit Parties party thereto, GE Capital, as Agent and Lender, and the other Lenders from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Antares Credit Agreement” means that certain Credit Agreement dated as of July 5, 2002 among Festival, Antares Capital Corporation, as agent and lender, Royal Bank of Scotland,  Madison Capital Funding LLC, and the other Persons party thereto as lenders, as amended, modified, supplemented or restated.

“Appendices” has the meaning ascribed to it in the recitals to the Agreement.

“Applicable L/C Margin” means the per annum fee, from time to time in effect, payable with respect to outstanding Letter of Credit Obligations, as determined by reference to Section 1.5(a).

“Applicable Margins” means, collectively, the Applicable L/C Margin, the Applicable Unused Line Fee Margin, the Applicable Revolver Index Margin and the Applicable Revolver LIBOR Margin.

“Applicable Revolver Index Margin” means the per annum interest rate from time to time in effect and payable in addition to the Index Rate applicable to the Revolving Loan, as determined by reference to Section 1.5(a).

“Applicable Revolver LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolving Loan, as determined by reference to Section 1.5(a).

“Applicable Unused Line Fee Margin” means the per annum fee, from time to time in effect, payable in respect of Borrower’s non-use of committed funds pursuant to Section 1.5(a), which fee is determined by reference to Section 1.5(a).

“Assignment Agreement” has the meaning ascribed to it in Section 9.1(a).

“Authorized Officer” means, with respect to any Credit Party, the president, chief executive officer, chief financial officer, treasurer, any vice president of such Credit Party or any other officer of any Credit Party whose responsibilities include the administration of any Credit Parties obligations under this Credit Agreement.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Blocked Accounts” has the meaning ascribed to it in Annex C.

“Borrower Representative” means Festival in its capacity as Borrower Representative pursuant to the provisions of Section 1.1(d).

“Borrowers” and “Borrower” have the respective meanings ascribed thereto in the preamble to the Agreement.

“Borrower Pledge Agreement” means the Pledge Agreement of event date herewith entered into by Borrowers and Agent, on behalf of itself and Lenders.

“Borrower Security Agreement” means the Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and Borrowers.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

“Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Cash Collateral Account” has the meaning ascribed to it Annex B.

“Cash Equivalents” has the meaning ascribed to it in Annex B.

“Cash Management Systems” has the meaning ascribed to it in Annex C.

“Change of Control” means:

(a) the occurrence of any “Change of Control” under and as defined in the Senior Unsecured Note Indenture; or

(b) any event, transaction or occurrence as a result of which (i) Sponsor ceases to own and control all of the economic and voting rights associated with ownership of more than 50 percent (50%) of all classes of the outstanding Stock of Holdings on a fully diluted basis, or (ii) Holdings ceases to own and control all of the economic and voting rights associated with all of the outstanding Stock of Festival.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.

“Chattel Paper” means all “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party, wherever located.

“Closing Date” means April 12, 2006.

“Closing Date Excluded Parks” has the meaning ascribed to it in paragraph Q of Annex D.

“Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property covered by the Mortgages and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations.

“Collateral Documents” means, collectively, the Borrower Security Agreement, the Borrower Pledge Agreement, the Holdings Pledge Agreement, any other Pledge Agreements, the Palace Finance Guaranty, the Guarantee Agreement, any other Guaranty Agreements, the Palace Finance Security Agreement, the Guarantor Security Agreement, any other Security Agreements, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security and all similar agreements hereafter delivered to Agent guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

“Collection Account” means that certain account of Agent, account number 502-328-54 in the name of Agent at Deutsche Bank Trust Company Americas in New York, New York ABA No. 021 001 033, or such other account as may be specified in writing by Agent as the “Collection Account.”

“Commitment Letter” means the commitment letter dated, as of February 21, 2006, between Holdings and GE Capital.

“Commitment Termination Date” means the earliest of (a) the State Maturity Date, (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b) and (c) the date of prepayment in full by Borrowers of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the permanent reduction of the Commitments to zero dollars ($0).

“Compliance Certificate” has the meaning ascribed to it in Annex E.

“Concentration Account” has the meaning ascribed to it in Annex C.

“Concentration Account Bank” has the meaning ascribed to it in Annex C.

“Contracts” means all “contracts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Control Letter” means an agreement between Agent and (i) a banking institution holding funds of any Credit Party, (ii) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (iii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Credit Party and (iv) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Credit Party, whereby, among other things, the banking institution, issuer, securities intermediary or futures commission merchant limits any security interest in the applicable financial assets in a manner reasonably satisfactory to Agent, acknowledges the Lien of Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of Agent without further consent by the affected Credit Party.

“Copyright License” means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyright Security Agreements” means the Copyright Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Credit Parties” means Holdings, Borrowers and their Subsidiaries. In addition, Palace Finance shall be deemed to be a Credit Party hereunder.

“Cyberbank Agreement” means the Cyberbank International Operations Agreement, dated as of the Closing Date, among the Borrower, Agent and Wachovia Bank, N.A., substantially in the form of Exhibit C.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 1.5(d).

“Deposit Accounts” means all “deposit accounts” as such term in defined in the Code, now or hereafter held in the name of any Credit Party.

“Disbursement Accounts” has the meaning ascribed to it in Annex C.

“Disclosure Schedules” means the Schedules prepared by Borrowers and denominated as Disclosure Schedules (1.4) through (6.7) in the Index to the Agreement.

“Documents” means all “documents” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

“Dollars” or “$” means lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary of Holdings or Borrowers organized under the laws of any jurisdiction within the United States.

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-System” means any electronic system, including Intralinks® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Affiliates, or any of such Person’s respective officers, directors, employees, attorneys, agents and representatives or any other Person, providing for access to data protected by passcodes or other security system.

“EBITDA” means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period, determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) depreciation and amortization for such period, including, without limitation, any amortization of any write-up of leases arising from purchase accounting in accordance with GAAP, (v) amortized debt discount for such period, (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock, (vi) sale-leaseback cash payments (to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP) (vii) the sum of: (A) non-cash charges (including impairment of goodwill); (B) payments made pursuant to the Sponsor Management Agreement and advisory fees paid to Sponsor in connection with acquisitions to the extent the payment of such amounts are expressly permitted under this agreement;  (C) restructuring charges (other than those arising in connection with the Related Transactions, which are addressed in clause (L) below), (D) non-capitalized acquisition costs; (E) gain or loss on sale of assets; (F) non-recurring costs associated with dispositions or financings (including, without limitation, any loss arising from the acquisition of any securities or of extinguishment of any Indebtedness; (G) impairment charges; (H) any extraordinary expenses or losses; (I) cumulative effect of changes in accounting principles; (J) expenses arising out of or incurred due to hurricanes, windstorms or earthquakes to the extent not reimbursed in such period or reimbursable with the proceeds of insurance; (K) losses with respect to obligations under hedging agreements to the extent such hedging agreements do not violate this Agreement; (L) fees, costs and expenses incurred in connection with the Related Transactions, including, without limitation, restructuring and other expenses or arising in connection with the Related Transactions which, in each case are incurred within one year after the Closing Date, provided that that total amount of all such fees, costs and expenses in this clause (L) do not exceed in the aggregate $15,000,000; (M) proceeds from business interruption insurance; in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any non-cash restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person; (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary; provided that, with respect to the Borrower and its consolidated Subsidiaries, EBITDA shall be deemed to be the following amounts for the following Fiscal Quarters: (1) Fiscal Quarter ended March 31, 2006, -$3,530,000; (2) Fiscal Quarter ended December 31, 2005, -$4,932,000; (3) Fiscal Quarter ended September 30, 2005, $33,473,000 and (4) Fiscal Quarter ended June 30, 2005, $6,864,000. In connection with any Permitted Acquisition, the EBITDA of the Target for the trailing twelve months most recently ended immediately preceding the consummation of such Permitted Acquisition shall be included on a pro forma basis solely for purposes of determining compliance with the Financial Covenants, provided that any pro forma adjustments to such Target EBITDA shall (1) have been reviewed by independent certified public accountants of nationally recognized standing, (2) pro forma adjustments for net income of targets to extent expressly permitted under Regulation S-X of the Securities Act of 1933, as amended, or (3) have been found reasonably acceptable by the Agent.

“EBITDAR” means, for any period with respect to any Person, its EBITDA for such period plus (a) general and administrative expenses as set forth in its income statement for such period,

and (b) Lease Expenses for such period, determined on a consolidated basis; provided that, with respect to the Borrower and its consolidated Subsidiaries, EBITDAR shall be deemed to be the following amounts for the following Fiscal Quarters: (1) Fiscal Quarter ended March 31, 2006, $3,089,000; (2) Fiscal Quarter ended December 31, 2005, $2,274,000; (3) Fiscal Quarter ended September 30, 2005, $41,515,000 and (4) Fiscal Quarter ended June 30, 2005, $13,983,000.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, in each case arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (g) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

“Event of Default” has the meaning ascribed to it in Section 8.1.

“Excluded Foreign Subsidiary” means any Foreign Subsidiary in respect of which either (a) the pledge of all of the Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of Borrower, result in adverse tax consequences to Borrower under applicable provisions of the IRC.

“Existing Secured Subordinated Notes” means (a) the Secured Subordinated Note dated January 5, 2004 in the original principal sum of $3,853,258.77 issued by Company in favor of Windward Capital Partners II, L.P., together with any additional notes issued in replacement or substitution thereof, (b) the certain Secured Subordinated Note dated January 5, 2004 in the original principal sum of $146,741.23 issued by Festival in favor of Windward Capital LP II, LLC, together with any additional notes issued in replacement or substitution thereof, and (c) any other promissory notes issued by Festival pursuant to that certain Secured Subordinated Note Agreement, dated as of January 5, 2004, by and among Windward Capital Partners II, L.P., Windward Capital LP II, LLC, Festival, the Seller, and Antares Capital Corporation, together with any additional notes issued in replacement or substitution thereof.

“Existing Subordinated Notes” means (a) the promissory notes issued by Festival in favor of Windward Capital Partners II, L.P. and Windward Capital LP II, LLC pursuant to that certain Purchase Agreement, dated as of January 5, 2004, by and among the Seller, Festival, Windward Capital Partners II, L.P., Windward Capital LP II, LLC, together with any additional notes issued in replacement or substitution thereof, and (b) the promissory notes issued by Festival pursuant to that certain Second Amended and Restated Subordinated Note Agreement, dated as of January 5, 2004, by and among the Festival, the Seller, The Northwestern Mutual Life Insurance Company, Fleet Corporate Finance, Inc., J.H. Whitney Mezzanine Fund, Whitney Private Debt Fund, L.P., Pacific Life Insurance Company,

Pacific Life and Annuity Company, Capital d’Amerique CDPQ, COM Mezzanine Fund, L.P., Metropolitan Life Insurance Company, the Royal Bank of Scotland plc, Antares Capital, Windward Capital Partners II, L.P., and Windward Capital Partners LP II, LLC to, as amended, modified, supplemented or restated, together with any additional notes issued in replacement or substitution thereof.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by GE Capital from three federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fees” means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

“Festival” has the meaning ascribed thereto in the preamble to the Agreement.

“Financial Covenants” means the financial covenants set forth in Annex G.

“Financial Statements” means the consolidated income statements, statements of cash flows and balance sheets of the Credit Parties delivered in accordance with Section 3.4 and Annex E.

“Fiscal Quarter” means any of the quarterly accounting periods of the Credit Parties, ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Credit Parties ending on December 31 of each year.

“Fixed Charges” means, with respect to any Person for any fiscal period, (a) the aggregate of all Interest Expense paid in cash during such period, plus (b) scheduled payments of principal with respect to Indebtedness during such period (after giving effect to all voluntary prepayments of such Indebtedness during such period), and plus (c) Lease Expenses; provided that, with respect to the Borrower and its consolidated Subsidiaries, Fixed Charges shall be deemed to be the following amounts for the following Fiscal Quarters: (1) Fiscal Quarter ended March 31, 2006, $8,791,000; (2) Fiscal Quarter ended December 31, 2005, $8,297,000; (3) Fiscal Quarter ended September 30, 2005, $10,062,000 and (4) Fiscal Quarter ended June 30, 2005, $9,195,000.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any fiscal period, the ratio of its EBITDAR calculated on a trailing twelve month basis to its Fixed Charges calculated on a trailing twelve month basis, determined on a consolidated basis.

“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

“Foreign Subsidiary” means any Subsidiary of Holdings or Borrowers that is not a Domestic Subsidiary.

“Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrowers, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons; provided that, with respect to the Borrower and its consolidated Subsidiaries, Funded Debt shall be deemed to be the following amounts for the following Fiscal Quarters: (1) Fiscal Quarter ended March 31, 2006, $156,733,000; (2) Fiscal Quarter ended December 31, 2005, $151,600,000; (3) Fiscal Quarter ended September 30, 2005, $152,536,000 and (4) Fiscal Quarter ended June 30, 2005, $165,207,000.

“GAAP” means generally accepted accounting principles in the U.S., consistently applied, as such term is further defined in Annex E to the Agreement.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation.

“GE Capital Fee Letter” means that certain letter, dated as of February 21, 2006, between GE Capital and Holdings with respect to certain Fees to be paid from time to time by Borrower to GE Capital.

“General Intangibles” means all “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

“Goods” means all “goods” as defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guarantor Security Agreement” means the Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, Holdings and each Subsidiary Guarantor.

“Guarantors” means Holdings, Palace Finance and each Subsidiary Guarantor.

“Guaranty Agreement” means the Guaranty Agreement of even date herewith executed by Holdings and each Subsidiary of Holdings (other than Borrowers and Palace Finance) in favor of Agent, on behalf of itself and Lenders.

“Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,”  “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Holdings” has the meaning ascribed thereto in the preamble to the Agreement.

“Holdings Pledge Agreement” means the Pledge Agreement of event date herewith entered into by Holdings and Agent, on behalf of itself and Lenders.

“Incremental Amendment” has the meaning ascribed to it in Section 1.1(a)(iii).

“Indebtedness” means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred 6 months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

“Indemnified Liabilities” has the meaning ascribed to it in Section 1.11(d).

“Indemnified Person” has the meaning ascribed to it in Section 1.11(d).

“Index Rate” means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the “prime rate” (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

“Index Rate Loan” means a Loan or portion thereof bearing interest by reference to the Index Rate.

“Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

“Intercompany Notes” has the meaning ascribed to it in Section 6.3.

“Interest Expense” means, with respect to any Person for any fiscal period, cash interest expense of such Person determined in accordance with GAAP for the relevant period ended on such date, including interest expense with respect to any Funded Debt of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person.

“Interest Payment Date” means (a) as to any Index Rate Loan, the first Business Day of each calendar quarter to occur while such Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided, that in the case of any LIBOR Period greater than three months in duration, interest shall be payable at three month intervals and on the last day of such LIBOR Period; and provided further that, in addition to the foregoing, each of (x) the date upon which all of the

Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.

“Inventory” means all “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment Property” means all “investment property” as such term is defined in the Code now owned or hereafter acquired by any Credit Party, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of such Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

“IRC” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“L/C Issuance Fee” means, with respect to each Letter of Credit outstanding, an amount equal to (i) the face amount of such Letter of Credit from time to time, multiplied by (ii) one-quarter of one percent (0.25%) per annum.

“L/C Issuer” has the meaning ascribed to it in Annex B.

“L/C Participants” means, collectively, all Lenders other than the L/C Issuer.

“L/C Sublimit” has the meaning ascribed to in it Annex B.

“Lease Expenses” means, with respect to any Person for any fiscal period, the aggregate rental obligations of such Person determined in accordance with GAAP which are payable in respect of such period under leases of real or personal property (net of income from subleases thereof, but including property taxes in respect of such leased property that such Person is obligated to pay under the terms of such leases), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of such Person or in the notes thereto, excluding, however, any such obligations under Capital Leases.

“Lenders” means GE Capital, the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender.

“Letter of Credit Fee” has the meaning ascribed to it in Annex B.

“Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by Agent or another L/C Issuer or the purchase of a participation as set forth in Annex B with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent or Lenders thereupon or pursuant thereto.

“Letter-of-Credit Rights” means “letter-of-credit rights” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including rights to payment or performance under a letter of credit, whether or not such Credit Party, as beneficiary, has demanded or is entitled to demand payment or performance.

“Letters of Credit” means documentary or standby letters of credit issued for the account of any Borrower by any L/C Issuer, and bankers’ acceptances issued by any Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.

“Leverage Ratio” means, with respect to Borrowers and their Subsidiaries, on a consolidated basis, as of any date of determination, the ratio of (a) average Net Debt for the twelve months ending on such date of determination, to (b) EBITDA for the twelve months ending on such date of determination.

“LIBOR Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

“LIBOR Loan” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

“LIBOR Period” means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower Representative pursuant to the Agreement and ending one, two, three or six months thereafter, as selected by Borrower Representative’s irrevocable notice to Agent as set forth in Section 1.4(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

(a)                                  if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(b)                                 any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end two (2) LIBOR Business Days prior to such date;

(c)                                  any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

(d)                                 Borrower Representative shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

(e)                                  Borrower Representative shall select LIBOR Periods so that there shall be no more than 5 separate LIBOR Loans in existence at any one time.

“LIBOR Rate” means for each LIBOR Period, a rate of interest determined by Agent equal to:

(a)                                  the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period; divided by

(b)                                 a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and Borrower Representative.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Litigation” has the meaning ascribed to it in Section 3.13.

“Loan Account” has the meaning ascribed to it in Section 1.10.

“Loan Documents” means the Agreement, the Notes, the Collateral Documents, the Master Standby Agreement, Post-Closing Obligations Letter, the Cyberbank Agreement, the GE Capital Fee Letter, the Master Documentary Agreement, and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered by any Credit Party to, or in favor of, Agent or any Lenders. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative. For the avoidance of doubt, the term “Loan Documents” shall not include any of the Senior Unsecured Note Documents or any of the Acquisition Agreements.

“Loans” means the Revolving Loan and the Swing Line Loan.

“Margin Stock” has the meaning ascribed to it in Section 3.10.

“Master Documentary Agreement” means the Master Agreement for Documentary Letters of Credit dated as of the Closing Date among Borrowers, as Applicants, and GE Capital, as Issuer, substantially in the form of Exhibit B-4.

“Master Standby Agreement” means the Master Agreement for Standby Letters of Credit dated as of the Closing Date among Borrowers, as Applicants, and GE Capital, as Issuer, substantially in the form of Exhibit B-2.

“Material Adverse Effect” means a material adverse effect on (a) the assets, business, operations, condition (financial or otherwise) or results of operations of Holdings, Borrowers and their respective Subsidiaries, taken as a whole, or (b) the validity or enforceability of the Agreement or any of the other Loan Documents or the rights or remedies of Agent or Lenders thereunder.

“Material Agreements” means, as of any date of determination, any agreements, leases, contracts or licenses to which any Credit Party is a party to, the termination of which or breach of which (by Credit Party or any other Person party thereto) could reasonably be expected to result in an Material Adverse Effect.

“Maximum Amount” means, as of any date of determination, an amount equal to the Revolving Loan Commitment of all Lenders as of that date.

“Monthly Reports” means the monthly financial data generated by Borrowers’ (or, prior to the Closing Date, the Acquired Business’s) internal accounting systems for use by its senior and financial management and any other of its monthly financial data made available to Sponsor and its Affiliates.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” means the Real Property described in paragraph Q of Annex D hereto, together with any other Real Property that now or hereafter becomes subject to a Mortgage.

“Mortgages” means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Credit Party to Agent on behalf of itself and Lenders with respect to any Real Property now or hereafter owned or leased by any of the Credit Parties, all in form and substance reasonably satisfactory to Agent.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Debt” means, as of any date of determination, (a) the aggregate outstanding principal amount of all Funded Debt of the Borrowers and their Subsidiaries, calculated on a consolidated basis, as of such date of determination, less (b) cash and Cash Equivalents owned by Borrowers and their Subsidiaries which are either (i) freely available to fund debt service of Borrowers and their Subsidiaries as of such date of determination or (ii) to the extent and only to the extent that such cash or Cash Equivalents have been pledged to Agent and Agent for the benefit of itself and the Lenders has a first priority perfected Lien in such cash or Cash Equivalents as of such date of determination.

“Non-Funding Lender” has the meaning ascribed to it in Section 9.9(a)(ii).

“Notes” means, collectively, the Revolving Notes and the Swing Line Note.

“Notice of Conversion/Continuation” has the meaning ascribed to it in Section 1.5(e).

“Notice of Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a).

“Obligations” means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, hedging obligations under swaps, caps and collar arrangements provided by any Lender, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

“Palace Finance” means Palace Finance, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Holdings.

“Palace Finance Guaranty Agreement” means the Guaranty Agreement of even date herewith executed by Palace Finance in favor of Agent, on behalf of itself and Lenders.

“Palace Finance Security Agreement” means the Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and Palace Finance.

“Park” means any water park or family entertainment center now or hereafter owned and operated by the Borrowers or any of their Subsidiaries, including, without limitation, as of the Closing Date, the water parks and family entertainment centers owned and operated by Borrowers and their Subsidiaries and identified on Disclosure Schedule (3.6).

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

“Patent Security Agreements” means the Patent Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

“Patents” means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a Plan described in Section 3(2) of ERISA.

“Permitted Acquisition” has the meaning ascribed to it in Section 6.1(a).

“Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.2(b) or otherwise not required to be paid under Section 5.2(b);  (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers’, mechanics’ or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business and securing liabilities (other than Indebtedness) in an outstanding aggregate amount not in excess of $1,000,000 at any time; (f) deposits or Cash or Cash Equivalents securing, or in lieu of, surety, appeal or customs bonds, letters of credit or banker’s acceptances in proceedings to which any Credit Party is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j); (h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (i) presently existing or hereafter created Liens in favor of Agent, on behalf of Lenders; (j) banker’s liens and rights of setoff relating to Deposit Accounts (and not for Indebtedness for borrowed money), including security interests of collecting banks arising under Section 4-210 of the Code, in each case, to the extent not required to be waived or subordinated pursuant to any tri-party Deposit Account control agreements required under the Cash Management System; (k) deposits, in an aggregate amount not to exceed $50,000 for all Credit Parties combined, made in the ordinary course of business to secure liability to insurance carriers, (j) Liens expressly permitted under clauses (b) and (c) of Section 6.7 of the Agreement; (k) other Liens securing other liabilities or obligations in an aggregate principal amount outstanding at any time not to exceed $250,000, (l) Liens securing Indebtedness under hedging agreements permitted under Section 6.3(a)(ix), provided that such Liens are junior in priority to the Liens granted in favor of Agent securing the Obligations and such Liens are subject to an intercreditor agreement in form and substance satisfactory to Agent.

“Permitted Prepayments of Senior Unsecured Debt” means and includes:

(a) the prepayment of the Senior Unsecured Debt from Indebtedness that refinances such Senior Unsecured Debt (such Indebtedness being referred to herein as “Refinancing Debt”), provided that such Refinancing Debt (i) is unsecured, (ii) has a bullet maturity date not less than one year after the Stated Maturity Date, (iii) does not have covenants, representations, warranties, events of default, mandatory prepayment provisions or other terms and provisions (including interest and fees) that are more restrictive or burdensome on any of the Credit Parties than the Senior Unsecured Note Documents as in effect on the Closing Date (and as amended, provided such amendments are expressly permitted under this Agreement or consented to in writing by the Requisite Lenders), and otherwise is on terms no less favorable in any material respect to Lenders than the Senior Unsecured Note Documents as in effect on the Closing Date (and as amended, provided such amendments are expressly permitted under this Agreement or consented to in writing by the Requisite Lenders);

(b) the prepayment from the cash proceeds of any asset disposition or Recovery Event, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrowers in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith, provided that (i) such asset sales are expressly permitted under this Agreement, (ii) no Default or Event of Default exists or will result from such asset sale or prepayment, (iii) the entire amount of such net proceeds from such asset sales and Recovery Events shall first be applied to repay all outstanding Loans, together with accrued interest thereon, and to cash collateralize any outstanding Letters of Credit in the manner provided for in Annex B hereto, (iv) after giving effect to the repayment of such Loans in the immediately preceding clause (iii), the remaining balance, if any, of such net proceeds may then be applied to repay the principal amount of Senior Unsecured Debt, and (v) in the connection with the required prepayment of Loans (and cash collateralization of any outstanding Letters of Credit) under clause (iii) above of this paragraph, the aggregate Revolving Loan Commitments shall be permanently reduced on a percentage basis by an amount equal to the same percentage as the percentage reduction in the outstanding principal amount of Senior Unsecured Debt resulting from any prepayment of Senior Unsecured Debt from such net proceeds pursuant to clause (iv) above of this paragraph; and

(c) at any time after the Closing Date, from (i) unrestricted cash on hand of the Borrowers and their Subsidiaries generated from the business operations of the Borrowers and their Subsidiaries (and excluding the proceeds of any Loans, capital contributions, Refinancing Debt or other Indebtedness) and (ii) the proceeds of cash capital contributions, limited to not more than once per Fiscal Year in the case of any cash capital contributions, provided that (x) no Default or Event of Default exists or will result therefrom, (y) the entire net proceeds from such unrestricted cash on hand must first be applied by Borrowers to repay all outstanding Loans, together with accrued interest thereon, and to cash collateralize any outstanding Letters of Credit in the manner provided for in Annex B hereto, without any required reduction in the any Revolving Loan Commitments as a result of such prepayment and/or cash collateralization), and (z) the prepayment premium in respect thereof shall not exceed 2% of the amount to be prepaid.

“Permitted Tax Distributions” means, any and all (a) cash distributions made by any Subsidiary of Holdings to Holdings to the extent used by Holdings to pay the federal and state income taxes owed by the Credit Parties for such Fiscal Year; provided, however, that prior to paying each such distribution to Holdings, the chief financial officer of the Borrower Representative shall provide Agent with a written certificate calculating the amount of such distribution and, upon request from Agent, promptly provide Agent with any further information it may reasonably request relating to the amount or calculation of such distribution.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Credit Party.

“Pledge Agreements” means, collectively, the Holdings Pledge Agreement, the Borrower Pledge Agreement, and any other Pledge Agreement now or hereafter entered into by any Credit Party in favor of Agent for the benefit of itself and the Lenders to secure the Obligations.

“Post-Closing Obligations Letter” means that certain Post-Closing Obligations Letter dated as of the Agreement between Borrower Representative and Agent.

“Prior Lenders” means (a) Antares Capital Corporation, Royal Bank of Scotland and the other Persons party to the Antares Credit Agreement as lenders, (b) Windward Capital Partners II, L.P.,

Windward Capital LP II, LLC, Windward Capital Management, LLC, Antares Capital Corporation and any other Persons that hold any of the Existing Secured Subordinated Notes, (c) The Northwestern Mutual Life Insurance Company, Fleet Corporate Finance, Inc., J.H. Whitney Mezzanine Fund, Whitney Private Debt Fund, L.P., Pacific Life Insurance Company, Pacific Life and Annuity Company, Capital d’Amerique CDPQ, COM Mezzanine Fund, L.P., Metropolitan Life Insurance Company, the Royal Bank of Scotland plc, Antares Capital, Windward Capital Partners II, L.P., Windward Capital Partners LP II, LLC and any other Persons that hold any of the Existing Subordinated Notes.

“Prior Lender Obligations” means any and all outstanding Indebtedness and other obligations (whether primary of secondary) owing by any Credit Party under the (a) Antares Credit Agreement, (b) the Existing Subordinated Notes, (c) the Existing Secured Subordinated Notes or (d) any other loan document, agreement, guaranty or note purchase agreement evidencing any of the Indebtedness of such Credit Party under the preceding clauses (a) through (c).

“Proceeds” means all “proceeds,” as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

“Pro Forma” means, collectively, (a) the audited consolidated balance sheet of Borrowers and their Subsidiaries as of December 31, 2005 and the related audited consolidated statements of income and cash flows for the Fiscal Year ended on such date, and (b) the audited consolidated earnings statement (before giving effect to any deductions for (i) Interest Expense, (ii) Taxes, (iii) depreciation and amortization and (iv) Lease Expenses for such period) of Borrowers and their Subsidiaries for the Fiscal Year ended on December 31, 2005, in each case after giving pro forma effect to the Related Transactions.

“Projections” means Borrowers’ forecasted consolidated:  (a) balance sheets; (b) profit and loss statements; and (c) cash flow statements; all consistent with the historical Financial Statements of Borrowers, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means with respect to all matters relating to any Lender, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders.

“Qualified Assignee” means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrowers without the imposition of any withholding or similar taxes; provided that no Person proposed to become a Lender after the Closing Date and determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee, and no Person or Affiliate of such Person proposed to become a Lender after the Closing Date and that holds any Senior Unsecured Notes or Stock issued by any Credit Party shall be a Qualified Assignee.

“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Real Estate” has the meaning ascribed to it in Section 3.6.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Credit Party.

“Refinancing” means the repayment in full by Borrowers of the Prior Lender Obligations on the Closing Date.

“Refunded Swing Line Loan” has the meaning ascribed to it in Section 1.1(b)(iii).

“Related Transactions” has the meaning ascribed thereto in Section 2.1(c).

“Related Transactions Documents” means the Loan Documents, the Acquisition Documents, the Senior Unsecured Notes, and all other agreements or instruments executed in connection with the Related Transactions.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Requisite Lenders” means Lenders having (a) more than 50% of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Revolving Loan and participations in respect of outstanding Swing Line Advances.

“Restricted Payment” means, with respect to any Credit Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock (other than non-cash dividends payable in kind); (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt or any Senior Unsecured Debt (except in the case of Senior Unsecured Debt regularly scheduled payments of principal and interest pursuant to the terms of the Senior Unsecured Note Documents as in effect on the Closing Date); (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Credit Party other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Credit Party; and (g) any payment of management fees (or other fees of a similar nature) by such Credit Party to any Stockholder of such Credit Party or its Affiliates.

“Retiree Welfare Plan” means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

“Revolving Commitment Increase” has the meaning ascribed to it in Section 1.1(a)(iii).

“Revolving Commitment Increase Lender” has the meaning ascribed to it in Section 1.1(a)(iii).

“Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a)(i).

“Revolving Loan” means, at any time, the sum of (i) the aggregate principal amount of Revolving Credit Advances outstanding to Borrowers plus (ii) the aggregate Letter of Credit Obligations incurred on behalf of Borrowers. Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.

“Revolving Loan Commitment” means (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances or incur Letter of Credit Obligations, which commitment shall be in the Dollar amount set forth on Annex H to the Agreement or in the most recent Assignment Agreement executed by such Lender (including, without duplication, the Swing Line Lender’s Swing Line Commitment as a subset thereof) and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances or incur Letter of Credit Obligations (including, without duplication, the Swing Line Lender’s Swing Line Commitment as a subset thereof), which aggregate commitments shall be in the amount of $40,000,000 on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

“Revolving Note” has the meaning ascribed to it in Section 1.1(a)(ii).

“SEC” means the Securities and Exchange Commission.

“Senior Unsecured Debt” means the Indebtedness of Borrowers evidenced by the Senior Unsecured Notes, together with any Refinancing Debt as such term is defined in paragraph (a) of the definition of “Permitted Prepayments of Senior Unsecured Debt” and meets all of the conditions set forth in paragraph (a) of such definition.

“Senior Unsecured Note Holders” means, collectively, the holders of the Senior Unsecured Notes.

“Senior Unsecured Note Documents” means, collectively, the Senior Unsecured Notes, the Senior Unsecured Note Indenture and any other agreement, document or instrument evidencing the obligations (whether primary or secondary) of any Borrower, Palace Finance or any of the other Credit Parties to the Senior Unsecured Note Holders or the Senior Unsecured Note Indenture Trustee, in each case as amended, supplemented, restated or otherwise modified from time to time.

“Senior Unsecured Note Indenture” means the Indenture dated as of April 12, 2006, among Holdings, Borrowers, Palace Finance, the Subsidiaries of Borrowers party thereto, and the Senior Unsecured Note Indenture Trustee.

“Senior Unsecured Note Indenture Trustee” means Wells Fargo Bank, N.A., as trustee under the Senior Unsecured Note Indenture, together with its successors and assigns in such capacity.

“Senior Unsecured Notes” means those certain 10 7/8% Senior Notes due 2014 issued by Festival and Palace Finance in an aggregate original principal amount of up to $150,000,000, in each case as amended, supplemented, restated, increased or otherwise modified from time to time, together with any such notes issued in replacement or substitution thereof or in connection with any refinancing or increase of Senior Unsecured Debt provided such amendment, restatement, supplement, increase, modification or refinancing is expressly permitted hereunder.

“Seller” means Palace Entertainment, Inc., a Delaware corporation.

“Significant Subsidiary” means, as of any date of determination, any Subsidiary of Festival or Holdings contributing at least fifteen percent (15%) of Adjusted EBITDA of Borrowers and their Subsidiaries calculated on a trailing twelve month consolidated basis as of the fiscal quarter most recently ended.

“Software” means all “software” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Sponsor” means each of MidOcean Partners, LP, MidOcean Partners II, LP and their Affiliates (other than Credit Parties).

“Sponsor Management Agreement” means the Professional Services Agreement dated as of the Closing Date, among Festival, Holdings, Palace Holdings Group, LLC, a Delaware limited liability company (“PHG”) and MidOcean US Advisor, LP.

“Stated Maturity Date” means April 12, 2012.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subordinated Debt” means any Indebtedness of any Credit Party subordinated to the Obligations in a manner and form satisfactory to Agent and Lenders in their sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of the Borrowers.

“Subsidiary Guarantor” means (a) Wet ‘N Wild Nevada, Inc., a Nevada corporation, and (b) each other Subsidiary of any Borrower or Holdings that enters into a Guaranty Agreement in favor of Agent for the benefit of itself and the Lenders.

“Supporting Obligations” means all “supporting obligations” as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

“Swing Line Advance” has the meaning ascribed to it in Section 1.1(b)(i).

“Swing Line Availability” has the meaning ascribed to it in Section 1.1(b)(i).

“Swing Line Commitment” means, as to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Advances as set forth on Annex H to the Agreement, which commitment constitutes a subfacility of the Revolving Loan Commitment of the Swing Line Lender.

“Swing Line Lender” means GE Capital.

“Swing Line Loan” means at any time, the aggregate amount of Swing Line Advances outstanding to any Borrower or to all Borrowers.

“Swing Line Note” has the meaning ascribed to it in Section 1.1(b)(ii).

“Taxes” means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding with respect to Agent or any Lender (i) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Lender is located.

“Termination Date” means the date on which (a) the Loans have been repaid in full, subject to the reinstatement provisions in Section 11.15 of this Agreement and any other similar reinstatement provisions in the other Loan Documents, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged (other than contingent unliquidated indemnification obligations), (c) all Letter of Credit Obligations have been cash collateralized, cancelled or backed by standby letters of credit in accordance with Annex B, and (d) no Borrower shall have any further right to borrow any monies under the Agreement.

“Tier 1 Parks” has the meaning ascribed to it in paragraph Q of Annex D.

“Tier 2 Parks” has the meaning ascribed to it in Section 5.10(a).

“Tier 3 Parks” has the meaning ascribed to it in Section 5.10(b).

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

“Trademark Security Agreements” means the Trademark Security Agreements made in favor of Agent, on behalf of Lenders, by each applicable Credit Party.

“Trademarks” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

“United States” and “U.S.” mean the United States of America.

“Welfare Plan” means a Plan described in Section 3(i) of ERISA.

“Wholly Owned Subsidiary” means, as to any Person, any other Person all of the Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Annex E. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

ANNEX B (Section 1.2)
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CREDIT AGREEMENT

LETTERS OF CREDIT

(d)                                 Issuance. Subject to the terms and conditions of the Agreement, Agent and Lenders agree to incur, from time to time prior to the Commitment Termination Date, upon the request of Borrower Representative on behalf of the applicable Borrower and for such Borrower’s account, Letter of Credit Obligations by causing Letters of Credit to be issued by GE Capital or a Subsidiary thereof or a bank or other legally authorized Person selected by or acceptable to Agent in its sole discretion (each, an “L/C Issuer”) for such Borrower’s account and guaranteed by Agent; provided, that if the L/C Issuer is a Lender, then such Letters of Credit shall not be guaranteed by Agent. The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the least of (i) $15,000,000 (the “L/C Sublimit”), and (ii) the Maximum Amount less the aggregate outstanding principal balance of the Revolving Credit Advances and the Swing Line Loan. No such Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof, unless otherwise determined by Agent in its sole discretion (including with respect to customary evergreen provisions), and neither Agent nor Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than fifth day preceding the Commitment Termination Date.

(e)                                  (i) Advances Automatic; Participations. In the event that Agent or any Lender shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a Revolving Credit Advance to the applicable Borrower under Section 1.1(a) of the Agreement regardless of whether a Default or Event of Default has occurred and is continuing and notwithstanding Borrowers’ failure to satisfy the conditions precedent set forth in Section 2, and each Lender shall be obligated to pay its Pro Rata Share thereof in accordance with the Agreement. The failure of any Lender to make available to Agent for Agent’s own account its Pro Rata Share of any such Revolving Credit Advance or payment by Agent under or in respect of a Letter of Credit shall not relieve any other Lender of its obligation hereunder to make available to Agent its Pro Rata Share thereof, but no Lender shall be responsible for the failure of any other Lender to make available such other Lender’s Pro Rata Share of any such payment.

(ii)                                  If it shall be illegal or unlawful for any Borrower to incur Revolving Credit Advances as contemplated by paragraph (b)(i) above because of an Event of Default described in Sections 8.1(h) or (i) or otherwise or if it shall be illegal or unlawful for any Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to an L/C Issuer, or if the L/C Issuer is a Lender, then (i) immediately and without further action whatsoever, each Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation equal to such Lender’s Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (ii) thereafter, immediately upon issuance of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation in such Lender’s Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance. Each Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in the Agreement with respect to Revolving Credit Advances.

(f)                                    Cash Collateral. (i) If Borrowers are required to provide cash collateral for any Letter of Credit Obligations pursuant to the Agreement, including Section 8.2 of the Agreement, prior to the Commitment Termination Date, each Borrower will pay to Agent for the ratable benefit of itself and Lenders cash or cash equivalents acceptable to Agent (“Cash Equivalents”) in an amount equal to 105% of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding for the benefit of such Borrower. Such funds or Cash Equivalents shall be held by Agent in a cash collateral account (the “Cash Collateral Account”) maintained at a bank or financial institution acceptable to Agent. The Cash Collateral Account shall be in the name of the applicable Borrower and shall be pledged to, and subject to the control of, Agent, for the benefit of Agent and Lenders, in a manner satisfactory to Agent. Each Borrower hereby pledges and grants to Agent, on behalf of itself and Lenders, a security interest in the Cash Collateral Account and all such funds and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due. The Agreement, including this Annex B, shall constitute a security agreement under applicable law.

(ii)                                  If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, Borrowers shall either (A) provide cash collateral therefor in the manner described above, or (B) cause all such Letters of Credit and guaranties thereof, if any, to be canceled and returned, or (C) deliver a stand-by letter (or letters) of credit in guarantee of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus thirty (30) additional days) as, and in an amount equal to 105% of the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are be satisfactory to Agent in its sole discretion.

(iii)                               From time to time after funds are deposited in the Cash Collateral Account by any Borrower, whether before or after the Commitment Termination Date, Agent may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, and in such order as Agent may elect, as shall be or shall become due and payable by such Borrower to Agent and Lenders with respect to such Letter of Credit Obligations of such Borrower and, upon the satisfaction in full of all Letter of Credit Obligations of such Borrower, to any other Obligations of any Borrower then due and payable.

(iv)                              No Borrower nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by Borrowers to Agent and Lenders in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Obligations then due and owing and upon payment in full of such Obligations any remaining amount shall be paid to Borrowers or as otherwise required by law. Interest earned on deposits in the Cash Collateral Account shall be held as additional collateral.

(g)                                 Fees and Expenses. (i) Borrowers agree to pay to Agent for the benefit of Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (A) all costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (B) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the Applicable L/C Margin from time to time in effect multiplied by the maximum amount available from time to time to be drawn under the applicable Letter of Credit. Such fee shall be paid to Agent for the benefit of the Lenders in arrears, on the first day of each calendar quarter and on the Commitment Termination Date. In addition, Borrowers shall pay to any L/C

Issuer (x) the L/C Issuance Fee, such fee being payable quarterly in arrears, on the first day of each calendar quarter until the expiration of such Letter of Credit, and (y) on demand, such fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

(ii)                                  Each L/C Participant agrees with the L/C Issuer that, if a draft is paid under any Letter of Credit for which the L/C Issuer is not reimbursed in full by Borrowers in accordance with the terms of this Agreement, such L/C Participant shall pay to the L/C Issuer upon demand an amount equal to such L/C Participant’s Pro Rata Share of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the L/C Issuer, Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 2.2 of this Agreement, (C) any adverse change in the condition (financial or otherwise) of Borrowers, (D) any breach of this Agreement or any other Loan Document by Borrowers, any other Credit Party or any other L/C Participant or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing

(iii)                               If any amount required to be paid by any L/C Participant to the L/C Issuer pursuant to this Section 2.1(d) (in respect of any unreimbursed portion of any payment made by the L/C Issuer under any Letter of Credit) is paid to the L/C Issuer within three Business Days after the date such payment is due, such L/C Participant shall pay to the L/C Issuer on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the L/C Issuer, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to this Section 2.1(d) is not made available to the L/C Issuer by such L/C Participant within three Business Days after the date such payment is due, the L/C Issuer shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Index Rate Loans. A certificate of the L/C Issuer submitted to any L/C Participant with respect to any amounts owing under this Section 2.1(d) shall be conclusive in the absence of manifest error.

(h)                                 Request for Incurrence of Letter of Credit Obligations. Prior to the incurrence of the initial Letter of Credit Obligations, Borrowers and GE Capital shall have entered into the Master Standby Agreement, the Master Documentary Agreement and the Cyberbank Agreement. Borrower Representative shall give Agent at least three (3) Business Days’ prior written notice requesting the incurrence of any Letter of Credit Obligation specifying the date such Letter of Credit Obligation is to be incurred, identifying the beneficiary to which such Letter of Credit Obligation relates and describing the nature of the transactions proposed to be supported thereby. The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the L/C Issuer) and a completed application for such Letter of Credit in the form supplied by the L/C Issuer to the Borrower Representative substantially in the form of Exhibit B-1 in the case of Standby Letters of Credit and Exhibit B-3 in the case of Documentary Letters of Credit. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Borrower Representative and approvals by Agent and the L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among a representative of Borrower Representative, Agent and the L/C Issuer.

(i)                                     Obligation Absolute. The obligation of Borrowers to reimburse Agent and Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligations of each Lender to make payments to Agent with respect to Letters of Credit shall be unconditional and irrevocable. Such obligations of Borrowers and Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following:

(i)                                     any lack of validity or enforceability of any Letter of Credit or the Agreement or the other Loan Documents or any other agreement;

(ii)                                  the existence of any claim, setoff, defense or other right that any Borrower or any of its respective Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Agent, any Lender, or any other Person, whether in connection with the Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between any Borrower or any of its respective Affiliates and the beneficiary for which the Letter of Credit was procured);

(iii)                               any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)                              payment by Agent (except as otherwise expressly provided in paragraph (g)(ii)(C) below) or any L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit or such guaranty;

(v)                                 any other circumstance or event whatsoever, that is similar to any of the foregoing; or

(vi)                              the fact that a Default or an Event of Default has occurred and is continuing.

(j)                                     Indemnification; Nature of Lenders’ Duties.

(i)                                     In addition to amounts payable as elsewhere provided in the Agreement, Borrowers hereby agree to pay and to protect, indemnify, and save harmless Agent and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that Agent or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, or (B) the failure of Agent or any Lender seeking indemnification or of any L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent as a result of the gross negligence or willful misconduct of Agent or such Lender (as finally determined by a court of competent jurisdiction).

(ii)                                  As between Agent and any Lender and Borrowers, Borrowers assume all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law neither

Agent nor any Lender shall be responsible for:  (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided, that in the case of any payment by Agent under any Letter of Credit or guaranty thereof, Agent shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) any consequences arising from causes beyond the control of Agent or any Lender. None of the above shall affect, impair, or prevent the vesting of any of Agent’s or any Lender’s rights or powers hereunder or under the Agreement.

(iii)                               Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by Borrowers in favor of any L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between or among Borrowers and such L/C Issuer, including any Letter of Credit Documents.

ANNEX C (Section 1.6)

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CREDIT AGREEMENT

CASH MANAGEMENT SYSTEM

Holdings and each Borrower shall, and shall cause its Subsidiaries to, establish and maintain the Cash Management Systems described below:

(a)                                  On or before the Closing Date and until the Termination Date, Holdings, each Borrower and their Subsidiaries shall (i) establish blocked accounts (“Blocked Accounts”) at one or more of the banks set forth in Disclosure Schedule (3.19), and (ii) deposit and cause its Subsidiaries to deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral into one or more Blocked Accounts in Holdings’ or such Borrower’s name or any such Subsidiary’s name and at a bank identified in Disclosure Schedule (3.19) (each, a “Relationship Bank”). On or before the Closing Date, Festival shall have established a concentration account in its name (a “Concentration Account”) at the bank or banks that shall be designated as the Concentration Account bank in Disclosure Schedule (3.19) (a “Concentration Account Bank”) which bank shall be reasonably satisfactory to Agent.

(b)                                 Each Borrower may maintain, in its name, an account (each a “Disbursement Account” and collectively, the “Disbursement Accounts”) at a bank acceptable to Agent into which Agent shall, from time to time, deposit proceeds of Revolving Credit Advances and Swing Line Advances made to such Borrower pursuant to Section 1.1 for use by such Borrower in accordance with the provisions of Section 1.4.

(c)                                  On or before the Closing Date (or such later date as Agent shall consent to in writing), Concentration Account Bank, each bank where a Disbursement Account is maintained and all other Relationship Banks, shall have entered into tri-party blocked account agreements with Agent, for the benefit of itself and Lenders, and the applicable Credit Party thereof, as applicable, in form and substance reasonably acceptable to Agent, which shall become operative on or prior to the Closing Date. Agent hereby agrees that with respect to any Blocked Account Agreement or Concentration Account Agreement, Agent shall not give any “Activation Notice” as defined in such account agreement (each such notice, an “Activation Notice”) unless an Event of Default has occurred and is continuing (the foregoing being referred to herein as an “Activation Event”). Agent further agrees that it shall promptly provide the applicable Relationship Bank or Concentration Account Bank with a written notice rescinding any Activation Notice given by Agent at such time that no Event of Default continues to exist. No Credit Party shall nor shall cause or permit any Subsidiary thereof to, accumulate or maintain cash in Disbursement Accounts or payroll accounts as of any date of determination in excess of $100,000 above the amount of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements. Notwithstanding the foregoing, no Blocked Account Agreements shall be required in connection with any Deposit Accounts that are used solely for the purpose of funding payroll or that constitute trust accounts maintained solely for payment of employee benefits (such as flexible spending accounts) of Borrowers.

(d)                                 So long as no Event of Default has occurred and is continuing, Borrowers may amend Disclosure Schedule (3.19) to add or replace a Relationship Bank or Blocked Account or to replace Concentration Account or Concentration Account Bank or any Disbursement Account; provided, that (i)

C-1

Agent shall have consented in writing in advance to the opening of such account with the relevant bank and (ii) prior to the time of the opening of such account, the applicable Credit Party and such bank shall have executed and delivered to Agent a tri-party blocked account agreement, in form and substance reasonably satisfactory to Agent. The applicable Credit Party shall close any of its accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within thirty (30) days following notice from Agent that the creditworthiness of any bank holding an account is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within sixty (60) days following notice from Agent that the operating performance, funds transfer or availability procedures or performance with respect to accounts of the bank holding such accounts or Agent’s liability under any tri-party blocked account agreement with such bank is no longer acceptable in Agent’s reasonable judgment.

(e)                                  The Blocked Accounts, Disbursement Accounts and the Concentration Account shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which each Credit Party shall have granted a Lien to Agent, on behalf of itself and Lenders, pursuant to the Security Agreement.

(f)                                    All amounts deposited in the Collection Account shall be deemed received by Agent in accordance with Section 1.8 and shall be applied (and allocated) by Agent in accordance with Section 1.9. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.

(g)                                 Each Credit Party shall and shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with such Borrower (each a “Related Person”) to (i) hold in trust for Agent, for the benefit of itself and Lenders, all checks, cash and other items of payment in respect of any and all Collateral received by such Credit or any such Related Person, and (ii) within one (1) Business Day after receipt by such Credit Party or any such Related Person of any such checks, cash or other items of payment, deposit the same into a Blocked Account of such applicable Credit Party. Each Credit Party on behalf of itself and each Related Person acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the Collateral. All proceeds of the sale or other disposition of any Collateral, shall be deposited directly into the applicable Blocked Accounts.

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ANNEX D (Section 2.1(a))
to
CREDIT AGREEMENT

CLOSING CHECKLIST

In addition to, and not in limitation of, the conditions described in Section 2.1 of the Agreement and the items identified in any closing checklist prepared by Agent’s counsel and distributed to Borrowers and Borrowers’ counsel prior to the Closing Date, pursuant to Section 2.1(a), the following items must be received by Agent in form and substance satisfactory to Agent on or prior to the Closing Date (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Annex A to the Agreement):

A.                                   Appendices. All Appendices to the Agreement, in form and substance satisfactory to Agent.

B.                                     Revolving Notes and Swing Line Note. Duly executed originals of the Revolving Notes and Swing Line Note for each applicable Lender, dated the Closing Date.

C.                                     Insurance. Satisfactory evidence that the insurance policies required by Section 5.4 are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as reasonably requested by Agent, in favor of Agent, on behalf of Lenders.

D.                                    Security Interests and Code Filings. (a) Evidence satisfactory to Agent that Agent (for the benefit of itself and Lenders) has, or upon the filing of such documents will have, a valid and perfected first priority security interest in the Collateral (subject to Permitted Encumbrances), including (i) such documents duly executed or authorized by each Credit Party (including financing statements under the Code and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Agent may request in order to perfect its security interests in the Collateral and (ii) copies of Code search reports listing all effective financing statements that name any Credit Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for those relating to the Prior Lender Obligations (all of which shall be terminated on the Closing Date) and Permitted Encumbrances.

(b)                                 Control Letters from (i) all banking institutions with respect to funds held by any Credit Party, (ii) all issuers of uncertificated securities and financial assets held by any Credit Party, (iii) all securities intermediaries with respect to all securities accounts and securities entitlements of any Credit Party, and (iv) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by any Credit Party.

E.                                      Payoff Letter; Termination Statements. Copies of a duly executed payoff letter, in form and substance reasonably satisfactory to Agent, by and between all parties to the Prior Lender loan documents evidencing repayment in full of all Prior Lender Obligations, together with (a) UCC-3 or other appropriate termination statements, in form and substance satisfactory to Agent, manually signed by the Prior Lender releasing all liens of Prior Lender upon any of the personal property of each Credit Party, and (b) termination of all blocked account agreements, bank agency agreements or other similar agreements or arrangements or arrangements in favor of Prior Lender or relating to the Prior Lender Obligations.

F.                                      Intellectual Property Security Agreements. Duly executed counterparts of Trademark Security Agreements, Copyright Security Agreements and Patent Security Agreements, each dated the Closing Date and signed by each Credit Party which owns Trademarks, Copyrights and/or Patents, as applicable, all in form and substance reasonably satisfactory to Agent, together with all instruments, documents and agreements executed pursuant thereto.

G.                                     Initial Notice of Revolving Credit Advance. Duly executed originals of a Notice of Revolving Credit Advance, dated the Closing Date, with respect to the initial Revolving Credit Advance to be requested by Borrower Representative on the Closing Date.

H.                                    Charter and Good Standing. For each Credit Party, such Person’s (a) charter as in effect on the Closing Date, (b) good standing certificates in its state of incorporation and (c) good standing certificates and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority.

I.                                         Bylaws and Resolutions. For each Credit Party, (a) such Person’s bylaws as in effect on the Closing Date and (b) resolutions of such Person’s Board of Directors approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.

J.                                        Incumbency Certificates. For each Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being true, accurate, correct and complete.

K.                                    Opinions of Counsel. Duly executed originals of opinions of Kirkland & Ellis LLP, counsel for the Credit Parties, together with any local counsel opinions reasonably requested by Agent, each in form and substance reasonably satisfactory to Agent and its counsel, dated the Closing Date.

L.                                      Letter of Direction. Duly executed originals of a letter of direction from Borrower Representative addressed to Agent, on behalf of itself and Lenders, with respect to the disbursement on the Closing Date of the proceeds of the initial Revolving Credit Advance.

M.                                 Cash Management System; Blocked Account Agreements. Evidence satisfactory to Agent that, as of the Closing Date, Cash Management Systems complying with Annex C to the Agreement have been established and are currently being maintained in the manner set forth in such Annex C, together with copies of duly executed tri-party blocked account agreements, reasonably satisfactory to Agent, with the banks as required by Annex C.

N.                                    Accountants’ Letter. A letter from the Credit Parties to their independent auditors authorizing the independent certified public accountants of the Credit Parties to communicate with Agent and Lenders in accordance with Section 4.2.

O.                                    Officer’s Certificate. Agent shall have received duly executed originals of a certificate of the Chief Executive Officer and Chief Financial Officer of each Borrower, dated the Closing Date, stating that, since December 31, 2005 (a) no change has occurred or is continuing which has had or would reasonably be expected to have a Material Adverse Effect; (b) there has been no material adverse change in the industry in which any Borrower operates; (c) no Litigation has been commenced which, if successful, would have a Material Adverse Effect or could challenge any of the transactions contemplated by the Agreement and the other Loan Documents; (d) before and after giving effect to the transactions contemplated by the Credit Agreement, each Credit Party will be Solvent; and (e) there has been no material increase in liabilities, liquidated or contingent (other than any increase as a result of the incurrence of the Senior Unsecured Debt), and no material decrease in assets of Borrower or any of its Subsidiaries.

P.                                      [Intentionally Omitted].

Q.                                    Mortgages and Real Estate Related Deliverables.

(a)                                  Duly executed and delivered Mortgages by each applicable Borrower covering all of the Real Estate on which Parks are located that, as of the Closing Date generate at least 71% of the EBITDA of the Borrowers and their Subsidiaries calculated on a trailing twelve month consolidated basis as of the Fiscal Year ended December 31, 2005 (which Parks are identified by name as “Tier 1 Parks” on Disclosure Schedule (5.10) by reference to this subparagraph (a) of this paragraph Q and are referred to herein collectively as the “Tier 1 Parks”), together with evidence that counterparts of the Mortgages have been, or will promptly be, recorded in all places to the extent necessary or desirable, in the reasonable judgment of Agent, to create a valid and enforceable first priority lien (subject to Permitted Encumbrances) on each Mortgaged Property in favor of Agent for the benefit of itself and Lenders (or in favor of such other trustee as may be required or desired under local law).

(b)                                 With respect to the Mortgages required pursuant to the immediately preceding subparagraph (a), the following additional items with respect to the Mortgages, the leases and the Real Estate in respect of Tier 1 Parks that, as of the Closing Date generate at least 69% of the EBITDA of the Borrowers and their Subsidiaries calculated on a trailing twelve month consolidated basis as of the Fiscal Year ended December 31, 2005: (i) title insurance policies (with endorsements and affirmative coverage), together with current as-built surveys, zoning letters and such other documents, instruments or agreements reasonably requested by Agent; (ii) a memorandum of Lease (in recordable form) with respect to each of the Park leases for such Tier 1 Parks, and (iii) an opinion of counsel in each state in which such Tier 1 Parks are located from counsel reasonably satisfactory to Agent, provided, however, that no new or updated surveys shall be required with respect to any such Real Estate where Borrowers have provided to Agent copies of ALTA existing surveys to the extent the title insurance policies covering such Real Estate remove the survey exception and otherwise contain satisfactory endorsements and affirmative coverage as identified by Agent’s counsel to such Borrower’s counsel in writing prior to the closing date, and provided, further, that that no new or updated surveys shall be required with respect to (x) such Real Estate consisting of the five Boomers! Parks located in Fountain Valley, Irvine, Livermore, Modesto and San Diego, California as to which Borrower does not have any existing survey to the extent that the title insurance policies covering such Real Estate remove the survey exception and otherwise contain satisfactory endorsements and affirmative coverages as identified by Agent’s counsel to such Borrower’s counsel in writing prior to the closing date as to Parks where no existing survey is available, and (y) as to the Boomers! Park in Dania, Florida Park, for which no acceptable survey is available and for which any leasehold insurance policy will contain a survey exception.

(c)                                  Landlord’s lien waiver, access agreements and consents (in recordable form) duly executed by each landlord and the applicable Borrower tenant with respect to each of the Park leases for Parks (other Kingswood, Texas) that, as of the Closing Date generate at least 39% of the EBITDA of the Borrowers and their Subsidiaries calculated on a trailing twelve month consolidated basis as of the Fiscal Year ended December 31, 2005.

R.                                     Environmental Reports. Agent shall have received Phase I Environmental Site Assessment Reports, consistent with American Society of Testing and Materials (ASTM) Standard E 1527-00 (or the current ASTM standard for Phase I environmental site assessment reports), and applicable state requirements, on all of the Real Estate, dated no more than 6 months prior to the Closing Date, prepared by environmental engineers reasonably satisfactory to Agent, all in form and substance reasonably satisfactory to Agent, in its sole discretion. Agent shall have received letters executed by the environmental firms preparing such environmental reports, in form and substance reasonably satisfactory to Agent, authorizing Agent and Lenders to rely on such reports.

S.                                      Audited Financials; Financial Condition. Agent shall have received the Financial Statements, Projections and other materials set forth in Section 3.4, certified by Borrower Representative’s Chief Financial Officer, in each case in form and substance reasonably satisfactory to Agent. Agent shall have further received a certificate of the Chief Executive Officer and/or the Chief Financial Officer of each Borrower, based on such Pro Forma and Projections, to the effect that (a) the Pro Forma fairly presents the financial condition of such Borrower as of the date thereof after giving effect to the transactions contemplated by the Loan Documents; (b) the Projections are based upon estimates and assumptions stated therein, all of which such Borrower believes to be reasonable and fair in light of current conditions and current facts known to such Borrower and, as of the Closing Date, reflect such Borrower’s good faith and reasonable estimates of its future financial performance and of the other information projected therein for the period set forth therein; and (c) containing such other statements with respect to matters related thereto as Agent shall reasonably request.

T.                                     Other Collateral Documents. Duly executed originals of all of the other Collateral Documents, dated the Closing Date, and all documents, instruments and agreements executed pursuant thereto.

U.                                    Appointment of Agent for Service. An appointment of CT Corporation as each Credit Party’s agent for service of process in New York.

V.                                     Master Standby Agreement. A Master Agreement for Standby Letters of Credit among Borrowers and GE Capital.

W.                                Assignment of Representations, Warranties, Covenants, Indemnities and Rights. Agent shall have received a duly executed copy of an Assignment of Representations, Warranties, Covenants, Indemnities and Rights in respect of Holdings and Borrowers’ rights under the Acquisition Agreement, which assignment shall be expressly permitted under the Acquisition Agreement or shall have been consented to by the Seller in writing.

X.                                    Master Documentary Agreement. A Master Agreement for Documentary Letters of Credit among Borrowers and GE Capital.

Y.                                     Cyberbank Agreement. A Cyberbank Agreement among the Borrowers, Agent and Wachovia Bank, N.A.

Z.                                     Other Documents. Such other certificates, documents and agreements respecting any Credit Party as Agent may reasonably request.

ANNEX E (Section 4.1(a))
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CREDIT AGREEMENT

FINANCIAL STATEMENTS AND PROJECTIONS — REPORTING

Borrowers shall deliver or cause to be delivered to Agent or to Agent and Lenders, as indicated, the following:

(a)                                  Monthly Financials. To Agent, within forty-five (45) days after the end of the Fiscal Months for July and August in each year, financial information regarding Borrowers and their Subsidiaries, certified by the Chief Financial Officer of Borrower Representative, consisting of consolidated and consolidating (i) unaudited balance sheets as of the close of such Fiscal Month and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Month; and (ii) unaudited statements of income and cash flows for such Fiscal Month, setting forth in comparative form the figures for the months of July and August in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments). Such financial information shall be accompanied by the certification of the Chief Financial Officer of Borrower Representative that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position and results of operations of Borrowers and their Subsidiaries, on a consolidated and consolidating basis, in each case as at the end of such Fiscal Month and for that portion of the Fiscal Year then ended and (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

(b)                                 Quarterly Financials. To Agent, within forty-five (45) days after the end of each Fiscal Quarter, consolidated financial information regarding Borrowers and their Subsidiaries, certified by the Chief Financial Officer (or the treasurer or any other senior executive officer of Borrower Representative acting in such capacity as chief financial officer) of Borrower Representative, including (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes). Such financial information shall be accompanied by (A) a statement by the Chief Financial Officer (or the treasurer or any other senior executive officer of Borrower Representative acting in such capacity as chief financial officer) of Borrower Representative in reasonable detail (each, a “Compliance Certificate”) showing the calculations used in determining compliance with each of the Financial Covenants that is tested on a quarterly basis and (B) the certification of the Chief Financial Officer of Borrower Representative that (i) such financial information presents fairly in all material respects in accordance with GAAP (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of Borrowers and their Subsidiaries, on a consolidated basis, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default. In addition, Borrowers shall deliver to Agent, within forty-five (45) days after the end of each Fiscal Quarter, to the extent not included in a report on Form 10-Q filed by such Borrower with respect to such Fiscal Quarter, a management discussion and analysis that includes a comparison to budget for that Fiscal Quarter and a comparison of performance for that Fiscal Quarter to the corresponding period in the prior year.

(c)                                  Operating Plan. To Agent, as soon as available, but not later than thirty (30) days after the end of each Fiscal Year, an annual operating plan for Borrowers, approved by the Board of Directors of Borrowers, for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes monthly balance sheets and a monthly budget for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit, cash flow projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities.

(d)                                 Annual Audited Financials. To Agent, within ninety (90) days after the end of each Fiscal Year, audited Financial Statements for Borrowers and their Subsidiaries on a consolidated basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification, by an independent certified public accounting firm of national standing or otherwise acceptable to Agent. Such Financial Statements shall be accompanied by (i) a Compliance Certificate showing the calculations used in determining compliance with each of the Financial Covenants, (ii) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred with respect to the Financial Covenants (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (iii) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, and (iv) the certification of the Chief Executive Officer or Chief Financial Officer (or the treasurer or any other senior executive officer of Borrower Representative acting in such capacity as chief financial officer) of Borrower Representative that all such Financial Statements present fairly in all material respects in accordance with GAAP the financial position, results of operations and statements of cash flows of Borrowers and their Subsidiaries on a consolidated basis, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

(e)                                  Management Letters. To Agent, within ten (10) days after receipt thereof by any Credit Party, copies of all management letters, exception reports or similar letters or reports received by such Credit Party from its independent certified public accountants.

(f)                                    Default Notices. To Agent, as soon as practicable, and in any event within five (5) Business Days after any Authorized Officer of any Credit Party has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

(g)                                 SEC Filings and Press Releases. To Agent, promptly upon their becoming available, copies of:  (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Credit Party to its security and debt holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the SEC or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Credit Party to the public concerning material changes or developments in the business of any such Person.

(h)                                 Senior Unsecured Debt. To Agent, as soon as practicable, copies of all material written notices given or received by any Credit Party with respect to any Senior Unsecured Debt of such Person, and, within two (2) Business Days after any Credit Party obtains knowledge of any matured or unmatured event of default with respect to any Senior Unsecured Debt, notice of such event of default.

(i)                                     Supplemental Schedules. To Agent, supplemental disclosures, if any, required by Section 5.6.

(j)                                     Litigation. To Agent in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened against any Credit Party that (i) seeks damages in excess of $250,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Credit Party or ERISA Affiliate in connection with any Plan, (iv) alleges criminal misconduct by any Credit Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities; or (vi) involves any product recall.

(k)                                  Insurance Notices. To Agent, disclosure of losses or casualties required by Section 5.4.

(l)                                     Lease Default Notices. To Agent, (i) within two (2) Business Days after receipt thereof, copies of any and all default notices received under or with respect to any leased location or other location where any of the Collateral is located, and (ii) such other notices or documents as Agent may reasonably request.

(m)                               [Intentionally Omitted].

(n)                                 Lease Amendments. To Agent, within two (2) Business Days after receipt thereof, copies of all material amendments to leases in respect of Real Estate.

(o)                                 Hedging Agreements. To Agent within two (2) Business Days after entering into such agreement or amendment, copies of all interest rate, commodity or currency hedging agreements or amendments thereto.

(p)                                 Other Documents. To Agent, such other financial and other information respecting any Credit Party’s business or financial condition as Agent or any Lender shall, from time to time, reasonably request.

ANNEX F (Section 4.1(b))

to

CREDIT AGREEMENT

COLLATERAL REPORTS

Borrowers shall deliver or cause to be delivered the following:

(a)                                  To Agent, at the time of delivery of each of the quarterly Financial Statements delivered pursuant to Annex E, a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Quarter;

(b)                                 Each Borrower, at its own expense, shall deliver to Agent such appraisals of its assets as Agent may request, provided that all such appraisals shall be at Agent’s sole cost and expense unless an Event of Default has occurred and is continuing at the time of such request, in which case, such appraisals shall be at Borrowers’ sole cost and expense. All such appraisals shall be conducted by an appraiser, and in form and substance reasonably satisfactory to Agent; and

(c)                                  Such other reports, statements and reconciliations with respect to the Collateral or Obligations of any or all Credit Parties as Agent shall from time to time request in its reasonable discretion.

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ANNEX G (Section 6.10)
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CREDIT AGREEMENT

FINANCIAL COVENANTS

Borrowers shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

(a)                                  Maximum Capital Expenditures. Borrowers and their Subsidiaries on a consolidated basis shall not make Capital Expenditures during the following periods that exceed in the aggregate the amounts set forth opposite each of such periods:

Fiscal Year Ending	Maximum Capital Expenditures
December 31, 2006	An amount equal to the greater of (i) $16,500,000 and (ii) 40% of the EBITDA of the Borrowers and their Subsidiaries on a consolidated basis for the twelve months ending on December 31, 2006
December 31, 2007	An amount equal to the greater of (i) $14,500,000 and (ii) 40% of the EBITDA of the Borrowers and their Subsidiaries on a consolidated basis for the twelve months ending on December 31, 2007
December 31, 2008	An amount equal to the greater of (i) $14,500,000 and (ii) 40% of the EBITDA of the Borrowers and their Subsidiaries on a consolidated basis for the twelve months ending on December 31, 2008
December 31, 2009	An amount equal to the greater of (i) $14,500,000 and (ii) 40% of the EBITDA of the Borrowers and their Subsidiaries on a consolidated basis for the twelve months ending on December 31, 2009
December 31, 2010	An amount equal to the greater of (i) $14,500,000 and (ii) 40% of the EBITDA of the Borrowers and their Subsidiaries on a consolidated basis for the twelve months ending on December 31, 2010

December 31, 2011	An amount equal to the greater of (i) $14,500,000 and (ii) 40% of the EBITDA of the Borrowers and their Subsidiaries on a consolidated basis for the twelve months ending on December 31, 2011
December 31, 2012	An amount equal to the greater of (i) $14,500,000 and (ii) 40% of the EBITDA of the Borrowers and their Subsidiaries on a consolidated basis for the twelve months ending on December 31, 2012

; provided, however, that the amount of permitted Capital Expenditures referenced above will be increased in any Fiscal Year by the positive amount equal to the lesser of (i) 50% of the amount of permitted Capital Expenditures for the immediately preceding Fiscal Year, and (ii) the amount (if any), equal to the difference obtained by taking the Capital Expenditures limit specified above for the immediately prior Fiscal Year period minus the actual amount of any Capital Expenditures expended during such immediately prior Fiscal Year (the “Carry Over Amount”), and for purposes of measuring compliance herewith, the Carry Over Amount shall be deemed to be the last amount spent on Capital Expenditures in that succeeding year. Solely for purposes of determining compliance with this Financial Covenant, Capital Expenditures made during any Fiscal Year shall not be deemed to include any Capital Expenditures to the extent funded with (x) cash equity contributions provided by Sponsor or any other Person to Holdings for such purpose during such Fiscal Year, provided that neither Holdings nor any other Credit Party has any obligation at any time to repay any such equity contributions, (y) any Capital Expenditures constituting reinvestments from the proceeds of any asset sales or Recovery Events made in compliance with the reinvestment provisions set forth in Section 1.3(b)(ii) and made during such Fiscal Year, or (z) any Capital expenditures to the extent and only to the extent that Borrowers have been reimbursed in cash for such Capital Expenditures during such Fiscal Year from a Person other than a Credit Party, and neither Holdings nor any other Credit Party has any obligation at any time to repay any such cash reimbursements of Capital Expenditures.

(b)                                 Minimum Fixed Charge Coverage Ratio. Borrowers and their Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter on and after the Closing Date, a Fixed Charge Coverage Ratio as of the last day of such Fiscal Quarter and for the 12-month period then ended of not less than 1.30 to 1.00.

(c)                                  Maximum Leverage Ratio. Borrowers and their Subsidiaries shall have on a consolidated basis, at the end of each Fiscal Quarter on and after the Closing Date, a Leverage Ratio as of the last day of such Fiscal Quarter and for the 12-month period then ended of not more than 6.25 to 1.00.

Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. If any “Accounting Changes” (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrowers, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrowers’ and their

Subsidiaries’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. “Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by any Borrower’s certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period. If Agent, Borrowers and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Agent, Borrowers and Requisite Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change. For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex G shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Agent.

ANNEX H (Section 1.1(c))
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CREDIT AGREEMENT

LENDERS’ WIRE TRANSFER INFORMATION

H-1

ANNEX I (Section 11.10)
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CREDIT AGREEMENT

NOTICE ADDRESSES

(A)	If to Agent or GE Capital, at
General Electric Capital Corporation
201 Merritt 7
Norwalk, CT 06851-5201
Attention: Festival Fun Parks, LLC Account Manager
Telecopier No.: 203-956-4543
Telephone No.: 203-956-4775

with copies to:

Kilpatrick Stockton LLP
Suite 2800
1100 Peachtree Street
Atlanta, Georgia 30309
Attention: Hilary P. Jordan, Esq.
Telecopier No.: 404-541-3256
Telephone No.: 404-815-6362

and

(B)	General Electric Capital Corporation
201 Merritt 7
Norwalk, CT 06851-5201
Attention: Corporate Counsel-Corporate Lending
Telecopier No.: 203 -956 -4528
Telephone No.: 203-956-4775

(C)	If to any Borrower, other Credit Party or Borrower Representative, at
c/o Palace Entertainment Holdings, Inc.
4590 MacArthur Blvd, Suite 400
Newport Beach, CA 92660

Attention: John Cora
Telecopier No.: 949-261-1414
Telephone No.: 949-261-0404
with copies to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601-6636
Attention: Andrew Herman, Esq.
Telecopier No.: 202-654-9454
Telephone No.: 202-879-5224

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(D)	If to Lender, at
General Electric Capital Corporation
201 Merritt 7
Norwalk, CT 06851-5201
Attention: Festival Fun Parks, LLC Account Manager
Telecopier No.: 203-956-4543
Telephone No.: 203-956-4775

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ANNEX J (from Annex A - Commitments definition)
to
CREDIT AGREEMENT

Lender(s):

GENERAL ELECTRIC CAPITAL CORPORATION

Revolving Loan Commitment
(including a Swing Line Commitment
of $2,500,000):                                                                                                                                                                     $40,000,000

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